                                 SCHEDULE 14C

                                (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                           SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

CHECK THE APPROPRIATE BOX:

[X] PRELIMINARY INFORMATION STATEMENT      [ ] CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED
                                               BY RULE 14C-5(D)(2)).

[ ] DEFINITIVE INFORMATION STATEMENT


                               BIRD CORPORATION
                               ----------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14C-5(G) AND 0-11.

(1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
          COMMON STOCK, PAR VALUE $1 PER SHARE
          $1.85 CUMULATIVE CONVERTIBLE PREFERENCE STOCK, PAR VALUE $1.00
          PER SHARE

(2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:
          170,354 SHARES OF COMMON STOCK, PAR VALUE $1 PER SHARE
          41,565 SHARES OF $1.85 CUMULATIVE CONVERTIBLE PREFERENCE STOCK, PAR VALUE $1.00 PER SHARE

(3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

          COMMON STOCK, PAR VALUE $1 PER SHARE, $5.50 PER SHARE
          41,565 SHARES OF $1.85 CUMULATIVE CONVERTIBLE PREFERENCE STOCK, PAR VALUE $1.00 PER SHARE, $20 PER SHARE

(4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:
                              $1,768,247

(5) TOTAL FEE PAID:
                              $353.64


               [ ] FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.


(1) AMOUNT PREVIOUSLY PAID:

(2) FORM, SCHEDULE OR REGISTRATION NO.:

(3) FILING PARTY:

(4) DATE FILED:

PRELIMINARY MATERIAL


LOGO
BIRD
CORPORATION                                                         [    , 1998]

To Our Stockholders:

  You are cordially invited to attend a special meeting (the "Special Meeting") of the stockholders of Bird Corporation (the "Company"), to be held
on [       , 1998] at [   ]., local time, at             .

  At the Special Meeting, those of you who are holders of the Company's common stock, par value $1 per share (the "Common Shares"), or the Company's $1.85 Cumulative Convertible Preference Stock, par value $1 per share ("Preference Shares", and together with the Common Shares, the "Shares"), at the close of
business on        , 1998 will be entitled to consider and vote upon a
proposal to approve and adopt an Agreement and Plan of Merger, dated as of January 12, 1998 (the "Merger Agreement"), among the Company, CertainTeed Corporation, a Delaware corporation ("CertainTeed"), and BI Expansion II Corp., a Massachusetts corporation and a wholly owned subsidiary of CertainTeed ("Acquisition Sub"), pursuant to which Acquisition Sub will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a subsidiary of CertainTeed. In the Merger, each Share outstanding on the effective date of the Merger (the "Effective Date") (other than Shares held by stockholders who perfect their appraisal rights under Massachusetts law, Shares held in the Company's treasury, and Shares held directly by Acquisition Sub or CertainTeed) will be converted into the right to receive $5.50 per share (in the case of Common Shares) and $20 per share, which amount will not be adjusted for any dividends accrued and unpaid through the Effective Date (in the case of Preference Shares), in each case in cash, without interest. All outstanding shares of the Company's 5% Cumulative Preferred Stock, par value $100 per share (the "5% Stock"), will remain issued and outstanding after the Merger and are expected to be called for redemption and retirement as soon as practicable following the Merger at a price equal to $110 per share, plus all accrued and unpaid dividends through the date of redemption and retirement. Details of the Merger and other important information are set forth in the enclosed Information Statement, which you are urged to read carefully.

  As previously communicated in the Tender Offer Statement on Schedule 14D-9 mailed to stockholders in January of this year, your Board of Directors believes that the Merger is in the best interests of the Company and its stockholders. In arriving at its decision to recommend the Merger, the Board of Directors carefully reviewed and considered the terms and conditions of the Merger Agreement and the factors described in the enclosed Information Statement.

  The Merger is the second step in a two-part transaction, the purpose of which is the acquisition of the Company by CertainTeed. On January 16, 1998, Acquisition Sub commenced a tender offer (the "Offer") to purchase all outstanding Common Shares and Preference Shares at a price of $5.50 per Common Share and $20, without any adjustment for dividends accrued and unpaid through the expiration date of the Offer, per Preference Share. In the Offer, which expired at midnight, February 13, 1998 (the "Expiration Date"), Acquisition Sub acquired approximately 95% of the outstanding Common Shares and approximately 95% of the outstanding Preference Shares.

  CertainTeed and Acquisition Sub agreed in the Merger Agreement to vote all Shares acquired in the Offer in favor of the Merger. Approval of the Merger Agreement requires the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding Common Shares and 66 2/3% of the issued and outstanding Preference Shares. Accordingly, Acquisition Sub has sufficient voting power to approve the Merger Agreement without the vote of any other stockholder of the Company.

  Holders of 5% Stock are receiving notice of, and may attend but not vote at, the Special Meeting.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

                                          Sincerely,

                                          RICHARD C. MALOOF
                                          President

PRELIMINARY MATERIAL

                               BIRD CORPORATION
                             1077 PLEASANT STREET
                               NORWOOD, MA 02062

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                       , 1998

  Notice is hereby given that a special meeting (the "Special Meeting") of
stockholders of Bird Corporation (the "Company") will be held on       , 1998
at [   ] a.m., local time, at           to consider and act upon the
following:

  1. The approval of an Agreement and Plan of Merger, dated as of January 12, 1998 (the "Merger Agreement"), among the Company, CertainTeed Corporation, a Delaware corporation ("CertainTeed"), and BI Expansion II Corp., a Massachusetts corporation and a wholly owned subsidiary of CertainTeed ("Acquisition Sub"), pursuant to which Acquisition Sub will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a subsidiary of CertainTeed. In the Merger, each share of the Company's common stock, par value $1 per share ("Common Shares"), outstanding on the effective date of the Merger (the "Effective Date") and each share of the Company's $1.85 Cumulative Convertible Preference Stock, par value $1 per share ("Preference Shares", and together with Common Shares, the "Shares"), outstanding on the Effective Date other than Shares held by stockholders who perfect their appraisal rights under Massachusetts law, Shares held in the Company's treasury, and Shares held by Acquisition Sub or CertainTeed) will be converted into the right to receive $5.50 per share (in the case of Common Shares) and $20 per share, which amount will not be adjusted for any dividends accrued and unpaid through the Effective Date (in the case of Preference Shares), in each case in cash, without interest. All outstanding shares of the Company's 5% Cumulative Preferred Stock, par value $100 per share (the "5% Stock"), will remain issued and outstanding after the Merger and are expected to be called for redemption and retirement as soon as practicable following the Merger at a price equal to $110 per share, plus all accrued and unpaid dividends through the date of redemption and retirement. Details of the Merger and other important information are set forth in the enclosed Information Statement, which you are urged to read carefully.

  2. The transaction of such other business as may properly come before the Special Meeting and any adjournment thereof.

  Reference is hereby made to the accompanying Information Statement for more complete information concerning the matters to be acted upon at the Special Meeting.

  Only holders of record of Common Shares and/or Preference Shares (except as
indicated below) at the close of business on [      , 1998] (the "Record
Date") are entitled to vote at the Special Meeting on the approval and adoption of the Merger Agreement, including the consummation of the transactions contemplated thereby. Holders of record of 5% Stock on the Record Date are entitled to notice of, but not to vote at, the Special Meeting.

  The Merger is the second step in a two-part transaction, the purpose of which is the acquisition of the Company by CertainTeed. On January 16, 1998, Acquisition Sub commenced a tender offer (the "Offer") to purchase all outstanding Common Shares and Preference Shares at a price of $5.50 per Common Share and $20, without any adjustment for any dividends accrued and unpaid through the expiration date of the Offer, per Preference Share. In the Offer, which expired at midnight, February 13, 1998 (the "Expiration Date"), Acquisition Sub acquired approximately 95% of the outstanding Common Shares and approximately 95% of the outstanding Preference Shares.

  CertainTeed and Acquisition Sub agreed in the Merger Agreement to vote all Shares acquired in the Offer in favor of the Merger. Approval of the Merger Agreement requires the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding Common Shares and 66 2/3% of the issued and outstanding Preference Shares. Accordingly, Acquisition Sub has sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

  Pursuant to Section 85 of the Massachusetts Business Corporation Law (the "MBCL"), Chapter 156B of the Massachusetts General Laws, if the Merger Agreement is approved by the holders of Common Shares and by the holders of Preference Shares at the Special Meeting and the Merger is effected by the Company, any stockholder (i) who files with the Company, before the taking of the vote on the approval of the Merger Agreement, written objection to the Merger stating that such stockholder intends to demand payment for such stockholder's shares if the Merger is consummated, and (ii) in the case of holders of Common Shares and holders of Preference Shares, whose shares are not voted in favor of the Merger Agreement (including any holder of Common Shares or Preference Shares who abstains, which abstention will be treated as a "no" vote for purposes of determining whether the Merger Agreement has been adopted or approved), may have the right to demand in writing from the Company, within 20 days after the date of mailing to such stockholder of notice in writing that the Merger has become effective, payment for such stockholder's shares and an appraisal of the value thereof. The Company and any such stockholder shall in such cases have the rights and duties and shall follow the procedures set forth in Sections 88 to 98, inclusive, of the MBCL.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

                                          By order of the Board of Directors

                                          Frank S. Anthony
                                          Clerk

[    , 1998]

PRELIMINARY MATERIAL

                               BIRD CORPORATION
                             1077 PLEASANT STREET
                               NORWOOD, MA 02062
                                (781) 551-0656

                               ----------------

                           INFORMATION STATEMENT FOR
                 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON

                                       , 1998

                                 INTRODUCTION

  This Information Statement is being furnished on behalf of the Board of Directors (the "Board") of Bird Corporation, a Massachusetts corporation (the "Company"), to holders as of the Record Date (as defined below) of common stock, par value $1 per share ("Common Shares"), and $1.85 Cumulative Convertible Preference Stock, par value $1 per share ("Preference Shares"), of the Company, in connection with a special meeting (the "Special Meeting") of
stockholders of the Company to be held on [      , 1998] at          , at [  ]
a.m., local time. This Information Statement is also being furnished to holders as of the Record Date of the Company's 5% Cumulative Preferred Stock, par value $100 per share ("5% Stock"), who are entitled to notice of, but not to vote at, the Special Meeting. The date on which this Information Statement
is first being mailed or given to stockholders is on or about [   , 1998].

  At the Special Meeting, holders of Common Shares and Preference Shares will be entitled to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of January 12, 1998 (the "Merger Agreement") among the Company, CertainTeed Corporation, a Delaware corporation ("CertainTeed"), and BI Expansion II Corp., a Massachusetts corporation and a wholly owned subsidiary of CertainTeed ("Acquisition Sub"), pursuant to which Acquisition Sub will be merged (the "Merger") with and into the Company, with the Company surviving the Merger (the "Surviving Company") as a subsidiary of CertainTeed. In the Merger, each Share outstanding on the effective date of the Merger (the "Effective Date") (other than Shares held by stockholders who perfect their appraisal rights under Massachusetts law, Shares held in the Company's treasury, and Shares held by Acquisition Sub or CertainTeed) will be converted into the right to receive (in the case of Common Shares) $5.50 per Common Share and (in the case of Preference Shares) $20, which amount will not be adjusted for any dividends accrued and unpaid through the Effective Date, per Preference Share, in each case in cash, without interest. The 5% Stock will remain issued and outstanding after the Merger and are expected to be called for redemption and retirement as soon as practicable thereafter at a price equal to $110 per share, plus all accrued and unpaid dividends through the date of redemption and retirement.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

  The Merger is the second step in a two-part transaction, the purpose of which is the acquisition of the Company by CertainTeed. On January 16, 1998, Acquisition Sub commenced a tender offer (the "Offer") for all outstanding Common Shares and Preference Shares at a price of $5.50 per Common Share and $20, without any adjustment for any dividends accrued and unpaid through the date of the expiration of the Offer, per Preference Share, in each case net to the seller in cash, without interest thereon. In the Offer, which expired at midnight, February 13, 1998, (the "Expiration Date"), Acquisition Sub acquired approximately 95% of the outstanding Common Shares and approximately 95% of the outstanding Preference Shares.

  CertainTeed and Acquisition Sub agreed in the Merger Agreement to vote all Shares acquired by Acquisition Sub in the Offer in favor of the Merger. Approval of the Merger Agreement requires the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding Common Shares and 66 2/3% of the issued and outstanding Preference Shares. Accordingly, Acquisition Sub has sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

  Only holders of record of Common Shares or Preference Shares at the close of
business on [      , 1998] (the "Record Date") are entitled to vote at the
Special Meeting on the approval and adoption of the Merger Agreement, including the consummation of the transactions contemplated thereby.

  No person has been authorized to give any information or to make any representation other than those contained in this Information Statement in connection with the matters to be acted upon at the Special Meeting and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. All information pertaining to CertainTeed and Acquisition Sub contained in this Information Statement has been supplied by CertainTeed.

                               ----------------

           The date of this Information Statement is [      , 1998].

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY....................................................................   1
THE SPECIAL MEETING........................................................   9
  Time, Date and Place of the Special Meeting..............................   9
  Matters to be Considered at the Special Meeting..........................   9
  Voting and Record Date...................................................   9
THE MERGER.................................................................  10
  The Company..............................................................  10
  CertainTeed and Acquisition Sub..........................................  10
  Background and Reasons for the Merger....................................  10
  Reasons for the Board's Approval of the Merger Agreement.................  14
  Opinion of Lehman Brothers...............................................  15
  Interests of Certain Persons in the Merger...............................  17
  Certain Regulatory Matters...............................................  18
  Accounting Treatment.....................................................  19
  Federal Income Tax Consequences..........................................  19
  Effect of the Merger on the Company's Stockholders.......................  20
  Dissenting Stockholders' Rights..........................................  20
THE MERGER AGREEMENT.......................................................  22
  General..................................................................  22
  Effective Date of the Merger.............................................  22
  Exchange of Certificates and Payment of Cash Merger Consideration........  22
  Dissenting Stockholders' Rights..........................................  23
  Conditions to the Merger.................................................  24
  Termination of the Merger Agreement......................................  24
  Procedure for Termination and Amendment..................................  25
  Fees and Expenses........................................................  25
  Directors................................................................  25
  Stock Options............................................................  25
  Indemnification and Insurance............................................  26
  Representations and Warranties...........................................  26
  The Stockholder Agreement................................................  27
  Plans for the Company....................................................  27
  Appraisal Rights.........................................................  27
  Going Private Transactions...............................................  27
  Dividends and Distributions..............................................  27
CERTAIN INFORMATION WITH RESPECT TO THE COMPANY'S STOCK....................  28
SELECTED CONSOLIDATED FINANCIAL DATA.......................................  30

                                                                            PAGE
                                                                            ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATION.................................................................   32
  Acquisition By CertainTeed..............................................   32
  Financial Condition.....................................................   32
  Environmental Matters...................................................   33
  Insurance and Product Liability Claims..................................   35
  Legal Matters...........................................................   35
  Results of Operations...................................................   36
  Inflation...............................................................   37
ADDITIONAL INFORMATION ABOUT THE COMPANY..................................   38
  Significant Business Develoment.........................................   38
  Housing Group...........................................................   38
  Compliance with Certain Environmental Laws..............................   40
  Employees...............................................................   40
  Properties..............................................................   40
  Legal Proceedings.......................................................   40
  Insurance and Product Liability Claims..................................   40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............   42
OTHER MATTERS.............................................................   42
INDEX OF FINANCIAL STATEMENTS AND SCHEDULES...............................  F-1
ANNEXES
I. Agreement and Plan of Merger
II. Sections 85-98 of the Massachusetts Business Corporation Law
III. Opinion of Lehman Brothers

                                    SUMMARY

  The following is a summary of certain information contained in this Information Statement. This summary is not intended to be a complete statement of all information, facts or materials relevant to the matters to be voted upon at the Special Meeting and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Information Statement, the Annexes hereto and the documents referred to herein. Stockholders are urged to read this Information Statement and the Annexes hereto in their entirety. All references to the "Company" include the Company and its subsidiaries unless otherwise indicated by the context.

THE SPECIAL MEETING

Time, Date and Place of the
 Special Meeting............
                              The Special Meeting will be held at        on
                                   , 1998, at [       ], local time.

Matters To Be Considered at
 the Special Meeting........
                              The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement, including the consummation of the transactions contemplated thereby. See "THE MERGER" and "THE MERGER AGREEMENT."

Record Date; Shares           Only holders of record of Common Shares or
Entitled To Vote............  Preference Shares on the Record Date are entitled to vote at the Special Meeting on the approval and adoption of the Merger Agreement, including the consummation of the transactions contemplated thereby. See "THE SPECIAL MEETING--Voting and
                              Record Date."

Required Vote...............  The affirmative vote of the holders of at least
                              66 2/3% of the Common Shares outstanding on the Record Date and the affirmative vote of the holders of at least 66 2/3% of the Preference Shares outstanding on the Record Date, each voting as a separate class, are required to approve the Merger Agreement. Abstentions shall be treated as "no" votes for purposes of determining whether the Merger has been approved. Acquisition Sub has sufficient voting power to approve the Merger Agreement without the vote of any other stockholder of the Company. See "THE SPECIAL MEETING--Voting and Record Date--Approval of the Merger."

THE MERGER

The Company.................  The Company, a Massachusetts corporation, is primarily involved in the business of roofing manufacturing, sales and marketing. The address of the Company's principal executive office is 1077 Pleasant Street, Norwood, Massachusetts 02062 and its telephone number is (781) 551-0656. See "THE MERGER--The Company."

CertainTeed and Acquisition   The principal business of CertainTeed is the
 Sub........................  manufacture of building materials (roofing, vinyl siding, vinyl windows, ventilation products, vinyl fence and railing, and piping products) and fiberglass products (insulation and reinforcements). Acquisition Sub, a wholly owned subsidiary of CertainTeed, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The address of the principal executive offices of CertainTeed and Acquisition Sub is 750 East Swedesford Road,
                              Valley Forge, Pennsylvania 19482, and their telephone number is (610) 341-7000. See "THE
                              MERGER--CertainTeed and Acquisition Sub."

Background and Reasons for
 the Merger.................
                              The Offer and the Merger represent the
                              culmination of numerous steps undertaken by the Company over the past several years in an effort to stem continuing losses, to reduce debt and to find a strategic partner to invest in the operations of the Company or a buyer to purchase all or a substantial part of the Company. See "THE MERGER--Background and Reasons for the Merger."

Board of Directors Approval
 of the Merger Agreement....
                              The Board has determined that the terms of the Merger are fair to and in the best interests of the Company and its stockholders and has unanimously approved the Merger Agreement and the consummation of the transactions contemplated thereby. The Board's decision to enter into the Merger Agreement was based upon its evaluation of a number of factors discussed in detail below, including the opinion of the Company's financial advisor. See "THE MERGER--Background and Reasons for the Merger," "--Reasons for the Board's Approval of the Merger Agreement" and "--Opinion of Financial Advisor."

Opinion of Financial          Lehman Brothers has rendered a written opinion
 Advisor....................  dated January 12, 1998 to the Board to the effect that, in its opinion, subject to the matters set forth in its opinion, the consideration to be received by the stockholders pursuant to the Merger is fair to such stockholders from a financial point of view. See "THE MERGER--Opinion of Financial Advisor." A copy of such opinion, which sets forth the assumptions made, the matters considered and the limits of Lehman
                              Brothers review, is attached to this Information
                              Statement as Annex III and should be read in its entirety.

Interests of Certain
 Persons in the Merger......
                              As a result of the "change in control" which occurred upon the completion of the Offer, Richard C. Maloof, the Company's President and Chief Operating Officer, received a payment of $720,000 under his employment agreement with the Company and a payment of $135,000 under the Company's 1998 Management Incentive Compensation Program (the "1998 MICP") and Frank S. Anthony, the Company's Vice President and General Counsel, received a payment of $50,000 under the 1998 MICP. The Merger Agreement provides, subject to the terms thereof, for the survival of certain indemnification rights of the directors and officers of the Company for a period of five years after the Effective Date and, subject to the terms thereof, obligates CertainTeed to use all reasonable efforts to maintain directors' and officers' liability insurance covering the directors and officers of the Company currently covered under the Company's policy for a period of two years after the Effective Date. CertainTeed has had preliminary discussions with Messrs. Maloof and Anthony regarding continued employment with the Surviving Company, but these discussions have not yet resulted in any written commitments by any of the parties. See "THE MERGER--Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT--Indemnification and Insurance."

Certain Regulatory Matters..  The Offer was subject to the requirements of the
                              Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), which provides that certain transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. Compagnie de Saint-Gobain ("Saint-Gobain"), Certain Teed's indirect corporate parent, and the Company filed the required information and material with the Antitrust Division and the FTC on January 15, 1998 and January 23, 1998 in connection with the Offer. The waiting period under the HSR Act was terminated on January 29, 1998. The Company does not believe that any other material regulatory approvals are required for consummation of the Merger. See "THE MERGER--Certain Regulatory Matters."

Accounting Treatment........  The Merger will be accounted for by CertainTeed as a purchase of the Company under generally accepted accounting principles. See "THE MERGER-- Accounting Treatment."

Federal Income Tax            The receipt of cash by holders of Common Shares
 Consequences...............  and Preference Shares pursuant to the Merger or upon the exercise of dissenters' rights will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. All stockholders should consult their own tax advisors as to the particular tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and of any state, local, and foreign laws. See "THE MERGER--Federal Income Tax
                              Consequences."

Effect of the Merger on the
Company's Stockholders......
                              As a result of the Merger (assuming the
                              redemption of the 5% Stock as required by the Merger Agreement), the entire equity interest in the Company will be owned by CertainTeed and the Company's current stockholders will no longer have any equity interest in the Company. See "THE MERGER--Effect of the Merger on the Company's Stockholders."

Dissenting Stockholders'      Stockholders of the Company who comply with the
 Rights.....................  requirements of Sections 85 through 98 of the
                              Massachusetts Business Corporation Law (the
                              "MBCL"), Chapter 156B of Massachusetts General
                              Laws, are entitled to appraisal rights. Failure to strictly adhere to those statutory requirements may result in the loss of appraisal rights. Holders of Common
                              Shares and Preference Shares who exercise such rights will not be entitled to receive the Cash
                              Merger Consideration (as defined herein). Except as provided in Section 96 of the MBCL, holders of 5% Stock who exercise such rights will no longer have the rights of a holder of 5% Stock and will not have the right to receive any dividends on the 5% Stock which are paid on or after the date of the Special Meeting. See "THE MERGER--
                              Dissenting Stockholders' Rights," "THE MERGER
                              AGREEMENT--Dissenting Stockholders' Rights" and
                              Annex II to this Proxy Statement.

THE MERGER AGREEMENT

General.....................  Pursuant to the terms of the Merger Agreement, following the satisfaction or waiver of the conditions to the Merger, see "THE MERGER AGREEMENT--Conditions to the Merger," Acquisition Sub will be merged with and into the Company, and each then outstanding Share (other than Shares held directly by stockholders who perfect their appraisal rights under Massachusetts law, Shares held in the Company's treasury, and Shares held by CertainTeed or Acquisition Sub) will be converted into the right to receive in cash an amount equal to (in the case of Common Shares) $5.50 per Common Share (the "Common Merger Consideration") and (in the case of Preference Shares) $20, which amount will not be adjusted for any dividends accrued and unpaid through the Effective Date, per Preference Share (the "Preference Merger Consideration"). All outstanding shares of 5% Stock will remain outstanding after the Merger and will be called for redemption and retirement as soon as practicable following the Merger at a price equal to $110 per share, plus all accrued and unpaid dividends thereon through the date of redemption and retirement (the "5% Redemption Price").

Effective Date of the         The Effective Date of the Merger will be the date
Merger......................  on which the Articles of Merger (as defined herein) are filed with the Secretary of State of the Commonwealth of Massachusetts. The Articles of Merger will be filed with the Secretary of State of the Commonwealth of Massachusetts on the closing date of the Merger. See "THE MERGER
                              AGREEMENT--Effective Date of the Merger."

Exchange of Certificates
 and Payment of Cash Merger
 Consideration..............
                              Pursuant to the Merger Agreement, CertainTeed shall make available on a timely basis after the Effective Date to ChaseMellon Shareholder Services LLC (the "Paying Agent") funds necessary to pay the Common Merger Consideration and Preference Merger Consideration (hereinafter collectively referred to as the "Cash Merger Consideration") to holders of Common Shares and Preference Shares entitled thereto. Payment of the Cash Merger Consideration will be made by the Paying Agent after receipt by the Paying Agent of certificates representing Shares and other required documents which will be furnished to stockholders by the Paying Agent. See "THE MERGER AGREEMENT-- Exchange of Certificates and Payment of Cash Merger Consideration."

Conditions to the Merger....  The consummation of the Merger is subject to the prior approval of the Merger Agreement by the holders of Common Shares and Preference Shares and the satisfaction or waiver of certain other customary closing conditions. Acquisition Sub has sufficient voting power to approve the Merger Agreement without the vote of any other stockholder of the Company. See "THE MERGER AGREEMENT--Conditions to the Merger."

Termination of the Merger     Notwithstanding approval of the Merger Agreement
 Agreement..................  and the transactions contemplated thereby by the stockholders of the Company, the Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, (A) by mutual consent of CertainTeed, Acquisition Sub, and the Company; (B) by CertainTeed or Acquisition Sub if any of the conditions to the obligations of CertainTeed and Acquisition Sub to consummate the Merger become impossible to fulfill and shall not have been waived or deemed waived in accordance with the Merger Agreement;
                              (C) by the Company if any of the conditions to the obligations of the Company to consummate the Merger shall become impossible to fulfill and shall not have been waived in accordance with the terms of the Merger Agreement; or (D) by CertainTeed, Acquisition Sub, or the Company under certain circumstances involving breaches of or defaults under the Merger Agreement.

                              The sole remedy of the parties to the Merger
                              Agreement for the breach of a representation or warranty therein by another party is the termination of the Merger Agreement (if permitted by the Merger Agreement), except for certain willful misrepresentations. See "THE MERGER AGREEMENT--Termination of the Merger Agreement."

Fees and Expenses...........  The Merger Agreement provides that each of
                              Acquisition Sub, CertainTeed, and the Company will bear its own costs, fees, and expenses in connection with the negotiation, execution, delivery and performance of the Merger Agreement (including the 1996 Merger Agreement (as defined herein)) and the consummation of the Offer and the Merger.

                              The Merger Agreement also provides for the payment of a party's Expenses (as defined in the third paragraph under "THE MERGER AGREEMENT--Fees and Expenses") in the event that the Merger Agreement is terminated or the Merger does not occur solely due to a breach of or a willful misrepresentation under the Merger Agreement by another party. See "THE MERGER AGREEMENT--Fees and Expenses."

Stock Options...............  The Merger Agreement provides that unexpired options, including stock appreciation rights relating thereto, outstanding on the Effective Date which have been issued pursuant to the 1982 Option Plan, the 1992 Option Plan, or the Non-Employee Directors Option Plan (each as defined herein) and which have an exercise price that is less than the Common Merger Consideration shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, for each Common Share subject thereto, a cash payment without interest equal to $5.50, less the per share exercise price of each such option. Such options will be canceled upon such cash payment following the Merger. Any option with an exercise price equal to or greater than the Common Merger Consideration shall be canceled upon the Effective Date without payment of any consideration. The Company has informed Acquisition Sub that all options have been amended to effect the transactions contemplated by the Merger Agreement, including the cancellation of the options in connection with the Merger in accordance with the foregoing. See "THE MERGER AGREEMENT-- Stock Options."

MARKET PRICES OF THE COMMON
SHARES AND PREFERENCE
SHARES......................
                              There is currently no public market for the Common Shares or the Preference Shares. As a result of the completion of the Offer, the Company withdrew from Nasdaq Stock Market listing the Common Shares and the Preference Shares, effective at the close of business on March 3, 1998. Prior to that time, the Common Shares were quoted on the Nasdaq National Market under the symbol BIRD. The last reported sale price of the Common Shares on January 12, 1998 (the last full trading day prior to the public announcement of the execution of the Merger Agreement) on the Nasdaq National Market was $4 3/8 per share.

                              Prior to the close of business on March 3, 1998, the Preference Shares were quoted on the Nasdaq SmallCap Market under the symbol BIRDP. On January 12, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported bid quotation of the Preference Shares on the Nasdaq SmallCap Market was $14.00 per share. See "CERTAIN INFORMATION WITH RESPECT TO THE COMPANY'S STOCK."

SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth certain consolidated financial information for the Company and its subsidiaries as of December 31, 1997, 1996, 1995, 1994 and 1993 and for the fiscal years then ended. This information should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere herein.

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                   YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------
                           1997        1996         1995         1994         1993
                          -------     -------     --------     --------     --------
                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...............  $43,132     $51,596     $ 54,180     $167,886     $187,745
Costs and expenses:
  Cost of sales.........   38,366      43,840       48,007      136,878      151,664
  Selling, general and
   administrative
   expenses.............    5,621       5,764       11,817       28,786       32,716
  Interest expense......      300         435          927        4,782        2,472
  Loss (gain) on
   disposal of business.      --         (919)(1)  (17,570)(2)   (1,313)(3)      268
  Other (income)
   expense..............     (178)(4)     667(5)       372(6)     4,680(6)     5,903(6)
                          -------     -------     --------     --------     --------
Earnings (loss) from
 continuing operations
 before income taxes....     (977)      2,169       10,627       (5,927)      (5,278)
Provision (benefit) for
income taxes............      --          --        11,424       (7,010)        (637)
                          -------     -------     --------     --------     --------
Earnings (loss) from
continuing operations...     (977)      2,169         (797)       1,083       (4,641)
                          -------     -------     --------     --------     --------
Discontinued
operations:(7)
  Income (loss) from
   operations of
   discontinued
   businesses, net of
   taxes................      --          --           --         1,245      (15,414)
  Income (loss) on
   disposal of
   businesses, net of
   taxes................      595         134      (11,252)      (6,011)     (11,000)
                          -------     -------     --------     --------     --------
Net income (loss) from
discontinued operations.      595         134      (11,252)      (4,766)     (26,414)
                          -------     -------     --------     --------     --------
Cumulative effect of
accounting change.......      --          --           --           --         2,733(8)
                          -------     -------     --------     --------     --------
Net earnings (loss).....     (382)    $ 2,303     $(12,049)    $ (3,683)    $(28,322)
                          =======     =======     ========     ========     ========
Basic and diluted (loss)
per common share:
  Continuing operations.  $ (0.60)    $  0.15     $  (0.57)    $  (0.11)    $  (1.51)
  Discontinued
   operations...........     0.14        0.03        (2.74)       (1.20)       (6.45)
  Cumulative effect of
   accounting change....      --          --           --           --          0.67
                          -------     -------     --------     --------     --------
Net earnings (loss) per
common share............  $ (0.46)    $  0.18     $  (3.31)    $  (1.31)    $  (7.29)
                          =======     =======     ========     ========     ========
Cash dividend per common
share...................      --          --      $    --      $    --      $   0.15
                          =======     =======     ========     ========     ========

CONSOLIDATED BALANCE SHEET DATA:

                                                     DECEMBER 31,
                                       ----------------------------------------
                                        1997    1996    1995    1994     1993
                                       ------- ------- ------- ------- --------
Total assets.......................... $34,248 $39,669 $43,703 $85,605 $123,229
Working capital....................... $ 1,993 $ 3,375 $ 5,978 $ 5,627 $ 30,090
Long-term debt, excluding current
portion............................... $     0 $   255 $ 4,869 $12,504 $ 43,127
Stockholders' equity.................. $23,830 $25,270 $24,416 $37,718 $ 40,561

--------
(1) Reflects payments of $410,000 in settlement of a dispute related to the cancellation of a supply and sales representative agreement, $535,000 in settlement of disputes related to insurance coverage for the Company's former vinyl and roofing businesses, and $123,000 in reimbursement of costs associated with environmental remediation at the Company's former distribution center in Arizona, offset by miscellaneous expenses of $149,000 related to former business activities.

(2) Reflects a gain of approximately $20.6 million on the sale of substantially all of the assets of the Company's vinyl business, offset by a loss of approximately $2.0 million on the sale of the Company's interest in Kensington Partners ("Kensington") and miscellaneous other charges more fully described in the Notes to the Consolidated Financial Statements included elsewhere herein.

(3) Reflects a gain of approximately $2.7 million on the sale of virtually all of the Company's building materials distribution business offset by a loss of approximately $1.3 million on the sale of the Company's interest in Mid-South Building Supply, Inc.

(4) Consists of proceeds of life insurance owned by the Company.

(5) Primarily due to costs of $806,00 associated with the 1996 Merger
    Agreement.

(6) In 1995 and 1994, reflects the Company's portion of the results of operations of Kensington. In 1993, reflects the Company's portion of the results of operations of Kensington of approximately $2.6 million and approximately $3.3 million of certain non-recurring charges more fully described in Note 7 to the Consolidated Financial Statements included elsewhere herein.

(7) Discontinued operations related to the "off-site" and "on-site" environmental remediation businesses.

(8) Reflects the cumulative effect of adoption of Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes."

                              THE SPECIAL MEETING

TIME, DATE AND PLACE OF THE SPECIAL MEETING

  This Information Statement is being furnished to the holders of record on the Record Date of Common Shares and Preference Shares in connection with the
Special Meeting to be held on [    , 1998 at     a.m., local time, at
        .] This Information Statement is also being furnished to the holders of record on the Record Date of 5% Stock, which are entitled to notice of, but not to vote at, the Special Meeting.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, the holders of Common Shares and Preference Shares will be entitled to consider and vote upon a proposal to approve the Merger Agreement, including the consummation of the transactions contemplated thereby. In addition, the holders of Common Shares will be entitled to consider and vote upon such other business as may properly come before the meeting.

VOTING AND RECORD DATE

 Approval of the Merger

  The Board has fixed the close of business on [       , 1998] as the Record
Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of Common Shares
and/or Preference Shares at the close of business on [    , 1998] are entitled
to vote at the Special Meeting on the approval of the Merger Agreement. As of
the Record Date, there were [    ] Common Shares and [    ] Preference Shares
issued and outstanding and entitled to vote on the approval of the Merger Agreement.

  Each holder of record of Common Shares and Preference Shares on the Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, with respect to the approval and adoption of the Merger Agreement. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding Shares entitled to vote is necessary to constitute a quorum at the Special Meeting with respect to the proposal to approve the Merger Agreement. Under the laws of the Commonwealth of Massachusetts, the affirmative vote of the holders of at least 66 2/3% of Common Shares issued and outstanding on the Record Date and the affirmative vote of the holders of at least 66 2/3% of the Preference Shares issued and outstanding on the Record Date, each voting as a separate class, are required to approve the Merger Agreement. Acquisition Sub has sufficient voting power to approve the Merger Agreement without the vote of any other stockholder of the Company.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

  The Board does not know of any matters, other than as described in the Notice of Special Meeting attached to this Information Statement, which are to come before the Special Meeting.

                                  THE MERGER

THE COMPANY

  As a result of the various sales of its assets and businesses within the last five years, including its vinyl building products business, window fabrication business and San Leon hydrocarbon waste recycling center, the Company's current manufacturing operation consists of one primary business unit--roofing manufacturing, sales, and marketing. Products currently manufactured at the Company's roofing facility include asphalt shingles and roll roofing for commercial and residential use. These products are marketed through independent wholesalers, including wholesalers whose primary customers are roofing contractors.

  The principal executive office of the Company are located at 1077 Pleasant Street, Norwood, Massachusetts 02062 and its telephone number is (781) 551-0656.

CERTAINTEED AND ACQUISITION SUB

  Acquisition Sub, a Massachusetts corporation and a wholly owned subsidiary of CertainTeed, was organized to acquire the Company and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of Acquisition Sub are owned by CertainTeed. The principal office of Acquisition Sub is located at the principal office of CertainTeed.

  The principal business of CertainTeed is the manufacture of building materials (roofing, vinyl siding, vinyl windows, ventilation products, vinyl fence and railing, and piping products) and fiberglass products (insulation and reinforcements). The principal office of CertainTeed, a Delaware corporation and an indirect wholly owned subsidiary of Compagnie de Saint-Gobain, a French corporation ("Saint-Gobain"), is located at 750 East Swedesford Road, Valley Forge, Pennsylvania 19842 and its telephone number is
(610) 341-7000.

BACKGROUND AND REASONS FOR THE MERGER

  The Offer and the Merger represent the culmination of numerous steps undertaken by the Company over the past several years in an effort to stem continuing losses, to reduce debt, and to find a strategic partner to invest in the operations of the Company or a buyer to purchase all or a substantial part of the Company.

  In 1993, the Company experienced severe financial setbacks which caused it to default in the performance of certain operating and other covenants contained in its agreement with its lending banks and required the Company to classify the related debt as current on its September 30, 1993 balance sheet. In response to these problems, during 1993, the Company embarked on a program which included refocusing the Company on its core business (i.e., its building materials manufacturing businesses), the elimination of unrelated and nonessential functions, the imposition of strict cost control measures and the restructuring of its bank lines of credit.

  In furtherance of this program, the Company, in the fourth quarter of 1993, began to eliminate its non-core businesses by (i) withdrawing from its on-site environmental remediation business pursuant to a series of minor asset sales and winding down and closing the balance of such business (a process completed in August 1994) and (ii) seeking a buyer for all of its building materials distribution business. This effort resulted in the sale of the Company's distribution business to two subsidiaries of Cameron Ashley, Inc. for an aggregate purchase price of approximately $28,000,000 in two transactions which closed in August and November of 1994, respectively.

  In addition and as part of its restructuring program, the Company renegotiated its bank lines of credit, entering into further amendments to its credit facilities in March of 1994. In its effort to focus on its core business, the Company built a $5.5 million asphalt oxidizing plant at its Norwood, Massachusetts roofing plant. The oxidizing plant is designed to (i) reduce the Company's operating costs associated with obtaining processed asphalt from suppliers in other states; and (ii) provide the Company with a convenient and reliable source of processed asphalt for use in the Company's roofing manufacturing operations.

  Despite these restructuring efforts, the deterioration of the Company's financial condition continued. Consequently, in April of 1994, the Company expanded the scope of its restructuring efforts by commencing an active search to find a buyer or merger partner for the Company as a whole. The Company engaged a financial advisor to assist in these efforts. In light of the intensive nature of these efforts, in May of 1994 the Board formed the Strategic Planning Committee, a special committee of the Board, to supervise the Company's efforts to attract a purchaser of the Company's stock or assets and to make appropriate recommendations and reports to the full Board regarding such process.

  As the Company's efforts progressed, the Company's management, the Board, the Strategic Planning Committee, and the Company's financial and legal advisors met together and individually on numerous occasions between May and September 1994 to reevaluate the Company's alternatives, including the possibility of a substantial downsizing of the Company through a sale of the Company's vinyl business headquartered in Bardstown, Kentucky (the "Vinyl Business") and the Company's interests in Kensington Partners ("Kensington") (the Vinyl Business and the Company's interests in Kensington and such entity's business operations, taken as a whole, are referred to herein as the "Combined Vinyl Business"). The sale of the Combined Vinyl Business was proposed to enable the Company to achieve a significant reduction in, or the elimination of, the Company's debt.

  The Offer and Merger represent the culmination of a series of negotiations between CertainTeed and the Company that began at the Company's initiation in 1994. During the spring and early summer of that year, management of the Company and of CertainTeed undertook to negotiate a proposed merger at a cash price of $13 per Common Share (plus a contingent purchase price of up to $1.25 per Common Share). That transaction would also have included the redemption of the 5% Stock and the Preference Shares. In July of 1994, however, CertainTeed informed the Company that because CertainTeed's only interest was in acquiring the Company's roofing manufacturing business, CertainTeed was not prepared to acquire the Company's assets and contingent liabilities unrelated to its core roofing business. As a result, the Company and CertainTeed terminated their negotiations. Shortly thereafter, CertainTeed indicated orally that it remained interested in acquiring the Company's roofing plant or the entire Company if all or a substantial portion of its non-roofing assets could be divested prior to a CertainTeed acquisition of the Company. In September of 1994, the Company provided additional due diligence materials and suggested continuing discussions.

  During the next several months, the Company received various expressions of interest from potential purchasers to acquire the entire Company, the Combined Vinyl Business, or the Company's roofing manufacturing business but received only two formal offers, both of which were for the Vinyl Business. The Board and the Strategic Planning Committee met on several occasions with senior management and the Company's financial advisor and independent legal counsel to discuss the Company's options in light of the offers presented. The Board decided to pursue only the offer presented by Jannock, Inc., because the Board believed that a financing contingency included in the other offer made it too uncertain.

  After careful consideration of all available options, in March of 1995 the Company sold (with prior stockholder approval) the Vinyl Business (the "Vinyl Sale") to Jannock, Inc. ("Jannock") for $42.5 million plus the assumption by Jannock of certain specified liabilities of the Vinyl Business. This transaction also included a grant to Jannock of an option to purchase the Company's interest in Kensington. In June 1995 Jannock exercised this option and the Company paid approximately $1.4 million to divest Kensington.

  During the summer of 1995, the Company and CertainTeed renewed discussions, including a meeting at CertainTeed's headquarters in Valley Forge, Pennsylvania, at which the status of the Company's asset disposition and contingent liability management program was discussed. The Company indicated that all material non-roofing assets, other than its interest in a San Leon, Texas hydrocarbon waste recycling center (the "San Leon Facility"), had been divested and that an effort to sell the Company's interest in the San Leon Facility was underway. During the fall of 1995, CertainTeed resumed its due diligence investigation of the Company. Discussions between the parties regarding issues raised during CertainTeed's ongoing due diligence effort continued on a regular basis through February of 1996.

  On September 12, 1995, the Company received a notice (the "Notice") from a prospective purchaser, indicating that it intended to purchase at least 50% of the Company's Common Stock in open market or privately negotiated transactions. The purchases contemplated by the Notice required compliance with the HSR Act pre-merger filing requirements, which requirements were subsequently satisfied. On March 12, 1996, the Company received a letter from the Federal Trade Commission stating that its review of the proposed transaction was closed but reserving the right to take such further action as the public interest may require. The Company did not receive any offer or subsequent notices from the prospective purchaser, however.

  In November of 1995, the Company caused Bird Environmental Technologies, Inc. ("BETI") to sell BETI's outstanding capital stock of Bird Environmental Gulf Coast, Inc. ("BEGCI"), which owned the San Leon Facility, to GTS Duratek, Inc. for a purchase price of $1.00. In addition, BETI (the 80% owner of BEGCI and an indirect wholly owned subsidiary of the Company) agreed to pay the purchaser the amount by which BEGCI's current liabilities exceeded its current assets at August 31, 1995, which was approximately $1.3 million. The sale of the San Leon Facility completed the Company's withdrawal from the environmental remediation and recycling industry.

  During January 1996, another qualified prospective purchaser expressed an interest in purchasing the Company. Pursuant to such expression of interest, such party performed extensive due diligence of the Company and its assets and liabilities but ultimately declined to make an offer due to the existence and the threat of certain contingent liabilities relating to the Company's current and prior roofing business.

  In late February and early March of 1996, representatives of CertainTeed spoke by telephone with representatives of the Company on a number of occasions regarding the possibility of CertainTeed making a proposal to acquire the Company. On March 4, 1996, CertainTeed indicated that (i) it was prepared to propose an acquisition price of $7.50 per Common Share, subject to negotiation of definitive agreements and agreement upon a satisfactory arrangement regarding alternative transaction fees and expenses; and (ii) as in 1994, it was prepared to cash out the Preference Shares at their liquidation value, plus all accrued and unpaid dividends, as well as to redeem the 5% Stock in accordance with its terms. Detailed negotiations ensued between the Company and CertainTeed, culminating in the execution of a merger agreement (the "1996 Merger Agreement") on March 14, 1996.

  On April 3, 1996, CertainTeed indicated that it desired to acquire control of the Company on the somewhat more accelerated timetable permitted by a cash tender offer. The Board considered and approved CertainTeed's proposal on April 5, 1996, and on April 12, 1996 a subsidiary of CertainTeed commenced a cash tender offer (the "1996 Tender Offer") for all outstanding Common Shares at a price of $7.50 per share and all outstanding Preference Shares at a price of $20 per share, plus all accrued and unpaid dividends through the date of the expiration of the 1996 Tender Offer (approximately $1.85 per share as of April 1996).

  On May 2, 1996, CertainTeed informed the Company that CertainTeed had concluded that certain conditions to the 1996 Tender Offer would not be satisfied at the scheduled expiration of such offer, that CertainTeed would not waive the conditions and that, accordingly, such offer would expire without the CertainTeed subsidiary acquiring any Shares. On May 10, 1996, the 1996 Tender Offer expired pursuant to its terms without the CertainTeed subsidiary acquiring any Shares. Thereafter, the 1996 Merger Agreement was terminated.

  In August 1996, Joseph D. Vecchiolla, the Company's Chairman at the time, and Mr. Anthony met in New York City with representatives of a major U.S. roofing manufacturer to discuss a possible combination, but no proposal was forthcoming.

  In December 1996, Messrs. Maloof and Anthony met in Norwood, Massachusetts with a representative of a roofing manufacturer that had expressed an interest in acquiring the Company. Extensive due diligence was performed, but in August 1997 the potential buyer stated over the telephone to Mr. Vecchiolla that it would not make an offer because of its concerns with respect to possible environmental liabilities and because the Company's earnings in 1997 had been deteriorating.

  On October 24, 1997, Messrs. Maloof, Anthony, and Vecchiolla met with a roofing manufacturer at its headquarters. After subsequent discussions and a due diligence review, an acquisition proposal was delivered to the Company in December 1997. The Company decided not to pursue that proposal after reviewing its terms and considering the December 1997 CertainTeed proposal, which offered a higher purchase price.

  In November 1997, Mr. Maloof spoke by telephone to the president of yet another roofing manufacturer to discuss a possible combination. This manufacturer delivered to the Company an acquisition proposal. Messrs. Maloof and Anthony met with this potential acquirer at its offices in December 1997, which resulted in the issuance of an amended proposal. The Company decided not to pursue the amended proposal after reviewing its terms and considering the December 1997 CertainTeed proposal, which offered a higher purchase price.

  During 1997, other roofing manufacturers and non-manufacturers expressed an interest in combining with the Company. Each was sent detailed financial and operational information about the Company. None expressed any further interest in a transaction with the Company.

  On December 11 and 12, 1997, Bradford C. Mattson, Executive Vice President, Exterior Products Group, of CertainTeed, spoke by telephone with Mr. Maloof regarding the possibility of a renewed interest by CertainTeed of making a proposal to acquire the Company. During these conversations, Mr. Mattson was informed that two other prospective purchasers were conducting investigations of the Company and had or would likely submit acquisition proposals to the Company. On December 14, 1997, Messrs. Mattson and Maloof discussed, among other things, several environmental matters relating to the Company. On December 15, 1997, John R. Mesher, Vice President and General Counsel of CertainTeed, spoke by telephone with Mr. Anthony to discuss the timetable and process for CertainTeed to explore acquiring the Company. Mr. Mesher was advised that in order for CertainTeed to be involved in the process, a meaningful, but non-binding, proposal would have to be submitted on or prior to December 18, 1997. On the evening of December 15, 1997, representatives of CertainTeed (Mr. Mattson, Mickey Trapnell, Vice President-Finance Controller, Roofing Products Group, and Rudy T. Lee, Vice President-Sales, Roofing Products Group) had a dinner meeting with Messrs. Maloof and Anthony. This dinner meeting was followed the next day by a tour of the Company's facilities and properties and a review of the Company's operations by Messrs. Mattson, Trapnell and Lee, as well as James E. Hilyard, the President of CertainTeed's Roofing Products Group. In addition, over the next several days, James J. Smith, CertainTeed's Director of Environmental Affairs, discussed with Mr. Maloof several environmental issues relating to the Company and its operations.

  On December 18, 1997, CertainTeed submitted to the Company a non-binding expression of interest confirming CertainTeed's interest in acquiring all the equity of the Company for an aggregate purchase price of approximately $39.5 million. Between December 20, 1997 and December 22, 1997, Messrs. Maloof and/or Anthony spoke by telephone with Mr. Mesher and/or George B. Amoss, CertainTeed's Vice President-Finance, to discuss questions that the Company's management and Board had with respect to CertainTeed's expression of interest.

  Detailed negotiations then ensued between the Company and CertainTeed, culminating in agreement on the terms of the Merger Agreement, which included an Offer price and Merger consideration of $5.50 per Common Share and $20 per Preference Share, without any adjustment for any dividends accrued and unpaid through the Expiration Date or the Effective Date. At a meeting on January 12, 1998, the Board of the Company unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the Company and the Company's stockholders and approved the Merger Agreement and recommended that the holders of Shares tender their Shares pursuant to the Offer and vote in favor of approval and adoption of the Merger Agreement. The Merger Agreement was executed and delivered by the parties on January 12, 1998. On that same date, the Directors of the Company also executed the Stockholder Agreement. The Company and CertainTeed issued a joint press release regarding the Offer and Merger Agreement on January 13, 1998.

  On February 16, 1998, Acquisition Sub accepted for payment pursuant to the Offer approximately 95% of the Common Shares and approximately 95% of the Preference Shares.

REASONS FOR THE BOARD'S APPROVAL OF THE MERGER AGREEMENT

  In reaching its conclusions described above, the Board considered, among other things, the following factors:

    (1) The prospect of continuing to operate the Company's roofing plant at Norwood, Massachusetts as a single plant roofing operation and the Board's perception that current industry, economic and market conditions, and trends relative to the roofing industry are negative, as well as concerns about the impact of increased competition resulting from industry consolidation, and the Board's view of the Company's projected future value on a stand-alone basis compared to the consideration available in the Offer and the Merger. The Board took into account certain significant competitive advantages enjoyed by competitors of the Company's roofing manufacturing business, including, but not limited to, increased purchasing power for raw materials, geographical diversity resulting in lower vulnerability to seasonality due to weather, and stronger balance sheets which, among other things, provide them with opportunities for growth in a capital intensive industry, which opportunities are not available to the Company.

    (2) The fact that following its extensive but unsuccessful negotiations with certain interested parties in 1994, 1995, 1996, and 1997, it was reasonably unlikely that the Company would receive, in the foreseeable future, offers to engage in alternative transactions on terms more favorable to the Company and its stockholders than those offered by CertainTeed.

    (3) The proposed terms and structure of the Merger and the terms and conditions of the Merger Agreement and the Offer. In this regard, the Board specifically considered the ability of the Company to terminate the Merger Agreement prior to the completion of the Offer, notwithstanding the non-solicitation provisions contained therein, upon the occurrence or non-occurrence of certain events, and the limited application of the provisions contained in the Merger Agreement pertaining to the $1,500,000 Alternate Transaction Fee, as described more fully under "The Merger Agreement."

    (4) The effect of the Offer and the Merger on the stockholders of the Company, as well as on the Company's employees.

    (5) The written opinion dated January 12, 1998 (the "Opinion") delivered by Lehman Brothers to the Board that, subject to the matters set forth therein, from a financial point of view the consideration to be paid by CertainTeed pursuant to the Offer and the Merger is fair to the stockholders of the Company. A copy of the Opinion, which sets forth the assumptions made, matters considered and limits of the review by Lehman Brothers in rendering the Opinion, is attached as Annex III hereto. Stockholders are urged to read the Opinion in its entirety.

    (6) The experience, favorable reputation, and perceived motivation of CertainTeed and its executives and CertainTeed's financial condition and strength, which factors demonstrated CertainTeed's financial ability and underscored CertainTeed's earnest intent to consummate the Offer and the Merger.

  In light of the Board's uneasiness with operating a single plant roofing business in an industry that has been consolidating with other participants that are larger and financially stronger than the Company and the value available in the Offer and the Merger, the Board determined that the Offer and the Merger are in the best interest of the Company and its stockholders.

  The Board analyzed and considered all of the foregoing factors in comparing its alternatives to the Offer and the Merger and in evaluating the merits of the Offer and the Merger, including the opinion of Lehman Brothers.

  In view of the wide variety of factors considered in connection with its evaluation of the Offer and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its respective determinations. For purposes of the reviews described above, the Board adopted, as its own, the analyses of Lehman Brothers.

OPINION OF LEHMAN BROTHERS

  Lehman Brothers, as part of its services as financial advisor to the Company in connection with the Offer and the Merger was asked to render an opinion to the Board as to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be paid by CertainTeed in the Offer and Merger.

  On January 12, 1998, Lehman Brothers delivered its oral opinion to the Board (subsequently confirmed in writing as of such date) to the effect that as of such date the consideration to be paid by CertainTeed in the Offer and Merger is fair to such stockholders from a financial point of view.

  THE FULL TEXT OF THE OPINION IS ATTACHED AS ANNEX III TO THIS INFORMATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS MAY READ THE OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING THE OPINION. THE SUMMARY OF THE OPINION SET FORTH IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

  No limitations were imposed by the Company on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering the Opinion, except that Lehman Brothers was not authorized to solicit, and did not solicit, any proposals from any third party with respect to a purchase of all or a part of the Company's business. In arriving at the Opinion, Lehman Brothers did not ascribe a specific value to the Company, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered to the stockholders of the Company in the Offer and Merger on the basis of the financial and comparative analyses described below. Lehman Brothers' Opinion is for the use and benefit of the Board and was rendered to the Board in connection with its consideration of the Offer and Merger. Lehman Brothers' Opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether to accept the consideration offered to such stockholders in connection with the Offer and Merger. Lehman Brothers was not requested to opine as to, and the Opinion does not address, (i) the Company's underlying business decision to proceed with or effect the Offer and Merger; or (ii) the consideration to be received by any class of stockholder of the Company.

  In arriving at its Opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Offer and Merger; (2) publicly available information concerning the Company that Lehman Brothers believed to be relevant to its analysis; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to Lehman Brothers by the Company (including without limitation the Company's recent financial results in comparison to original budget); (4) a trading history of the Company's capital stock from January 1995 to the present and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman Brothers deemed relevant; and (6) a comparison of the financial terms of the Offer and Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant. In addition, Lehman Brothers had discussions with management of the Company concerning indications of interest received from, and discussions with, potential strategic buyers of the Company with respect to an acquisition of the Company. Lehman Brothers also had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and the current competitive environment in its industry, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

  In arriving at the Opinion, Lehman Brothers has assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and relied upon such projections in arriving at the Opinion. In arriving at the Opinion, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. In addition, the Company did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any proposals from any third party with respect to the purchase of all or a part of the Company's business. The Opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

  In connection with the preparation and delivery of the Opinion to the Board, Lehman Brothers performed certain financial and comparative analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the Opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  Discounted Cash Flow Analysis--Lehman Brothers prepared an after-tax cash flow model that was based upon financial projections prepared by management of the Company. Lehman Brothers used discount rates of 11% to 13% and a terminal value based on: (1) the perpetuity value of after-tax unlevered free cash flow assuming a growth rate of 2.0% to 4.0% annually; and (2) range of multiples of 8.0x to 10.0x the Company's projected fiscal 2002 estimated earnings before interest, taxes, depreciation, amortization and non-recurring items ("EBITDA"). The discount rates were based on Lehman Brothers analysis of the weighted average cost of capital for comparable companies selected by Lehman Brothers.

  Comparable Transactions Analysis--Lehman Brothers reviewed certain publicly available information on selected transactions which took place from 1993 to 1997 that Lehman Brothers deemed comparable. For each transaction, relevant transaction multiples were analyzed including the total purchase price (equity purchase price plus any assumed obligations) divided by (i) latest twelve months ("LTM") revenues; (ii) LTM EBITDA; and (iii) LTM earnings before interest and taxes ("EBIT"). The selected transactions provided a range of valuation multltiples of 0.8x to 1.0x, 8.0x to 10.0x and 11.0x to 14.0x, respectively.

  However, because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations, financial conditions and prospects of the Company and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of the Company and such acquired companies.

  Comparable Company Trading Analysis--Lehman Brothers reviewed the public stock market trading multiples for selected companies that Lehman Brothers deemed comparable. Using publicly available information, Lehman Brothers calculated and analyzed the enterprise value multiples of certain historical financial criteria (such as revenues, EBITDA and EBIT). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus its cash and cash equivalents. The appropriate LTM revenue, LTM EBIT and LTM EBITDA multiple ranges were determined to be 0.9x to 1.1x, 9.0x to 10.0x and 7.0x to 8.0x, respectively.

  However, because of the inherent differences between the businesses, operations, financial conditions and prospects of the Company and the businesses, operations, financial conditions and prospects of the companies included in the comparable company group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of the Company and companies in the comparable company group that would affect the public trading values of the Company and such comparable companies.

  Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Board selected Lehman Brothers because of its expertise, reputation and familiarity with the Company and because its investment banking professionals have substantial experience in transactions comparable to the Offer and Merger.

  Lehman Brothers received a fee of $250,000 for the delivery of the Opinion. In addition, the Company has agreed to reimburse Lehman Brothers for certain expenses incurred in connection with its services as financial advisor and to indemnify Lehman Brothers for certain liabilities that may arise out of the rendering of its opinion.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Stockholders should be aware that the executive officers and directors of the Company have interests in the Merger that are in addition to or different from the interests of stockholders of the Company generally. These interests are discussed below.

  Executive Severance Contract. Under the terms of a severance agreement between the Company and Richard C. Maloof, the Company's President and Chief Operating Officer, a "change in control" occurred upon Acquisition Sub's acceptance for payment and payment for Shares in the Offer and Mr. Maloof became entitled to a payment of $720,000, which was paid on February 20, 1998. No further "change in control" will be deemed to have occurred upon the consummation of the Merger.

  Incentive Compensation Program. As a result of the completion of the Offer, Mr. Maloof was paid a bonus of $135,000 and Frank S. Anthony, the Company's Vice President and General Counsel, was paid a bonus of $50,000 pursuant to the Company's 1998 MICP. No additional payment will be due to Mr. Maloof or Mr. Anthony pursuant to the 1998 MICP as a result of the consummation of the Merger.

  Indemnification and Insurance. The Merger Agreement provides that CertainTeed and Acquisition Sub have agreed that certain rights of indemnification in existence as of the date of the Merger Agreement in favor of the directors and officers of the Company and its subsidiaries (the "Indemnified Parties") as currently provided in their respective certificates or articles of incorporation or organization and the by-laws or any agreements, contracts, or arrangements with the Company or any of its subsidiaries in effect as of the date of the Merger Agreement shall survive the Merger and shall continue in full force and effect for a period of five years after the Effective Date provided that, in the event any claim or claims are asserted or made within such five year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. In addition, the Merger Agreement provides that, to the extent currently provided in the certificates or articles of incorporation or organization and by-laws of the Company and its subsidiaries and Massachusetts law, or agreements, contracts or arrangements disclosed to CertainTeed with the Company or any of the subsidiaries, in the event that any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transaction contemplated by the Merger Agreement, occurring prior to, and including, the Effective Date, or otherwise relating to or arising out of such matters, CertainTeed or the Surviving Company will periodically advance to such Indemnified Party his or her legal and other expenses (including the costs of any investigation and preparation incurred in connection therewith).

  In addition, the Merger Agreement provides that CertainTeed shall use all reasonable efforts to maintain in effect, or cause the Surviving Company to use all reasonable efforts to maintain in effect, for two years after the Effective Date, directors' and officers' liability insurance ("D&O Insurance") covering those persons covered by the Company's directors' and officers' liability insurance on the date of the Merger Agreement or the Effective Date and which is substantially equivalent in terms of coverage and amount as the Company has in effect on the Effective date so long as such insurance is available and the annual premium therefor would not be in excess of $166,000 (the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or canceled during such two-year period, CertainTeed shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. See "THE MERGER AGREEMENT--Indemnification and Insurance."

  The Merger Agreement further provides that (a) any Indemnified Party wishing to claim indemnification pursuant to the Merger Agreement, upon learning of any legal action, suit, investigation, inquiry or proceeding by any governmental authority or other person, shall promptly notify CertainTeed and the Surviving Company with respect thereto, but the failure to so notify shall not relieve CertainTeed or the Surviving Company of any liability it may have to such Indemnified Party under the Merger Agreement except to the extent that CertainTeed and the Surviving Company are materially prejudiced thereby; (b) CertainTeed and the Surviving Company shall periodically, as requested, advance to such Indemnified Party his, her or its legal and other expenses (including the cost of investigation and preparation incurred in connection therewith) to the extent such Indemnified Party is indemnified pursuant to the Merger Agreement, unless it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification hereunder; and (c) CertainTeed and the Surviving Company shall be subrogated to any rights any Indemnified Party may have with respect to any amounts paid to or on behalf of such Indemnified Party by CertainTeed and the Surviving Company pursuant to the Merger Agreement.

  Discussions with Certain Executive Officers. CertainTeed has had preliminary discussions with Messrs. Maloof and Anthony regarding their continued employment with the Surviving Company on terms which have yet to be decided, but these discussions have not yet resulted in any written commitments by any of the parties.

  The Board was aware of the foregoing interests and considered them, among other matters, in approving the Merger Agreement. Other than as described above, the Board is not aware of any potential material conflicts of interest management may have in relation to the Merger.

CERTAIN REGULATORY MATTERS

  Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer could only be consummated following the expiration of a 15-calendar day waiting period following the filing by Saint-Gobain of a Notification and Report Form with respect to the Offer, unless Saint-Gobain had received a request for additional information or documentary material from the Antitrust Division or the FTC prior to the expiration of such period or unless early termination of the waiting period was granted. Saint-Gobain made such filing on January 15, 1998. The waiting period under the HSR Act terminated on January 29, 1998. Therefore, the Company does not believe that this or any other material regulatory approvals are required for consummation of the Merger.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Acquisition Sub's proposed acquisition of the Company. At any time before or after Acquisition Sub's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of Shares acquired by Acquisition Sub or the divestiture of substantial assets of the Company or its subsidiaries or Saint-Gobain or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a purchase of the Company by CertainTeed in accordance with generally accepted accounting principles, whereby the purchase price will be allocated based upon the fair values of the assets acquired and the liabilities assumed by CertainTeed.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain federal income tax consequences of the Merger to stockholders of the Company. This summary does not purport to discuss all income tax consequences of the Merger that may be relevant to particular stockholders in light of their individual circumstances or to certain types of stockholders subject to special treatment, such as life insurance companies, tax-exempt organizations and financial institutions, persons who are not citizens or residents of the United States or who are foreign corporations, and stockholders who acquired stock through the exercise of Company stock options or otherwise as compensation.

  The receipt of cash in exchange for Shares pursuant to the Merger, or pursuant to the exercise of dissenter's appraisal rights, will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Merger, or exercise of dissenter's appraisal rights, and the aggregate tax basis in the Shares sold by the stockholder, or with respect to which dissenter's rights are exercised, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Merger, or with respect to which dissenter's appraisal rights are exercised, as the case may be.

  If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the Shares exceeds eighteen months. Under present law, long-term capital gains recognized by an individual stockholder will generally be taxed at a maximum federal marginal tax rate of 20%, and long-term capital gains recognized by a corporate stockholder will be taxed at a maximum federal marginal tax rate of 35%. In addition, under present law the ability to use capital losses to offset ordinary income is limited. Stockholders should consult their tax advisors regarding the applicable rate of taxation and their ability to use capital losses against ordinary income.

  A stockholder that surrenders Shares pursuant to the Merger (or pursuant to the exercise of dissenter's rights) may be subject to backup withholding unless the stockholder provides its taxpayer identification number ("TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO

THEM (INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

EFFECT OF THE MERGER ON THE COMPANY'S STOCKHOLDERS

  Consummation of the Merger is contingent upon, among other things, approval of the Merger by the holders of Common Shares and Preference Shares. After the Effective Date, the current holders of Common Shares and Preference Shares of the Company (other than Acquisition Sub) will cease to be stockholders of the Company. In addition, pursuant to the Merger Agreement, each share of 5% Stock issued and outstanding at the Effective Date will be called for redemption and retirement as soon as practicable following the Merger. Therefore, as a result of the Merger (assuming the redemption of the 5% Stock as required by the Merger Agreement), the entire equity interest in the Company will be owned by CertainTeed and the Company's current stockholders will no longer have any equity interest in the Company and will no longer share in future earnings and growth of the Company, the risks associated with achieving any such earnings and growth, or the potential to realize greater value for their shares of stock through divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future. Instead, each current holder of the Company's Common Shares and Preference Shares (other than Acquisition Sub) will have only the right to receive the Common Merger Consideration or Preference Merger Consideration, as the case may be, or to seek appraisal rights as described under "--Dissenting Stockholders' Rights" below.

DISSENTING STOCKHOLDERS' RIGHTS

  The following discussion is not a complete statement of the law pertaining to dissenters' rights under the MBCL and is qualified in its entirety by reference to the full text of Sections 85 through 98 of the MBCL setting forth the rights of stockholders who object to the Merger. Dissenting stockholders wishing to exercise such dissenters' rights or to preserve their rights to do so should review the following discussion and the provisions of Sections 85 through 98 of the MBCL with counsel. A copy of the relevant sections of the MBCL is attached to this Information Statement as Annex II. The failure of a dissenting stockholder to comply in a timely and proper manner with the procedures set forth in the MBCL will result in its loss of dissenters' rights with respect to the Merger.

  Sections 85 through 98 of the MBCL set forth the rights of stockholders of the Company who object to the Merger. Any holder of Common Shares or Preference Shares who does not vote in favor of the Merger (including any such holder who abstains from voting) and who objects to the Merger, and any holder of the 5% Stock who objects to the Merger, may, if the Merger is consummated, obtain payment, in cash, for the fair market value of such holder's shares by complying with the requirements of Sections 85 through 98 of the MBCL. Holders of Common Shares and Preference Shares are not eligible to exercise their dissenters' rights unless they are stockholders on the Record Date and have not voted in favor of the Merger. Holders of the 5% Stock are not eligible to exercise their dissenters' rights unless they are stockholders on the Record Date. Except as provided in Section 96 of the MBCL, holders of 5% Stock who exercise such rights will no longer have the rights of a holder of 5% Stock and will not have the right to receive any dividend on the 5% Stock which is paid on or after the date of the Special Meeting.

  Before the taking of the vote on the Merger at the Special Meeting, each dissenting stockholder must file with the Company a written objection to the Merger stating that the stockholder intends to demand payment in respect of the shares of any class held by it if the Merger is consummated. A written objection must be filed with the Company by holders of Common Shares and Preference Shares who wish to dissent even if they vote against the Merger. Such written objections should be addressed to: Frank S. Anthony, Clerk, Bird Corporation, 1077 Pleasant Street, Norwood, Massachusetts 02062.

  Within ten days after the Effective Date, the Company must provide written notice to each dissenting stockholder that the Merger has been consummated. To exercise dissenters' rights, each dissenting stockholder must, no later than 20 days after the mailing of such notice that the Merger has been consummated, mail a written demand for payment for such dissenting stockholder's shares. Such written demands should be sent to: Bird

Corporation, 1077 Pleasant Street, Norwood, Massachusetts 02062, Attention:
Clerk. Subject to the following paragraph, within 30 days following the expiration of such 20-day period, the Company must pay to each dissenting stockholder fair value for such dissenting stockholder's shares.

  In the event that the Company and any dissenting stockholder are unable to agree as to fair value within such 30-day period, Section 90 of the MBCL provides that a court proceeding may be commenced by the Company or the dissenting stockholder by the filing of a bill in equity, within four months after the expiration of such 30-day period, in the Superior Court for Norfolk County, Commonwealth of Massachusetts, demanding a determination of the value of the shares of all dissenting stockholders who have not agreed with the Company as to the fair value of their shares.

  All dissenting stockholders will be parties to any court proceeding which is commenced either by the Company or by a dissenting stockholder. The relief sought in either case is a decree determining the fair value of the stock of all dissenting stockholders and ordering payment by the Company of that value with interest from the date of the meeting at which the Merger is approved in exchange for the transfer to the Company of the certificates representing the stock held by the dissenting stockholders, if such stock is certificated, or, if uncertificated, an instruction transferring such stock to the Company. Such determination of value will be made as of the day preceding the date of the meeting at which the Merger is approved, and will be exclusive of any element of value arising from the expectation of consummation of the Merger.

  A negative vote on the Merger does not constitute a "written objection" to be filed by a dissenting stockholder. A dissenting stockholder's abstention from voting on the Merger or failure to specify any vote on the accompanying proxy will not constitute a waiver of such stockholder's rights under Sections 85 through 98 of the MBCL, provided that a written objection has been properly filed. A vote in favor of the Merger will constitute a waiver of such stockholder's dissenters' rights, however, even if a written objection has been filed.

  A dissenting stockholder's objections to the Merger or demand for payment for its shares may be made by facsimile transmission, provided such facsimile is confirmed by a written objection or demand, as the case may be, sent by certified or registered mail to the address specified above within 24 hours after transmission of the facsimile. Facsimile communications should be addressed to: Bird Corporation, Attention: Clerk, and the appropriate facsimile connection is to (781) 769-0434.

  For a discussion of the Federal income tax consequences of receipt of payment for shares upon exercise of dissenters' rights, see "THE MERGER-- Federal Income Tax Consequences."

                             THE MERGER AGREEMENT

  The following is a summary of the terms and conditions of the Merger Agreement. Any references to the Merger Agreement set forth below or included elsewhere in this Information Statement are qualified in their entirety by reference to the Merger Agreement (attached hereto as Annex I) which is incorporated herein by reference. Terms which are not otherwise defined in this summary shall have the meanings set forth in the Merger Agreement. Stockholders are strongly advised to read the Merger Agreement in its entirety prior to voting.

GENERAL

  The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "--Conditions to the Merger," Acquisition Sub will be merged with and into the Company, and each then outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Massachusetts law, Shares held in the Company's treasury, and Shares held by Acquisition Sub or CertainTeed) will be converted into the right to receive an amount in cash equal to (in the case of Common Shares) $5.50 per Common Share and (in the case of Preference Shares) $20, without adjustment for any dividends accrued and unpaid through the Effective Date per Preference Share. All outstanding shares of the Company's 5% Stock will remain outstanding after the Merger and will be called for redemption and retirement as soon as practicable following the Merger at a price equal to $110 per share, plus all accrued and unpaid dividends through the date of redemption and retirement.

EFFECTIVE DATE OF THE MERGER

  The Effective Date will be such time as the articles of merger ("Articles of Merger") are filed with the Secretary of State of the Commonwealth of Massachusetts in accordance with the provisions of Section 78 of the MBCL. The Articles of Merger will be filed with the Secretary of State of the Commonwealth of Massachusetts on the Closing Date. The term "Closing Date" means (i) as soon as practicable after the latest to occur of (a) the date on which the shareholders of the Company shall have approved the Merger, or (b) the date of satisfaction of all other conditions to the closing of the Merger set forth in the Merger Agreement, the satisfaction of which is not waived; or
(ii) on such other date as CertainTeed, Acquisition Sub, and the Company may mutually agree upon for the closing of the Merger.

EXCHANGE OF CERTIFICATES AND PAYMENT OF CASH MERGER CONSIDERATION

  CertainTeed and the Company have selected ChaseMellon Shareholder Services LLC to act as the Paying Agent for the purpose of exchanging certificates theretofore representing Common Shares and Preference Shares. CertainTeed will make available to the Paying Agent on a timely basis after the Effective Date funds necessary to make the payments provided for in the Merger Agreement to the holders of outstanding Common Shares and Preference Shares. The Paying Agent will agree to hold such funds in trust for the benefit of the former stockholders of the Company and deliver such funds in accordance with the terms of the Merger Agreement and the terms of a paying agency agreement (the "Paying Agency Agreement") to be entered into by and between the Paying Agent and CertainTeed.

  The Merger Agreement provides that prior to or at the Effective Date, the Paying Agent will mail to each record holder of an outstanding certificate or certificates which, immediately prior to the Effective Date, represented Shares (the "Certificates"), a form letter of transmittal (which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) (the "Transmittal Letter") and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such Transmittal Letter duly executed, the holder of such Certificate will be entitled to receive in exchange for each Share represented by such Certificate, the Common Merger Consideration or Preference Merger Consideration, as the case may be, and such Certificate will be canceled upon receipt by the holder of such Certificate of the Common Merger Consideration or Preference Merger Consideration, as the case may be. No interest will be paid or accrued on the Common Merger Consideration or Preference Merger Consideration payable upon the surrender of such Certificates.

  If payment is to be made to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of payment of the Common Merger Consideration or Preference Merger Consideration, as the case may be, that the Certificate so surrendered be properly endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, and that the person requesting such payment will pay any transfer or other taxes required by law as a result of such payment to a person other than the record holder of the Certificate surrendered, or will establish to CertainTeed's satisfaction that such tax has been paid or is not applicable.

  The consideration payable upon the surrender for exchange of Certificates in accordance with the terms of the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares which were outstanding immediately prior to the Effective Date.

  The Merger Agreement further provides that after the Effective Date there will be no further transfers on the stock transfer books of the Surviving Company of Shares which are outstanding at the Effective Date. If, after the Effective Date, Certificates are presented for transfer to the Paying Agent or the Surviving Company, they will be canceled and exchanged for the Common Merger Consideration or Preference Merger Consideration, as the case may be.

  If any Certificates are not surrendered prior to seven years after the Effective Date (or prior to such earlier date on which such cash payment would otherwise escheat to or become the property of any governmental unit or agency), the payment in respect of such Certificate will, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

DISSENTING STOCKHOLDERS' RIGHTS

  The Merger Agreement provides that any issued and outstanding Common Shares, Preference Shares, and 5% Stock held by any dissenting stockholder who has not voted such shares in favor of the Merger (except with respect to the 5% Stock) and who has properly exercised rights to demand payment of the fair value of such shares in accordance with Section 85 through 98 of the MBCL ("Dissenting Shares") will not, in the case of the Common Shares or the Preference Shares, be converted into the Common Merger Consideration or the Preference Merger Consideration, respectively, as contemplated by the Merger Agreement and will not, in the case of the 5% Stock, be called for redemption and paid the 5% Redemption Price as contemplated by the Merger Agreement, but instead the holder thereof will be entitled only to obtain payment of the fair value of such Common Shares, Preference Shares or 5% Stock, as the case may be, in accordance with the provisions of Sections 85 through 98 of the MBCL. The procedures for exercising rights of appraisal are set forth above under "THE MERGER--Dissenting Stockholders' Rights." In addition, a copy of Sections 85 through 98, inclusive, of the MBCL is attached hereto as Annex II. If (i) a dissenting stockholder fails to file, in accordance with Section 86 of the MBCL, prior to the taking of the vote on the Merger at the Special Meeting, a written objection to the Merger with a statement of his intention to demand payment for his shares if the Merger is effected or, after filing such written objection, votes in favor of the Merger or, after the Company mails notice that the Merger has been effected, fails to give to the Company a written demand for payment for his shares in accordance with Section 89 of the MBCL or, with the written approval of the Company, delivers to the Company a written withdrawal of such objection or otherwise fails to establish his entitlement to appraisal rights as provided in Sections 85 through 98 of the MBCL; or (ii) a court determines that such dissenting stockholder is not entitled to receive payment for his or her shares or such dissenting stockholder otherwise loses his or her appraisal rights, then in any of such cases, each Common Share or Preference Share held of record by such dissenting stockholder will automatically be converted into and represent only the right to receive the Common Merger Consideration or the Preference Merger Consideration, as the case may be, upon the surrender of the Certificate or Certificates representing such Dissenting Shares and each share of 5% Stock will remain outstanding and will be entitled only to receive the 5% Redemption Price upon redemption of the 5% Stock in accordance with the Merger Agreement and the terms of the 5% Stock.

  The Company will give CertainTeed prompt notice of any demands received by the Company for payment of the fair value of Dissenting Shares, and CertainTeed will have the right to participate in all negotiations and proceedings with respect to such demands. The Merger Agreement provides that the Company shall not, except with the prior written consent of CertainTeed, make any payment (except to the extent that any such payment is made pursuant to a court order) with respect to, or settle or offer to settle, any such demands.

CONDITIONS TO THE MERGER

  Conditions to the Obligations of CertainTeed and Acquisition Sub. The obligations of CertainTeed and Acquisition Sub under the Merger Agreement are subject to the satisfaction, on or prior to the Closing Date, of the condition, which may be waived by CertainTeed and Acquisition Sub except as otherwise provided by law, that no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order or legal restraint or prohibition enacted, entered, promulgated, enforced, issued or deemed applicable to the Merger or the transactions contemplated thereby shall be in effect, or any other action shall be taken by any governmental authority or court, in each case preventing the consummation of the Merger or the transactions contemplated thereby.

  Conditions to the Obligations of the Company. The obligations of the Company under the Merger Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by the Company except as otherwise provided by law, (i)(a) all corporate action necessary by Acquisition Sub and CertainTeed to authorize the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement shall have been duly and validly taken, Acquisition Sub shall have full right and power to merge on the terms provided in the Merger Agreement and the Company's stockholders shall have approved the Merger at the Special Meeting called for that purpose; and (b) all consents, approvals and authorizations from third persons and governmental authorities identified in the Schedules to the Merger Agreement required to consummate the transactions contemplated by the Merger Agreement shall have been obtained; and (ii) no judicial, administrative or arbitration order, award, judgment, writ, injunction or decree shall have been entered by a governmental authority with proper jurisdiction and not revised prohibiting the Merger, and no legal action shall have been instituted by any governmental authority challenging the Merger which if successful would prohibit the consummation of the Merger.

  TERMINATION OF THE MERGER AGREEMENT. Notwithstanding approval of the Merger Agreement and the transactions contemplated thereby by the stockholders of the Company, the Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date:

    (A) by mutual consent of CertainTeed, Acquisition Sub and the Company;

    (B) by CertainTeed or Acquisition Sub if any of the conditions to the obligations of CertainTeed and Acquisition Sub to consummate the Merger becomes impossible to fulfill and shall not have been waived or deemed waived in accordance with the Merger Agreement; or

    (C) by the Company if any of the conditions to the obligations of the Company to consummate the Merger shall become impossible to fulfill and shall not have been waived in accordance with the terms of the Merger Agreement.

  Notwithstanding any provisions to the contrary in the Merger Agreement, (i) the sole remedy of CertainTeed or Acquisition Sub for a breach by the Company of any representation or warranty set forth in the Merger Agreement shall be the termination of the Merger Agreement (if permitted by the Merger Agreement) unless such breach was made with the actual knowledge of the President of the Company or the Vice President and General Counsel of the Company, after due inquiry of other managerial employees of the Company who would be reasonably expected to have knowledge as to the matter represented (a "Company Willful Misrepresentation"); and (ii) the sole remedy of the Company for a breach by CertainTeed or Acquisition Sub of any representation or warranty set forth in the Merger Agreement shall be the termination of the Merger

Agreement (if permitted by the Merger Agreement) unless such breach was made with the actual knowledge of the President or Executive Vice President of CertainTeed, after due inquiry of other managerial employees of CertainTeed who would be reasonably expected to have knowledge as to the matter represented (a "CertainTeed Willful Misrepresentation").

  PROCEDURE FOR TERMINATION AND AMENDMENT. The Merger Agreement provides that the termination or amendment of the Merger Agreement pursuant to the Merger Agreement requires, in the case of the Company, action by its Board or the duly authorized designee of its Board in order to be effective. Because, pursuant to the Merger Agreement, Acquisition Sub's designees have been appointed to the Board of the Company as provided in the Merger Agreement, the affirmative vote of at least a majority of the Continuing Directors (as defined below) will be required for the Company to agree to amend, waive compliance with or terminate the Merger Agreement.

  FEES AND EXPENSES. Except with respect to the circumstances described below, the Merger Agreement provides that each of Acquisition Sub, CertainTeed and the Company will bear its own costs, fees and expenses in connection with the negotiation, execution, delivery and performance of the Merger Agreement and the consummation of the Offer and the Merger.

  DIRECTORS. Pursuant to the Merger Agreement, as a result of the consummation of the Offer, Acquisition Sub is entitled to designate at least a majority of the members of the Board of Directors of the Company. On February 17, 1998, the Board accepted the resignations of Charles S. Bird, III, Herbert I. Corkin, Loren R. Watts and R. Keith Long as directors. The remaining directors, Frank S. Anthony, Antonio J. Lorusso, Jr. and Richard C. Maloof, then appointed Acquisition Sub's designees (any director so designated by Acquisition Sub, a "Designated Director"), George B. Amoss, Gianpaolo Caccini, James E. Hilyard and Bradford C. Mattson, to fill the vacancies created by such resignations. The Company, CertainTeed and Acquisition Sub are required by the Merger Agreement to use their respective best efforts to cause at least three members of the Company's Board of Directors at all times prior to the Effective Time to be Continuing Directors. "Continuing Director" means (a) any member of the Company's Board of Directors on the date of the Merger Agreement, (b) any member of the Company's Board of Directors who is not an employee or director or affiliate of, and not a Designated Director or other nominee of, Acquisition Sub or CertainTeed or their respective subsidiaries, and (c) any successor of a Continuing Director who is (i) not an employee or director or affiliate of, and not a Designated Director or other nominee of, Acquisition Sub or CertainTeed or their respective subsidiaries and (ii) recommended to succeed such Continuing Director by at least a majority of the then Continuing Directors.

  STOCK OPTIONS. The Merger Agreement provides that, with respect to unexpired stock options, whether or not exercisable at the Effective Date, including stock appreciation rights relating thereto, outstanding on the Effective Date which have been issued pursuant to the Company's 1982 Stock Option Plan, the Company's 1992 Option Plan or the Company's Non-Employee Directors Option Plan, each such stock option with an exercise price less than the Common Price (an "Eligible Option") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, for each Common Share subject thereto, a cash payment without interest equal to the Common Price, less the per share exercise price of each such stock option. Such stock options will be canceled upon such cash payment following the Merger. Any stock option with an exercise price equal to or greater than the Common Price (an "Ineligible Option") shall be canceled upon the Effective Date without payment of any consideration. The Merger Agreement requires the Company to use its best efforts to amend each outstanding Stock Option issued under the Company's 1982 Option Stock Plan, the Company's 1992 Stock Option Plan, and the Company's Non-Employee Directors Option Plan to effect the transactions contemplated by the Merger Agreement, including the cancellation of the stock options in connection with the Merger in accordance with the foregoing. The Company has informed Acquisition Sub that all options have been so amended. Each Common Share issued by the Company but not yet vested pursuant to the Company's Savings Plan shall, in connection with the Merger, become vested in the person to whose account such Common Share was issued and converted into the right to receive the Common Price pursuant to the Merger Agreement.

  The Company has informed Acquisition Sub that, as of January 12, 1998, there were no Common Shares held in escrow pursuant to the Company's Long Term Incentive Compensation Plan (the "LTIP"), and the LTIP has been terminated. Immediately following the Effective Date, the Company's 1982 Option Plan, 1992 Option Plan and Non-Employee Directors Option Plan shall be terminated and no further stock awards or stock options will be granted thereunder from and after the date of the Merger Agreement.

  INDEMNIFICATION AND INSURANCE. In the Merger Agreement, CertainTeed and Acquisition Sub have agreed that all rights to indemnification in existence as of the date of the Merger Agreement in favor of the directors or officers of the Company and its subsidiaries (the "Indemnified Parties") as currently provided in their respective certificates or articles of incorporation or organization and by-laws or in any agreements, contracts or arrangements with the Company or any of its subsidiaries in effect as of the date of the Merger Agreement and previously furnished to CertainTeed and to the extent not in violation of applicable state law, shall survive the Merger and shall continue in full force and effect for a period of five years from the Effective Date; provided that, in the event any claim or claims are asserted or made within such five year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. In addition, the Merger Agreement provides that, to the extent currently provided in the certificates or articles of incorporation or organization and by-laws of the Company and its subsidiaries and Massachusetts law, or agreements, contracts or arrangements disclosed to CertainTeed with the Company or any of the subsidiaries, in the event that any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transaction contemplated by the Merger Agreement, occurring prior to, and including, the Effective Date, or otherwise relating to or arising out of such matters, CertainTeed or the Surviving Company will periodically advance to such Indemnified Party his or her legal and other expenses (including the costs of any investigation and preparation incurred in connection therewith).

  The Merger Agreement provides that CertainTeed will use all reasonable efforts to maintain in effect, or shall cause the Surviving Corporation to use all reasonable efforts to maintain in effect, for two years after the Effective Date, directors' and officers' liability insurance ("D&O Insurance") covering those persons covered by the Company's directors' and officers' liability insurance on the date of the Merger Agreement or the Effective Date and which is substantially equivalent in terms of coverage and amount as the Company has in effect on the Effective Date so long as such insurance is available and the annual premium therefor would not be in excess of $166,000 (the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or canceled during such two-year period, CertainTeed shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance.

  The Merger Agreement further provides that (a) any Indemnified Party wishing to claim indemnification pursuant to the Merger Agreement, upon learning of any legal action, suit, investigation, inquiry or proceeding by any governmental authority or other person, shall promptly notify CertainTeed and the Surviving Company with respect thereto, but the failure to so notify shall not relieve CertainTeed or the Surviving Company of any liability it may have to such Indemnified Party under the Merger Agreement except to the extent that CertainTeed and the Surviving Company are materially prejudiced thereby, (b) CertainTeed and the Surviving Company shall periodically, as requested, advance to such Indemnified Party his, her or its legal and other expenses (including the cost of investigation and preparation incurred in connection therewith) to the extent such Indemnified Party is indemnified pursuant to the Merger Agreement, unless it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification hereunder, and (c) CertainTeed and the Surviving Company shall be subrogated to any rights any Indemnified Party may have with respect to any amounts paid to or on behalf of such Indemnified Party by CertainTeed and the Surviving Company pursuant to the Merger Agreement.

  REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties. The Merger Agreement requires that CertainTeed, Acquisition Sub and the Company shall each take such action as is reasonably necessary to render their respective representations and warranties accurate on and as of the Effective Date. Without limiting the foregoing, the Merger Agreement provides that the Company shall take any action required by CertainTeed to ensure the accuracy of its representations pertaining to Massachusetts' anti-takeover laws.

  THE STOCKHOLDER AGREEMENT. Pursuant to a stockholder agreement executed January 12, 1998, the directors (the "Selling Stockholders") of the Company unconditionally agreed to tender into the Offer, and not to withdraw therefrom, the 1,670,657 Common Shares and 132,200 Preference Shares that they owned on January 12, 1998, together with any Shares they acquired after such time, including upon the exercise of stock options. Pursuant to this stockholder agreement, each of the Selling Stockholders tendered into the Offer all Common Shares and Preference Shares owned by him.

  PLANS FOR THE COMPANY. Saint-Gobain and its affiliates currently intend that the Company will continue its present manufacturing operations in Massachusetts and will continue to operate under its present corporate name, as a wholly owned subsidiary of CertainTeed. CertainTeed has had preliminary discussions with Richard C. Maloof, the President of the Company, and Frank S. Anthony, the Vice President, General Counsel and Corporate Secretary of the Company, regarding their continued employment with the Surviving Company on terms which have yet to be decided, but these discussions have not yet resulted in any written commitments by any of the parties.

  Except for the Merger, none of Acquisition Sub, CertainTeed or Saint-Gobain has any current plans or proposals that relate to, or would result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving, the Company or any of its subsidiaries to any unaffiliated third party.

  APPRAISAL RIGHTS. If the Merger is consummated, holders of outstanding Common Shares, Preference Shares, and 5% Stock on the Effective Date will have certain rights pursuant to the provisions of Sections 85 through 98, inclusive, of the MBCL to dissent and demand appraisal of their shares. Under Sections 85 through 98, inclusive, of the MBCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of shares could be based upon factors other than, or in addition to, the price per share to be paid in the Merger or the market value of the shares. The value so determined could be more or less than the price per share to be paid in the Merger.

  The foregoing summary of Sections 85 through 98, inclusive, of the MBCL does not purport to be complete and is qualified in its entirety by reference to Sections 85 through 98, inclusive, of the MBCL. Failure to follow the steps required by Sections 85 through 98, inclusive, of the MBCL for perfecting appraisal rights may result in the loss of such rights.

  GOING PRIVATE TRANSACTIONS. The SEC has adopted Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is applicable to certain "going private" transactions. Acquisition Sub does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated after February 13, 1999, one year after the expiration of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the Merger.

  DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company shall not declare and pay or set apart for payment any accumulated dividends on the Common Shares, the 5% Stock or the Preference Shares. Accordingly, the Company did not declare the February 15, 1998 dividend on the Preference Shares or the March 1, 1998 dividend on the 5% Stock.

            CERTAIN INFORMATION WITH RESPECT TO THE COMPANY'S STOCK

  As a result of the completion of the Offer, the Company withdrew the Common Shares and the Preference Shares from the Nasdaq Stock Market, effective at the close of business on March 3, 1998. Prior to that time, the Common Shares were quoted on the Nasdaq National Market under the symbol BIRD and the Preference Shares, were quoted on the Nasdaq SmallCap Market under the symbol BIRDP. There is currently no public market for the Common Shares or the Preference Shares.

  The following table sets forth, for the periods indicated, the range of high and low last sale prices per Common Share.

                                                                    LAST SALE
                                                                    PRICES OF
                                                                  COMMON SHARES
                                                                  --------------
CALENDAR YEAR                                                      HIGH    LOW
-------------                                                     ------ -------
                                                                    $       $
1996
  1st Quarter.................................................... 7 5/8  4 1/8
  2nd Quarter.................................................... 7 1/2  3 1/4
  3rd Quarter.................................................... 4 5/8  2 3/4
  4th Quarter.................................................... 6      4 1/2
1997
  1st Quarter.................................................... 6 1/8  5 3/16
  2nd Quarter.................................................... 5 5/16 3 11/16
  3rd Quarter.................................................... 5      3 5/8
  4th Quarter.................................................... 4 5/8  3 31/32
1998
  1st Quarter (through March 3, 1998)............................ 5 3/4  4

  On January 12, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last sale price of the Common Shares on the Nasdaq National Market was $4 3/8 per share and there were approximately 2,000 holders of record of Common Shares. On March 3, 1998, the last trading day prior to the withdrawal of the Common Shares from the Nasdaq Stock Market, there were 4,161,376 Common Shares outstanding, of which the Acquisition Sub was the beneficial owner of 3,991,022.

  The following table sets forth, for the periods indicated, the range of high and low bid quotations for the Preference Shares.

CALENDAR YEAR                                                   HIGH BID LOW BID
-------------                                                   -------- -------
                                                                   $        $
1996
  1st Quarter..................................................  20 1/2  16
  2nd Quarter..................................................  21      12 1/2
  3rd Quarter..................................................  14      12 3/4
  4th Quarter..................................................  16 1/2  13
1997
  1st Quarter..................................................  16 1/4  14 1/4
  2nd Quarter..................................................  16 1/4  16
  3rd Quarter..................................................  16 1/2  15 1/4
  4th Quarter..................................................  16 1/2  14
1998
  1st Quarter (through March 3, 1998)..........................  21      14

  On January 12, 1998, the last reported bid quotation of the Preference Shares on the Nasdaq SmallCap Market was $14 per share, and there were approximately 130 holders of record of Preference Shares. On March 3, 1998, the last trading day prior to the withdrawal of the Preference Shares from the Nasdaq SmallCap Market, there were 814,300 Preference Shares outstanding, of which the Acquisition Sub was the beneficial owner of 772,735.

  The Company did not pay cash dividends on the Common Shares in 1996 and 1997 and has not paid cash dividends on the Common Shares in 1998 through the date of this Information Statement. Under the terms of the loan agreement between the Company and Fleet National Bank, the Company has agreed that it will refrain from paying cash dividends on the Common Shares without prior approval from Fleet National Bank.

  The Company is currently in arrears with respect to six dividend payments on the Preference Shares. The aggregate amount of accrued and unpaid dividends on the Preference Shares as of March 3, 1998 is $2.77 per share.

  The Merger Agreement provides that the Company shall not declare and pay or set aside for payment any accumulated dividends on the Common Shares, the 5% Stock or the Preference Shares. Accordingly, the Company did not declare the February 15, 1998 dividend on the Preference Shares or the March 1, 1998 dividend on the 5% Stock.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth certain consolidated financial information for the Company and its subsidiaries as of December 31, 1997, 1996, 1995, 1994 and 1993 and for the fiscal years then ended. This information should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere herein.

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                   YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------
                           1997        1996         1995         1994         1993
                          -------     -------     --------     --------     --------
                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...............  $43,132     $51,596     $ 54,180     $167,886     $187,745
Costs and expenses:
  Cost of sales.........   38,366      43,840       48,007      136,878      151,664
  Selling, general and
   administrative
   expenses.............    5,621       5,764       11,817       28,786       32,716
  Interest expense......      300         435          927        4,782        2,472
  Loss (gain) on
   disposal of
   businesses...........      --         (919)(1)  (17,570)(2)   (1,313)(3)      268
  Other (income)
   expense..............     (178)(4)     667 (5)      372 (6)    4,680 (6)    5,903(6)
                          -------     -------     --------     --------     --------
Earnings (loss) from
 continuing operations
 before income taxes....     (977)      2,169       10,627       (5,927)      (5,278)
Provision (benefit) for
income taxes............      --          --        11,424       (7,010)        (637)
                          -------     -------     --------     --------     --------
Earnings (loss) from
continuing operations...     (977)      2,169         (797)       1,083       (4,641)
                          -------     -------     --------     --------     --------
Discontinued
operations:(7)
  Income (loss) from
   operations of
   discontinued
   businesses, net of
   taxes................      --          --           --         1,245      (15,414)
  Income (loss) on
   disposal of
   businesses, net of
   taxes................      595         134      (11,252)      (6,011)     (11,000)
                          -------     -------     --------     --------     --------
Net income (loss) from
discontinued operations.      595         134      (11,252)      (4,766)     (26,414)
                          -------     -------     --------     --------     --------
Cumulative effect of
accounting change.......      --          --           --           --         2,733(8)
                          -------     -------     --------     --------     --------
Net earnings (loss).....  $  (382)    $ 2,303     $(12,049)    $ (3,683)    $(28,322)
                          =======     =======     ========     ========     ========
Basic and diluted
earnings (loss) per
common share:
  Continuing operations.  $ (0.60)    $  0.15     $  (0.57)    $  (0.11)    $  (1.51)
  Discontinued
   operations...........     0.14        0.03        (2.74)       (1.20)       (6.45)
  Cumulative effect of
   accounting change....      --          --           --           --          0.67
                          -------     -------     --------     --------     --------
Net earnings (loss) per
common share............  $ (0.46)    $  0.18     $  (3.31)    $  (1.31)    $  (7.29)
                          =======     =======     ========     ========     ========
Cash dividend per common
share...................      --          --           --           --      $   0.15
                          =======     =======     ========     ========     ========

CONSOLIDATED BALANCE SHEET DATA:

                                                     DECEMBER 31,
                                       ----------------------------------------
                                        1997    1996   1995(1)  1994     1993
                                       ------- ------- ------- ------- --------
Total assets.......................... $34,248 $39,669 $43,703 $85,605 $123,229
Working capital....................... $ 1,993 $ 3,375 $ 5,978 $ 5,627 $ 30,090
Long-term debt, excluding current
portion............................... $     0 $   255 $ 4,869 $12,504 $ 43,127
Stockholders' equity.................. $23,830 $25,270 $24,416 $37,718 $ 40,561

--------
(1) Reflects payments of $410,000 in settlement of a dispute related to the cancellation of a supply and sales representative agreement, $535,000 in settlement of disputes related to insurance coverage for the Company's former vinyl and roofing businesses, and $123,000 in reimbursement of costs associated with environmental remediation at the Company's former distribution center in Arizona, offset by miscellaneous expenses of $149,000 related to former business activities.

(2) Reflects a gain of approximately $20.6 million on the sale of substantially all of the assets of the Company's vinyl business, offset by a loss of approximately $2.0 million on the sale of the Company's interest in Kensington Partners ("Kensington") and miscellaneous other charges more fully described in the Notes to the Consolidated Financial Statements included elsewhere herein.

(3) Reflects a gain of approximately $2.7 million on the sale of virtually all of the Company's building materials distribution business offset by a loss of approximately $1.3 million on the sale of the Company's interest in Mid-South Building Supply, Inc.

(4) Consists of proceeds of life insurance owned by the Company.

(5) Primarily due to costs of $806,000 associated with the 1996 Merger
    Agreement.

(6) In 1995 and 1994, reflects the Company's portion of the results of operations of Kensington. In 1993, reflects the Company's portion of the results of operations of Kensington of approximately $2.6 million and approximately $3.3 million of certain non-recurring charges more fully described in Note 8 to the Consolidated Financial Statements included elsewhere herein.

(7) Discontinued operations relate to the "off-site" and "on-site" environmental remediation businesses.

(8) Reflects the cumulative effect of adoption of Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes."

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

ACQUISITION BY CERTAINTEED

  On February 16, 1998 Acquisition Sub, a wholly-owned subsidiary of CertainTeed, an indirect wholly-owned subsidiary of Saint-Gobain, accepted for payment pursuant to the Offer 3,991,022 Common Shares, or approximately 95% of the Common Shares outstanding, and 772,735 Preference Shares, or approximately 95% of the Preference Shares outstanding, at a price of $5.50 per Common Share and $20 per Preference Share without any adjustment for dividends accrued and unpaid through the date of the expiration of the Offer on February 13, 1998.

  As a result of the completion of the Offer, CertainTeed owns, through Acquisition Sub, all but 170,354 shares of the outstanding Common Shares and all but 41,565 of the outstanding Preference Shares. The Common Shares no longer meet the continuing inclusion requirements for Nasdaq National Market securities, and there is little or no market for either the Common Shares or the Preference Shares. Accordingly, the Company withdrew from Nasdaq Stock Market listing the Common Shares and the Preference Shares, effective at the close of business on March 3, 1998.

  The Offer was the first step in the acquisition of the Company by CertainTeed contemplated by the Merger Agreement between the Company, CertainTeed and Acquisition Sub. The second step in the transaction will be the Merger, pursuant to which Acquisition Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of CertainTeed. Upon the effectiveness of the Merger, each outstanding Common Share (other than shares held by stockholders who perfect their appraisal rights under Massachusetts law, shares held in the Company's treasury, and shares held directly by Acquisition Sub or CertainTeed) will be converted into the right to receive $5.50 in cash, and each Preference Share (other than shares held by stockholders who perfect their appraisal rights under Massachusetts law, shares held in the Company's treasury, and shares held directly by Acquisition Sub or CertainTeed) will be converted into the right to receive $20 in cash, which amount will not be adjusted for any dividends accrued and unpaid through the date of the consummation of the Merger. Outstanding options to acquire Common Shares with an exercise price of less than $5.50 per share will be converted into the right to receive a cash payment equal to the number of shares purchasable upon exercise of the option multiplied by the difference between $5.50 and the exercise price. The Company's outstanding 5% Stock will remain issued and outstanding upon the effectiveness of the Merger and will be called for redemption and retirement as soon as is practicable thereafter at a price equal to $110, plus all accrued and unpaid dividends thereon as of the date of redemption and retirement. The total consideration for CertainTeed's acquisition of the Company is approximately $40 million, including payment for the Common Shares and the Preference Shares pursuant to the Offer and Merger and for the 5% Stock upon redemption, but excluding outstanding indebtedness of the Company.

  The closing of the Merger is anticipated during the second quarter of 1998, following distribution of this Information Statement to the Company's stockholders and approval of the Merger Agreement at a special meeting of stockholders. The consummation of the Merger is subject to approval of the Merger Agreement by at least 66 2/3% of the outstanding Common Shares and at least 66 2/3% of the outstanding Preference Shares. As a result of the completion of the Offer, Acquisition Sub has sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

FINANCIAL CONDITION

  As of December 31, 1997, the Company had cash and cash equivalents on hand totaling $784,000 and total debt of approximately $2 million. Letters of credit outstanding as of December 31, 1997 totaled $805,000. The Company's external financing needs were augmented by the ability of its wholly owned subsidiary, Bird Incorporated, to borrow under a new three year $15,000,000 Revolving Credit and Security Agreement (the "Credit Agreement") dated July 8, 1997 between Bird Incorporated and Fleet National Bank ("Fleet"). Up to

$3 million of the revolving credit facility could be used for letters of credit. This agreement superseded the Loan and Security Agreement dated November 30, 1994, as amended March 8, 1995, between Bird Incorporated and Fleet Capital Corporation.

  Borrowings by Bird Incorporated under the Credit Agreement were guaranteed by the Company and the Company's other subsidiaries and were secured by accounts receivable and inventory. The revolving credit line availability was determined with reference to a percentage of accounts receivable and inventory. Under the Credit Agreement, the availability calculation did not allow borrowings to the full extent of the revolving credit commitment due to the seasonality of the building materials manufacturing business. As of December 31, 1997, an aggregate of $5,864,000 was available to the Company under the terms of the Credit Agreement, of which $3,358,000 remained available, net of current borrowings and letters of credit.

  Interest on the Credit Agreement accrued at the Fleet base rate less 1/2% (as specified in such Credit Agreement) or the London Interbank Offering Rate ("LIBOR") plus 1 1/2% at the Company's election. The interest rates on outstanding borrowings at December 31, 1997 were 8.25% on a $700,000, 7 day LIBOR loan expiring January 5, 1998 and 7.46875% on a $1 million, 30 day LIBOR loan expiring on January 28, 1998.

  The Credit Agreement contained certain financial and operating covenants and placed limits on the Company's capital expenditures. As of December 31, 1997, the Company was in default under Section 5.9 of the Credit Agreement as a result of failing to achieve the minimum fixed charge coverage ratio for the fourth quarter of 1997. As a result of the change of control on February 16, 1998 resulting from completion of the Offer, the terms of the Credit Agreement required repayment of indebtedness. On February 18, 1998, the Company repaid all indebtedness with the exception of outstanding letters of credit aggregating $805,000. Fleet will maintain its security interest in the assets of the Company until revocation of the letters of credit occurs, which is expected in the second quarter of 1998.

  Net cash and cash equivalents decreased during fiscal 1997 by approximately $1.5 million primarily due to working capital needs. The Company generated cash of $1.6 million from operating activities, including $2.8 million from depreciation and amortization and $1.6 million from decreased accounts receivable, primarily offset by $2.5 million in increased liabilities unrelated to financing activities.

  The Company used $1.3 million for capital expenditures for the period ended December 31, 1997 as compared to $1.1 million of cash used in the same period in the prior year.

  The net cash used by financing activities changed by approximately $2.7 million from the prior year. Cash used by financing activities during 1997 was primarily due to approximately $477,000 of net debt repayments and approximately $1.5 million of dividend payments as compared to 1996 when the Company had net debt repayments of approximately $3.6 million and approximately $1.2 million of dividend payments.

  The Company is dependent upon computer systems for certain phases of its operations, including financial accounting and production. Since some of the Company's computer software programs and hardware recognize only the last two digits of the year in any date ("97" for 1997), some programs may fail to operate properly in 1999 or 2000 if the software or hardware is not reprogrammed or replaced. The Company intends to spend approximately $65,000 over the next two years to upgrade its computer systems to address the problem. The Company believes that the cost of fixing the "Year 2000 Problem" will not have a material effect on the Company's current financial condition or results of operations.

ENVIRONMENTAL MATTERS

  The Company monitors its compliance with environmental regulations on an ongoing basis. The Company's general counsel receives environmental site assessments from the operating managers responsible for site environmental compliance. Appropriate action is undertaken where needed. When environmental claims are asserted against the Company, the claims are evaluated by the Company's general counsel and operating management in conjunction with external legal counsel and environmental engineers as necessary, and action is taken with respect to all known sites, as appropriate. The Company is currently engaged in proceedings relating to or has received notice of the following environmental matters:

  On June 21, 1994, the Arizona Department of Environmental Quality ("ADEQ") issued a notice of violation ("NV") to Southwest Roofing Supply, a previously owned division of the Company ("Southwest"), which directed Southwest to conduct a site investigation of property formerly leased by Southwest. A consent order between the ADEQ and the Company was issued on September 23, 1994. Pursuant to the order, the Company agreed to submit a work plan with a view to remediating the soil and groundwater that may have been contaminated by leaks from an underground storage tank previously removed by the Company. On December 23, 1996, the consent order was closed between the ADEQ and the Company; however, the remediation work must still be completed. The Company's management believes that the net remediation cost to the Company will be approximately $150,000 after anticipated reimbursement from the Arizona State Assurance Fund as described below. As of December 31, 1997, the Company had a reserve of $150,000 for the estimated cost of clean-up. The Company believes that $250,000 will be reimbursed to the Company from the Arizona State Assurance Fund administered by the ADEQ in accordance with Arizona law and regulation.

  In 1986, the Company, along with numerous other companies, was named by the EPA and other governmental agencies responsible for regulation of the environment as a Potentially Responsible Person ("PRP") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq. ("CERCLA") in connection with hazardous substances at a site known as the Fulton Terminal Superfund site located in Fulton, Oswego County, New York. On September 28, 1990, the Company and a number of other PRPs reached a negotiated settlement with the EPA pursuant to which the settling PRPs agreed to pay the costs of certain expenses in connection with the proceedings and to pay certain other expenses, including the costs and expenses of administering a trust fund to be established by the settling PRPs. The settlement agreement is embodied in a consent decree filed with the United States District Court for the Western District of New York and fixed the Company's proportionate share of the total expenses. The soil has been cleaned up and the groundwater is now being treated. The remaining cost to the Company of the remedial work and other expenses covered by the settlement agreement is estimated to be approximately $200,000 payable over the next three years. Under a cost-sharing arrangement set forth in a consent decree with the EPA, the other PRPs have agreed to incur 83% of the aggregate cost of remediation of this site. At December 31, 1997, the Company had a reserve of $200,000 to cover the estimated cost of the Company's remaining proportionate share (i.e., 17%) of the cost to clean up the groundwater. Based on information currently available to the Company, management believes that it is probable that the major responsible parties will fully pay the cost apportioned to them. Management believes that, based on its financial position and the estimated accrual recorded, the remediation expense with respect to this site is not likely to have a material adverse effect on the consolidated financial position or results of operations of the Company.

  The Company has owned and operated a sanitary landfill since the late 1960's used exclusively by the Company's roofing plant for the disposal of its own manufacturing process waste, primarily asphalt roofing materials. No hazardous or other specially regulated wastes have been disposed of at this site. As a result of a 1995 regulatory decision by the Massachusetts Department of Environmental Protection ("D.E.P.") to disallow the continued operation of all unlined landfills, the Company chose not to seek to renew its operating permit at the state or local level which expired at the end of August 1997. To continue to operate the landfill would be of no financial benefit over the existing outside disposal alternatives, given the new regulatory requirements and the minimal quantities of waste being disposed of presently. Therefore, as a result of this decision, the Company has begun negotiating a landfill closure plan with the D.E.P. which may commence construction in 1998 and be completed in 1999. As of December 31, 1997, the Company had a reserve of approximately $800,000 to cover the estimated cost to close the landfill. Management believes that the closure expense with respect to this site will not have a material adverse effect on the results of operations or financial condition of the Company.

  The Company has been named as a PRP with respect to certain other sites which are being investigated by federal or state agencies responsible for regulation of the environment. As a consequence of its status as a PRP, the Company may be jointly and severally liable for all of the potential monetary sanctions and remediation costs applicable to each site. In assessing the potential liability of the Company at each site, management has considered, among other things, the aggregate potential clean-up costs of each site; the apparent involvement of the Company at each site and its prospective share of the remediation costs attributable thereto; the number of PRPs identified with respect to each site and their financial ability to contribute their proportionate shares of the remediation costs for such site; the availability of insurance coverage for the Company's involvement at each site and the likelihood that such coverage may be contested; and whether and to what extent potential sources of contribution from other PRPs or indemnification by insurance companies constitute reliable sources of recovery for the Company. Similar consideration has been given in determining the exposure and potential liability of the Company in connection with other significant legal proceedings to which the Company is a party. On the basis of such consideration, management has determined that such environmental matters will not have a material adverse effect on the Company's financial position or results of operations.

  Since 1981 Bird Incorporated has been named as a defendant in approximately 650 product liability cases throughout the United States by persons claiming to have suffered asbestos-related diseases as a result of alleged exposure to asbestos used in products manufactured and sold by Bird Incorporated. Approximately 150 of these cases are currently pending and costs of approximately $2 million in the aggregate have been incurred in the defense of these claims since 1981. Employers Insurance of Wausau ("Wausau") has accepted the defense of these cases under an agreement for sharing of the costs of defense, settlements and judgments, if any. At December 31, 1997, the Company has a reserve of $950,000 to cover the estimated cost of these claims. In light of the nature and merits of the claims alleged, in the opinion of management, the resolution of these remaining claims will not have a material adverse effect on the results of operations or financial condition of the Company.

INSURANCE AND PRODUCT LIABILITY CLAIMS

  On April 16, 1996, a class action suit was filed in the Superior Court of the Commonwealth of Massachusetts against Bird Incorporated, a wholly owned subsidiary of the Company. The complaint alleges that Bird Incorporated has knowingly manufactured, distributed and falsely advertised defectively designed fiber glass based roofing shingles. The complaint sets forth claims of fraud, negligent misrepresentation, negligence and breach of express and implied warranty. The Company is currently in the process of defending against the complaint. The Company has tendered the defense of the action to several of its insurance carriers, which assumed its defense with reservation of rights. In the opinion of management, the above matter will not have a material adverse effect on the Company's financial position or results of operations.

  On June 1, 1993, Wausau commenced an action in the Superior Court for Norfolk County, Massachusetts, against Bird Incorporated seeking a declaratory judgment that certain built-up roofing and fiber glass based shingle claims made against Bird Incorporated were not covered by liability insurance policies issued by Wausau. Bird Incorporated asserts that the claims are covered and has answered the complaint. A trial is expected in 1999. In the opinion of management, the above matter will not have a material adverse effect on the Company's financial position or results of operations.

  The Company is also exposed to a number of other asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, the resolution of such claims will not have a material adverse effect on the Company's financial position or results of operations.

  The Company is a defendant in a number of suits alleging product defects, the outcome of which management believes will not in the aggregate have a material impact on the Company's financial position or results of operations.

LEGAL MATTERS

  In 1992, a subsidiary of the company, Bird Atlantic Corporation ("BAC"), formerly Atlantic Building Products Corporation, commenced an action against a former vendor, alleging violation of an exclusive distributorship without adequate and fair compensation to BAC. A jury trial was held in November 1995 in the Superior Court of Plymouth County, Massachusetts. The jury found in favor of BAC and judgment was entered on January 26, 1996 in the principal amount of approximately $1.8 million. The award, with interest accruing at 12% per annum, is expected to be in excess of $3 million and will not be reported as income until collected. Both defendant and BAC have appealed the judgment.

RESULTS OF OPERATIONS

  The Company's future prospects and sales are tied solely to one line of business (roofing manufacturing) which is dependent upon the economy in the northeastern United States. The Company produces all of its output at a single plant and relies on one major supplier for glass mat, a critical raw material. Nevertheless, the Company believes it has significant competitive advantages in this business. These advantages stem from, and are expected to continue in light of the Company's leading market share, its low cost production abilities resulting from a state-of-the-art plant, its internal supply of granules from its own quarry and granule plant and its asphalt oxidizing plant.

 1997 Compared With 1996

  Losses from continuing operations before income taxes in 1997 were $977,000 compared to earnings of $2,169,000 in 1996. Net sales decreased 17% from $51,956,000 to $43,132,000 as compared to fiscal 1996. Mild weather conditions in the northeastern region of the United States during 1997 unfavorably affected sales volume. Competitive pricing pressure also had an adverse effect on sales.

  The Company's cost of sales in 1997 compared to 1996 decreased 12.5% from $43,840,000 to $38,366,000. Such decrease was primarily attributable to lower sales volume. Cost of sales as percentage of sales was 89% in fiscal 1997 compared to 84.4% in fiscal 1996. The fluctuations related primarily to volume variances and pricing pressure.

  Selling, general and administrative ("SG&A") expenses for fiscal 1997 decreased 2.5% from $5,764,000 to $5,621,000. SG&A expenses as a percentage of sales increased approximately 2% from year to year, primarily by the result of lower sales volume in 1997.

  Interest expense for fiscal 1997 compared to fiscal 1996 decreased approximately 31% from $435,000 to $300,000. The decreased interest expense is attributable to the reduction of debt and lower interest rates.

 1996 Compared With 1995

  Earnings from continuing operations before income taxes in 1996 were $2,169,000 compared to earnings of $10,627,000 in 1995. Net sales decreased 4.1% from $54,180,000 to $51,956,000 as compared to 1995, a consequence of the sale of the Company's window fabrication and vinyl products business units which had aggregate sales of $10,575,000.

  Cost of sales in 1996 as compared to 1995 decreased 8.7% from $48,007,000 to $43,840,000, primarily the result of the sale of the Company's window fabrication and vinyl products business units. Cost of sales, stated as a percentage of net sales, was 84.4% in fiscal 1996 as compared to 88.6% in fiscal 1995. Improvements in manufacturing efficiency contributed to the percentage decrease.

  Selling, general and administrative ("SG&A") expenses for fiscal 1996 decreased 51.2% from $11,817,000 to $5,764,000. SG&A expenses, as stated as a percentage of sales, decreased approximately 11% from year to year. The decrease was attributable to the sale of the Company's window fabrication and vinyl products business units, reduction in corporate staffing and operating expenses and reduction in roofing plant expenses.

  Other expenses in 1996 were primarily due to $806,000 of costs associated with a terminated merger agreement.

  Interest expense in 1996 decreased approximately 53% or $492,000 as compared to 1995. The decrease reflects a reduction of debt with a portion of the proceeds from the sale of the Company's vinyl products and window fabrication business units.

INFLATION

  The Company is continually seeking ways to deal with raw material cost increases by productivity improvements and cost reduction programs. In recent years, the Company has not always been able to pass on increased raw material costs to customers by increasing selling prices because of intense competitive pressures. The Company has an ongoing program of updating productive capacity to take advantage of improved technology, and although the cumulative impact of inflation has resulted in higher costs for replacement of plant and equipment, these costs have been offset, in part, by productivity savings.

                   ADDITIONAL INFORMATION ABOUT THE COMPANY

  The Company is engaged in the manufacture, sale and marketing of roofing products. Products currently manufactured at the Company's roofing facility include asphalt shingles and roll roofing for commercial and residential use. These products are marketed through independent wholesalers, including wholesalers whose primary customers are roofing contractors.

SIGNIFICANT BUSINESS DEVELOPMENT

  On February 16, 1998 Acquisition Sub, a wholly owned subsidiary of CertainTeed, an indirect wholly-owned subsidiary of Saint-Gobain, accepted for payment pursuant to the Offer 3,991,022 Common Shares, or approximately 95% of the Common Shares outstanding, and 772,735 Preference Shares, or approximately 95% of the Preference Shares outstanding, at a price of $5.50 per Common Share and $20 per Preference Share without any adjustment for dividends accrued and unpaid through the date of the expiration of the Offer, on February 13, 1998.

  As a result of the completion of the Offer, CertainTeed owns, through Acquisition Sub, all but 170,354 shares of the outstanding Common Shares and all but 41,565 shares of the outstanding Preference Shares. The Common Shares no longer meet the continuing inclusion requirements for Nasdaq National Market securities, and there is little or no market for either the Common Shares or the Preference Shares. Accordingly, the Company withdrew from Nasdaq Stock Market listing the Common Shares and the Preference Shares, effective at the close of business on March 3, 1998.

  The Offer was the first step in the acquisition of the Company by CertainTeed contemplated by the Merger Agreement among the Company, CertainTeed, and Acquisition Sub. The second step in the transaction will be the Merger, pursuant to which Acquisition Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of CertainTeed. Upon the effectiveness of the Merger, each outstanding Common Share (other than shares held by stockholders who perfect their appraisal rights under Massachusetts law, shares held in the Company's treasury, and shares held directly by Acquisition Sub or CertainTeed) will be converted into the right to receive $5.50 in cash, and each Preference Share (other than shares held by stockholders who perfect their appraisal rights under Massachusetts law, shares held in the company's treasury, and shares held directly by Acquisition Sub or CertainTeed) will be converted into the right to receive $20 in cash, which amount will not be adjusted for any dividends accrued and unpaid through the date of the consummation of the Merger. Outstanding options to acquire Common Shares with an exercise price of less than $5.50 per share will be converted into the right to receive a cash payment equal to the number of shares purchasable upon exercise of the option multiplied by the difference between $5.50 and the exercise price. The Company's outstanding 5% Stock will remain issued and outstanding upon the effectiveness of the Merger and will be called for redemption and retirement as soon as is practicable thereafter at a price equal to $110, plus all accrued and unpaid dividends thereon through the date of redemption and retirement. The total consideration for CertainTeed's acquisition of the Company is approximately $40 million, including payment for the Common Shares and the Preference Shares pursuant to the Offer and Merger and for the 5% Stock upon redemption, but excluding outstanding indebtedness of the Company.

  The closing of the Merger is anticipated during the second quarter of 1998, following distribution of this Information Statement to the Company's stockholders and approval of the Merger Agreement at a special meeting of stockholders. The consummation of the Merger is subject to approval of the Merger Agreement by at least 66 2/3% of the outstanding Common Shares and at least 66 2/3% of the outstanding Preference Shares. As a result of the completion of the Offer, Acquisition Sub has sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

HOUSING GROUP

  Asphalt roofing products are manufactured and sold at the Company's facilities in Norwood, Massachusetts. Asphalt shingles and roll roofing are produced by coating a fiberglass mat with a mixture of hot asphalt and crushed rock (commonly called filler) and covering the coated mat with Company-manufactured roofing granules. The Company's facilities include a roofing manufacturing facility, a granule plant, a quarry, an asphalt plant and a closed private landfill that was for the Company's use only.

  The Company's Housing Group produced vinyl siding products at its plant in Bardstown, Kentucky prior to the sale of such facility in March 1995. Additionally, the Company sold its interest in Kensington, its joint venture in the replacement window fabrication business in June 1995.

  Net sales of the components of the Housing Group as a percentage of consolidated net sales of the Company were as follows: sales of asphalt roofing products, 100% in 1997, 100% in 1996 and 80% in 1995; sales of vinyl products, 20% in 1995. One customer accounted for slightly more than 15% of the Company's sales during 1997 and 1996 and 10% during 1995.

  The principal geographic markets for the Company's manufactured roofing products, due to limitations imposed by freight costs, are the northeastern United States. The building materials business is seasonal to the extent that outside repair and remodeling and new construction decline during the winter months. To reduce the impact of this seasonal factor, the Company generally employs what it believes to be an industry-wide practice of "winter dating", pursuant to which extended or discounted payment terms are offered to creditworthy customers who order and accept delivery of roofing products during specified periods of time in the slow season.

 Raw Materials

  The principal raw materials used in the manufacture of asphalt roofing products are fiberglass mat, asphalt saturants and coatings and crushed granules. The Company's requirements for fiberglass mat are met primarily with one vendor under an agreement which expires December 31, 1999 with an option to extend for an additional two years. Fiberglass mat is also generally available in adequate quantities from a number of outside suppliers. Asphalt saturants and coatings were, until early 1995, purchased from a major oil refinery. These materials are also available from other sources at a higher delivered cost. Since completion of construction of an asphalt plant in January 1995, the Company has been able to process asphalt at its roofing facility, thereby reducing its costs and decreasing the potential for temporary interruptions in its manufacturing operations. The Company can produce all of its current granule requirements at its granule plant.

 Backlog

  Order backlog is not a meaningful measure of the Company's building materials business because there are fewer sales during the last quarter of the fiscal year and the order-to-shipment cycle is relatively short. Additionally, it is very rare, at any time, to require more than 30 days from the receipt of a product order to delivery of the product.

 Competition

  The building materials business is, to a large degree, a commodities-type business and is highly competitive with respect to price, delivery terms and consistent product quality. Many of the Company's competitors are larger and financially stronger than the Company, but none is dominant in any of its markets.

  The strengths of the Company's asphalt roofing business arise, in part, from the unique marketing programs the Company directs toward its indirect customer base, professional roofing contractors, combined with an industry-wide reputation for providing quality products with a high level of service. The Company's comprehensive contractor marketing program is designed to support the position of the Company's contractors in the industry. Such marketing programs include a special system for in-home sales promotions. Pursuant to its exclusive certification program, the Company also certifies contractors who have recorded three (3) successful years in business, who provide the Company with names of customers for quality checks, sign a letter of ethics, have a good credit history, warrant their workmanship for two years and attend annual training meetings. Contractors must be recertified every three years. Certified contractors are supplied with a wide array of marketing materials, including customized sample cases, special mailers and custom job site signs.

 Intellectual Property

  The Company owns a number of trademarks, as well as significant technology and know-how, which it utilizes in connection with its asphalt roofing business. The Company believes that its trademarks are strong and well recognized in the industry.

COMPLIANCE WITH CERTAIN ENVIRONMENTAL LAWS

  The Company has expended, and expects to continue to expend, funds to comply with federal, state and local provisions and orders which relate to the environment. Based on the information available to the Company at this time, the Company believes that the effect of compliance with these provisions on the capital expenditures, earnings and competitive position of the Company will not be material. Proceedings involving environmental matters are described under "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Environmental Matters."

EMPLOYEES

  At December 31, 1997, the Company employed 160 people.

PROPERTIES

  The Company's executive offices are located at its plant in Norwood, Massachusetts. The Company believes that its plant and facilities, as described below, are suitable and adequate for its current and anticipated business. Operating capacity can be increased by additional man hours, changing product mix, and/or minimal capital investment should the need arise. The Company's facilities are well maintained, in sound operating condition, and in regular use.

 Roofing Manufacturing Facility

  The Company owns its asphalt roofing manufacturing facility in Norwood, Massachusetts. The Norwood plant includes the roofing manufacturing facility, a granule plant and an asphalt plant. The Company's quarry is located in Wrentham, Massachusetts, and its closed private landfill is located in Walpole, Massachusetts. The Company leases an industrial laminator and certain other equipment which were fabricated for use in its roofing plant. The laminator lease expires in 1998. The Company completed the construction of an asphalt oxidizer plant at the Norwood premises in January 1995 to ensure a continuous supply of asphalt. The Company also leases an asphalt storage tank and terminal facilities in Providence, Rhode Island.

LEGAL PROCEEDINGS

  In 1992, a subsidiary of the company, Bird Atlantic Corporation ("BAC"), formerly Atlantic Building Products Corporation, commenced an action against a former vendor, alleging violation of an exclusive distributorship without adequate and fair compensation to BAC. A jury trial was held in November 1995 in the Superior Court of Plymouth County, Massachusetts. The jury found in favor of BAC and judgment was entered on January 26, 1996 in the principal amount of approximately $1.8 million. The award, with interest accruing at 12% per annum, is expected to be in excess of $3 million and will not be reported as income until collected. Both defendant and BAC have appealed the judgment.

INSURANCE AND PRODUCT LIABILITY CLAIMS

  On June 1, 1993, Wausau commenced an action in the Superior Court for Norfolk County, Massachusetts, against the Company seeking a declaratory judgment that certain built-up roofing and fiber glass based shingle claims made against the Company were not covered by liability insurance policies issued by Wausau. The Company asserts that the claims are covered and has answered the complaint. A trial is expected in 1999. In the opinion of management, the above matter will not have a material adverse effect on the Company's financial position or results of operations.

  The Company is also exposed to a number of other asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, the resolution of such claims will not have a material adverse effect on the Company's financial position or results of operations.

  The Company is a defendant in a number of suits alleging product defects, the outcome of which management believes will not in the aggregate have a material impact on the Company's financial position or results of operations.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table lists the stockholders known to management to be the beneficial owners of more than 5% of the outstanding Common Stock as of March 31, 1998.

                                                        AMOUNT AND
                         NAME AND                       NATURE OF
                        ADDRESS OF                      BENEFICIAL    PERCENTAGE
                     BENEFICIAL OWNER                   OWNERSHIP      OF CLASS
                     ----------------                ---------------- ----------
      BI Expansion II Corp.  ....................... 3,991,268 shares    95.9%
      750 E. Swedesford Road
      Valley Forge, PA 19482

   The table below sets forth information provided by the individuals named therein as to the amount of the Company's Common Stock beneficially owned by the directors and executive officers of the Company, individually, and the directors and executive officers as a group, all as of March 31, 1998.

                                                  COMMON SHARES   PERCENTAGE OF
                                                 SUBJECT TO STOCK  OUTSTANDING
                         NAME                       OPTIONS(1)    COMMON SHARES
                         ----                    ---------------- -------------
      Frank S. Anthony..........................   34,000 shares         *
      Richard C. Maloof.........................  155,000 shares       3.6%
      All directors and executive officers as a
       group (2 persons)........................  189,000 shares       4.3%

--------
* Less than 1% of the outstanding Common Stock.
(1) Represents shares which the individual has a right to acquire by exercise of stock options exercisable within 60 days of March 31, 1998.

                                 OTHER MATTERS

  The Board knows of no business which will be presented for consideration at the Special Meeting other than that described above.

Dated: [      , 1998]

                                          By Order of the Board of Directors,

                                          Clerk

                  INDEX OF FINANCIAL STATEMENTS AND SCHEDULES

  The following consolidated financial statements of the Company and its subsidiaries are listed below.

                                                                             PAGE
                                                                             ----
      Consolidated Financial Statements:
        Report of independent accountants................................... F-2
        Balance sheets at December 31, 1997 and 1996........................ F-3
        Statements of operations for each of the three years in the period ended December 31, 1997............................................ F-4
        Statements of stockholders' equity for each of the three years in the period ended December 31, 1997................................. F-5
        Statements of cash flows for each of the three years in the period ended December 31, 1997............................................ F-6
        Notes to consolidated financial statements.......................... F-7

  The following consolidated financial statement schedule of the Company and its subsidiaries should be read in conjunction with the financial statements included herein:

        Schedule II--Valuation and qualifying accounts..................... F-22

  All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not applicable or the required information is shown in the financial statements or the notes thereto.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Bird Corporation

  We have audited the accompanying consolidated balance sheets of Bird Corporation and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, of stockholders' equity and of cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of Bird Corporation and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Price Waterhouse LLP
Boston, Massachusetts

February 26, 1998

                       BIRD CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
      (IN THOUSANDS, EXCEPT SHARE, PAR VALUE, AND LIQUIDATION VALUE DATA)

                                                               DECEMBER 31,
                                                              ----------------
                                                               1997     1996
                                                              -------  -------
ASSETS
Current Assets:
 Cash and equivalents........................................ $   784  $ 2,310
 Accounts and notes receivable, less allowances--$153 in 1997
  and $150 in 1996...........................................   3,414    5,191
 Inventories.................................................   5,250    5,273
 Prepaid expenses and other assets...........................     243      784
 Deferred income taxes.......................................     153      435
                                                              -------  -------
   Total current assets......................................   9,844   13,993
                                                              -------  -------
Property, Plant and Equipment:
 Land and land improvements..................................   3,294    3,099
 Buildings...................................................   7,042    6,936
 Machinery and equipment.....................................  30,950   30,455
 Construction in progress....................................     458      255
                                                              -------  -------
                                                               41,744   40,745
 Less--Depreciation and amortization.........................  21,290   18,805
                                                              -------  -------
                                                               20,454   21,940
                                                              -------  -------
Deferred income taxes........................................   3,913    3,631
Other assets.................................................      37      105
                                                              -------  -------
                                                              $34,248  $39,669
                                                              =======  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable............................................ $ 2,180  $ 2,144
 Accrued expenses............................................   3,634    6,214
 Revolving line of credit....................................   1,700        0
 Long-term debt, portion due within one year.................     255    2,177
 Retirement plan contributions payable.......................      82       83
                                                              -------  -------
   Total current liabilities.................................   7,851   10,618
Long-term debt, portion due after one year...................       0      255
Other liabilities............................................   2,567    3,526
                                                              -------  -------
   Total liabilities.........................................  10,418   14,399
                                                              -------  -------
STOCKHOLDERS' EQUITY
 5% cumulative preferred stock, par value $100. Authorized
  15,000 shares; issued 5,795 shares in 1997 and 5,820 shares in 1996 (liquidating preference $110 per share, aggregating
  $637,000 in 1997 and $640,000 in 1996).....................     580      582
 Preference stock, par value $1. Authorized 1,500,000 shares;
  issued 814,300 shares of $1.85 cumulative convertible
  preference stock in 1997 and 1996 (liquidating value $20
  per share, aggregating $16,286,000)........................     814      814
 Common stock, par value $1. Authorized 15,000,000 shares;
  4,435,097 shares issued in 1997 and 4,414,991 shares issued
  in 1996....................................................   4,435    4,415
 Other capital...............................................  27,511   27,436
 Retained earnings (deficit).................................  (6,519)  (4,986)
                                                              -------  -------
                                                               26,821   28,261
 Less--
 Treasury stock, at cost, Common stock: 275,112 shares in
  1997 and 275,102 shares in 1996............................  (2,991)  (2,991)
                                                              -------  -------
                                                               23,830   25,270
                                                              -------  -------
 Commitments and contingencies (Note 11)
                                                              $34,248  $39,669
                                                              =======  =======

          See accompanying notes to consolidated financial statements.

                       BIRD CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                 YEAR ENDED DECEMBER 31,
                                             ---------------------------------
                                                1997       1996        1995
                                             ----------  ---------  ----------
Net sales..................................  $   43,132  $  51,956  $   54,180
                                             ----------  ---------  ----------
Costs and expenses:
  Cost of sales............................      38,366     43,840      48,007
  Selling, general and administrative
   expense.................................       5,621      5,764      11,817
  Equity losses from partnership...........           0          0         372
  Other (income) expense, net..............        (178)       667           0
  Interest expense.........................         300        435         927
  Gain on disposal of businesses...........           0       (919)    (17,570)
                                             ----------  ---------  ----------
    Total costs and expenses...............      44,109     49,787      43,553
                                             ----------  ---------  ----------
Earnings (loss) from continuing operations
 before income taxes.......................        (977)     2,169      10,627
Provision (benefit) for income taxes.......           0          0      11,424
                                             ----------  ---------  ----------
Earnings (loss) from continuing operations.        (977)     2,169        (797)
Discontinued operations (Note 9):
  Income (loss) on disposal of
   environmental business, net of taxes....         595        134     (11,252)
                                             ----------  ---------  ----------
  Net income (loss) from discontinued
   operations..............................         595        134     (11,252)
                                             ----------  ---------  ----------
Net earnings (loss) before dividends.......        (382)     2,303     (12,049)
Preferred and preference stock cumulative
 dividends.................................       1,536      1,536       1,536
                                             ----------  ---------  ----------
Net earnings (loss) applicable to common
 stockholders..............................  $   (1,918) $     767  $  (13,585)
                                             ==========  =========  ==========
Basic and diluted earnings (loss) per
 common share:
  Continuing operations....................  $    (0.60) $    0.15  $    (0.57)
  Discontinued operations..................        0.14       0.03       (2.74)
                                             ----------  ---------  ----------
Net earnings (loss) after dividends........  $    (0.46) $    0.18  $    (3.31)
                                             ==========  =========  ==========
Average number of shares used in earnings
 (loss) per share computations:
  Basic....................................   4,150,566  4,130,224   4,104,965
  Diluted..................................   4,150,566  4,147,427   4,104,965


          See accompanying notes to consolidated financial statements.

                       BIRD CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                        $1.85
                              5%     CUMULATIVE
                          CUMULATIVE CONVERTIBLE                RETAINED    COMMON                    TOTAL
                          PREFERRED  PREFERENCE  COMMON  OTHER  EARNINGS   STOCK IN    UNEARNED   STOCKHOLDERS'
                            STOCK       STOCK    STOCK  CAPITAL (DEFICIT)  TREASURY  COMPENSATION    EQUITY
                          ---------- ----------- ------ ------- ---------  --------  ------------ -------------
Balance December 31,
 1994...................     $582       $814     $4,375 $27,235 $  7,860   $(2,991)     $(157)      $ 37,718
Net loss................                                         (12,049)                            (12,049)
Cash dividends declared:
 5% cumulative preferred
  stock--$1.25 per
  share.................                                             (51)                                (51)
 $1.85 cumulative
  convertible preference
  stock--$1.85 per
  share.................                                          (1,506)                             (1,506)
Common stock issued as
 compensation--200
 shares.................                                      1                                            1
Common stock issued for
 contributions to
 employees' saving
 plan--17,783 shares....                             18     112                                          130
Common stock issued upon
 exercise of stock
 options--2,000 shares
 common.................                              2      14                                           16
Amortization of unearned
 compensation...........                                                                  157            157
                             ----       ----     ------ ------- --------   -------      -----       --------
Balance December 31,
 1995...................      582        814      4,395  27,362   (5,746)   (2,991)         0         24,416
Net earnings............                                           2,303                               2,303
Cash dividends declared:
 5% cumulative preferred
  stock--$1.25 per
  share.................                                             (37)                                (37)
 $1.85 cumulative
  convertible preference
  stock--$1.85 per
  share.................                                          (1,506)                             (1,506)
Common stock issued for
 contributions to
 employees' saving
 plan--19,829 shares....                             20      74                                           94
                             ----       ----     ------ ------- --------   -------      -----       --------
Balance December 31,
 1996...................      582        814      4,415  27,436   (4,986)   (2,991)         0         25,270
Net earnings............                                            (382)                               (382)
Cash dividends declared:
 5% cumulative preferred
  stock--$1.25 per
  share.................                                             (22)                                (22)
 $1.85 cumulative
  convertible preference
  stock--$1.85 per
  share.................                                          (1,129)                             (1,129)
Common stock issued for
 contributions to
 employees' saving
 plan--20,106 shares....                             20      75                                           95
Other...................       (2)                                                                        (2)
                             ----       ----     ------ ------- --------   -------      -----       --------
Balance December 31,
 1997...................     $580       $814     $4,435 $27,511 $ (6,519)  $(2,991)     $   0       $ 23,830
                             ====       ====     ====== ======= ========   =======      =====       ========

          See accompanying notes to consolidated financial statements.

                       BIRD CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                                  ---------------------------
         (BRACKETS DENOTE CASH OUTFLOWS)                           1997      1996      1995
         -------------------------------                          -------  --------  --------
Cash flow provided (used) by operations:
Net earnings (loss).............................................    $(382) $  2,303  $(12,049)
Adjustments to reconcile to net cash provided by operations:
  Depreciation and amortization.................................    2,840     2,817     2,861
  Provision for losses on accounts receivable...................      153         0        26
  Deferred income taxes.........................................        0         0    11,304
  Gain on sale of vinyl business................................        0         0   (20,579)
  Loss on sale of window business...............................        0         0     1,959
  Loss (gain) on disposal of environmental business.............     (595)     (134)   11,252
Changes in balance sheet items:
  Accounts receivable...........................................    1,624       270     3,120
  Inventories...................................................       23      (572)   (2,664)
  Prepaid expenses..............................................      442     1,286       712
  Liabilities not related to financing activities...............   (2,525)   (1,587)  (14,325)
  Other assets..................................................       68        (6)      128
                                                                  -------  --------  --------
Cash flow provided (used) by operations:........................    1,648     4,377   (18,255)
                                                                  -------  --------  --------
Cash flows from investing activities:
  Acquisition of property, plant and equipment..................   (1,255)   (1,130)   (1,590)
  Proceeds from disposal of assets..............................        0         0    50,680
  Additional investments in discontinued operations.............        0         0    (2,402)
  Other investments.............................................        0         0       651
                                                                  -------  --------  --------
Net cash provided by (used in) investing activities ............   (1,255)   (1,130)   47,339
                                                                  -------  --------  --------
Cash flows from financing activities:
  Debt proceeds.................................................    6,400     9,445    16,627
  Debt repayments...............................................   (6,877)  (12,996)  (40,942)
  Dividends paid................................................   (1,535)   (1,159)   (1,558)
  Other equity changes..........................................       93        94       147
                                                                  -------  --------  --------
Net cash used by financing activities...........................   (1,919)   (4,616)  (25,726)
                                                                  -------  --------  --------
Net increase (decrease) in cash and equivalents.................   (1,526)   (1,369)    3,358
Cash and equivalents at beginning of year.......................    2,310     3,679       321
                                                                  -------  --------  --------
Cash and equivalents at end of year.............................  $   784  $  2,310  $  3,679
                                                                  =======  ========  ========
Supplemental Disclosures:
  Cash paid during the year for:
    Interest....................................................  $   344  $    498  $  1,501
    Income taxes................................................  $    35  $      0  $  1,170

          See accompanying notes to consolidated financial statements.

                       BIRD CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

 Nature of Operations

  Bird Corporation is a manufacturer of asphalt roofing products. Currently, asphalt shingles and roll roofing are produced at the Company's plant in Norwood, Massachusetts for commercial and residential use. These products are marketed in the northeastern United States through independent wholesalers and building material retailers whose primary customers are roofing contractors.

 Basis of Consolidation

  The accompanying consolidated financial statements include the accounts of Bird Corporation and its majority-owned subsidiaries (the "Company"). All material intercompany activity has been eliminated from the financial statements.

 Pervasiveness of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Concentration of Risk and Major Customers

  The Company is dependent upon the economy in the northeastern United States and sells its products primarily to independent wholesalers and building material retailers for resale primarily to roofing contractors. One customer accounted for slightly more than 15% of the Company's gross sales during 1997 and 1996 and 10% in 1995.

  The principal raw materials used in the manufacture of asphalt roofing products are fiberglass mat, asphalt saturants and coatings and crushed granules. The Company's requirements for fiberglass mat are met primarily with one vendor under an agreement which expires December 31, 1999 with an option to extend for an additional two years. Fiberglass mat is also generally available in adequate quantities from a number of outside suppliers. The Company has a raw material processing agreement with a company whose President is also a Director of Bird Corporation. The Company's purchases from this related party amounted to $1,707,000 in 1997, $1,817,000 in 1996, and
$1,619,000 in 1995. Management believes that amounts paid were equivalent to those that would be paid under an arm's length transaction. At December 31, 1997 and 1996 amounts due to this company totaled $115,000 and $268,000, respectively.

 Revenue Recognition

  The Company recognizes revenue when products are shipped or services are performed.

 Cash and Equivalents

  The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. On occasion the Company invests its excess cash in a money market account that is subject to minimal credit and market risk. There were no such investments at December 31, 1997.

 Inventories

  Inventories are valued at the lower of cost or market. Cost is determined for a large portion of the inventories by the last-in, first-out (LIFO) method computed using the dollar value method for natural business unit pools. The cost of the remaining inventories is determined on a first-in, first-out
(FIFO) basis.

                       BIRD CORPORATION AND SUBSIDIARIES

 Property, Plant and Equipment

  Property, plant and equipment is stated at cost. Depreciation has been provided in the financial statements primarily on the straight-line method at rates, based on reasonable estimates of useful lives, which fall within the following ranges for major asset classifications:

   Land improvements............................................. 10 to 20 years
   Buildings..................................................... 20 to 25 years
   Machinery and equipment.......................................  5 to 13 years

  Depreciation expenses for continuing operations for 1997, 1996 and 1995 amounted to $2,741,000, $2,709,000 and $2,831,000, respectively. Maintenance, repairs and minor renewals are charged to earnings in the year in which the expense is incurred. Additions, improvements and major renewals are capitalized. The cost of assets retired or sold, together with the related accumulated depreciation, are removed from the accounts, and any gain or loss on disposition is credited or charged to earnings.

 Retirement Plans

  The Company has a defined contribution plan covering substantially all eligible non-union salaried and non-union hourly employees. Annual contributions are made to the plan based on rates identified in the plan agreement.

 Advertising

  Advertising costs are charged to operations when incurred. The Company did not incur any costs associated with direct response advertising in 1997, 1996 and 1995, and there were no capitalized advertising costs at December 31, 1997 and 1996. Advertising expense for 1997, 1996 and 1995 was $443,000, $485,000, and $503,000, respectively.

 Earnings (Loss) per Common Share

  In February 1997, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). This statement supercedes the pronouncement of Accounting Principles Board ("APB No. 15") and is effective with the Company's fiscal year ended December 31, 1997. The statement eliminates the calculation of primary earnings per share and requires the disclosure of basic earnings per share and diluted earnings per share (formerly referred to as fully dilutive earnings per share), if applicable. Basic earnings (loss) per common share excludes dilution and is determined after deducting the dividend requirements of the preferred and preference shares and is based on the weighted average number of common shares outstanding during each period. Diluted earnings (loss) per common share gives effect to the reduction in earnings per share, if any, which would result from potential common stock (the conversion of the $1.85 cumulative convertible preference stock and the inclusion of dilutive stock options) during the period if the effect is dilutive. The Company has restated all prior period earnings (loss) per share information in accordance with the statement and has excluded potential common stock from the calculation of diluted weighted average share amounts for the years 1997, 1996 and 1995 as its inclusion would have been anti-dilutive.

 Environmental Matters

  The Company records a liability for environmental matters when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on the available evidence and site assessments. If an amount is likely to fall within a range and no single amount within that range can be determined to be a better estimate, the minimum amount of the range is recorded. If there are other participants

                       BIRD CORPORATION AND SUBSIDIARIES
and the liability is joint and several, the financial stability of the other participants is considered in determining the Company's accrual. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. In addition, the liability excludes claims for recoveries from insurance companies and other third parties until such claims for recoveries are probable of realization at which point they would be classified separately as a receivable.

 Warranty Costs

  The Company warrants under certain circumstances that its building material products meet certain manufacturing and material specifications. The warranty policy is unique to each product, ranges from five to forty years, is generally for the material cost and requires the owner to meet specific criteria such as proof of purchase. The Company offers the original manufacturer's warranty only as part of the original sale and at no additional cost to the customer. In addition, for marketing considerations, the Company makes elective settlements in response to customer complaints. The Company records the liability for warranty claims and elective customer settlements when it determines that a specific liability exists or a payment will be made.

 Stock Compensation

  The Company's employee stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". In 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation".

2. INVENTORIES

  The percentages of inventories valued on the LIFO method was 98% at December 31, 1997 and 1996. It is not practical to separate LIFO inventories by raw materials and finished goods components; however, the following table (in thousands) presents these components on a current cost basis with the LIFO reserve shown as a reduction.

                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1997   1996
                                                                   ------ ------
   Current Costs:
     Raw materials................................................ $1,318 $1,378
     Finished goods...............................................  4,562  4,093
                                                                   ------ ------
                                                                    5,880  5,471
     Less LIFO reserve............................................    630    198
                                                                   ------ ------
                                                                   $5,250 $5,273
                                                                   ====== ======

3. DEBT

  At December 31, the Company's borrowings and debt obligations are summarized as follows (in thousands):

                                                                   1997   1996
                                                                  ------ ------
   Debt Obligations:
     Term Loan................................................... $    0 $1,804
     Revolving Credit Facility...................................  1,700      0
     Obligations under capital leases............................    255    628
                                                                  ------ ------
                                                                   1,955  2,432
     Less--portion due within one year...........................  1,955  2,177
                                                                  ------ ------
     Long Term Debt.............................................. $    0 $  255
                                                                  ====== ======

                       BIRD CORPORATION AND SUBSIDIARIES

  The Company's external financing needs were augmented by its ability to borrow under the three year Loan and Security Agreement dated November 30, 1994 (and amended March 8, 1995) with Fleet Capital Corporation. It was replaced on July 8, 1997, with a new three year $15,000,000 Revolving Credit and Security Agreement ("Credit Agreement") with Fleet National Bank ("Fleet"). Up to $3 million of the revolving credit facility could be used for letters of credit. At December 31, 1997, letters of credit totaled $805,000 compared to $1,401,000 as of December 31, 1996.

  Borrowings by Bird Incorporated under the Credit Agreement were guaranteed by the Company and the Company's other subsidiaries and were secured by accounts receivable and inventory. The revolving credit line availability was determined with reference to a percentage of accounts receivable and inventory. Under the Credit Agreement, the availability calculation did not allow borrowings to the full extent of the revolving credit commitment due to the seasonality of the building materials manufacturing business. As of December 31, 1997, an aggregate of $5,864,000 was available to the Company under the terms of the Credit Agreement of which $3,358,000 remained available, net of current borrowings and letters of credit.

  Interest on the Credit Agreement accrued at the Fleet base rate less 1/2% (as specified in such Credit Agreement) or the London Interbank Offering Rate ("LIBOR") plus 1 1/2% at the Company's election. The interest rates on outstanding borrowings at December 31, 1997 were 8.25% on a $700,000, 7 day LIBOR loan expiring January 5, 1998 and 7.46875% on a $1 million, 30 day LIBOR loan expiring on January 28, 1998.

  The Credit Agreement contained certain financial and operating covenants and placed limits on the Company's capital expenditures. As of December 31, 1997, the Company was in default under Section 5.9 of the Credit Agreement as a result of failing to achieve the minimum fixed charge coverage ratio for the fourth quarter of 1997. As a result of the change of control on February 16, 1998 resulting from completion of the Tender Offer, the terms of the Credit Agreement required repayment of indebtedness. On February 18, 1998, the Company repaid all indebtedness with the exception of outstanding letters of credit aggregating $805,000. Fleet will maintain its security interest in the assets of the Company until revocation of the letters of credit occurs, which is expected in the second quarter of 1998.

  The weighted average interest rates on short term borrowings at December 31, 1997 and December 31, 1996 were 7.56% and 8.25%, respectively. The fair value of the Company's total debt approximated the carrying value at December 31, 1997 and 1996, respectively. The fair value is based on management's estimate of current rates available to the Company for similar debt with the same remaining maturity.

4. INCOME TAXES

  Earnings (loss) from continuing operations before income taxes and the provision (benefit) for income taxes are shown below (in thousands):

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                       1997    1996     1995
                                                      ------- ------- --------
   Earnings (loss) from continuing operations before
    income taxes:                                     $ (977) $ 2,169 $ 10,627
                                                      ======  ======= ========
   Provision (benefit) for continuing operations:
     Currently payable..............................  $    0  $     0 $    120
     Deferred.......................................       0        0   11,304
                                                      ------  ------- --------
                                                      $    0  $     0 $ 11,424
                                                      ======  ======= ========

                       BIRD CORPORATION AND SUBSIDIARIES

  The provision (benefit) for income taxes on continuing operations varied from the U.S. federal statutory rate for the following reasons:

                                                            1997   1996   1995
                                                            -----  -----  -----
   Continuing operations:
     U.S. federal statutory rate...........................  34.0%  34.0%  34.0%
     State income taxes, net...............................   0.0    0.0    7.3
     Corporate owned life insurance........................  (6.2)  (7.0)   2.5
     Effect of valuation allowance......................... (29.7) (28.4)  63.7
     Other.................................................   1.9    1.4    0.0
                                                            -----  -----  -----
                                                              0.0%   0.0% 107.5%
                                                            =====  =====  =====

  The deferred income tax asset recorded in the consolidated balance sheet results from differences between financial statement and tax reporting of income and deductions. A summary of the composition of the deferred income tax asset at December 31, 1997 and 1996 is as follows (in thousands):

                                                               1997      1996
                                                             --------  --------
   Deferred tax assets:
     Compensation/pension accruals.......................... $    582  $    641
     Net operating loss carryover...........................   18,740    17,716
     Investment tax credit carryover........................      819     1,136
     Minimum tax credit carryover...........................    1,016     1,091
     Other reserves & accruals..............................    1,102     1,789
     Other..................................................    1,036     1,053
                                                             --------  --------
       Total deferred tax assets............................   23,295    23,426
   Deferred tax liabilities:
     Depreciation...........................................   (2,227)   (2,141)
                                                             --------  --------
   Net deferred tax asset before valuation reserve..........   21,068    21,285
   Less: Valuation reserve..................................  (17,002)  (17,219)
                                                             --------  --------
   Net deferred tax asset................................... $  4,066  $  4,066
                                                             ========  ========

  The Company has available for federal income tax purposes unused net operating loss and investment tax credit carryforwards, which may provide future tax benefits, expiring as follows (in thousands):

    YEAR OF                                                NET       INVESTMENT
  EXPIRATION                                          OPERATING LOSS TAX CREDIT
  ----------                                          -------------- ----------
     1998............................................    $     0        $135
     1999............................................          0         212
     2000............................................          0         297
     2001............................................          0         175
     2002............................................        138           0
     2008............................................      9,898           0
     2009............................................     16,122           0
     2010............................................     15,449           0
     2011............................................        698           0
     2012............................................      2,344           0
                                                         -------        ----
                                                         $44,649        $819
                                                         =======        ====

                       BIRD CORPORATION AND SUBSIDIARIES

  Additionally, for federal income tax purposes, at December 31, 1997 the Company had available for carryforward minimum tax credits with no expiration aggregating $1,016,000. On February 16, 1998, a change in the Company's ownership occurred as a result of the completion of the tender offer by BI Expansion II Corp., a wholly owned subsidiary of CertainTeed Corporation (see
Note 13). Consequently, there will be an annual limitation on the amount of the carryforwards, including certain unrealized built-in losses, which can be utilized for regular and alternative minimum tax purposes.

  At December 31, 1997, the Company's net deferred tax asset is approximately $21 million less a valuation reserve of $17 million which was determined based upon the Company's review of all available evidence including projections of future taxable income. The Company expects to be profitable and with other tax planning strategies expects to generate future taxable income. Realization of the $4,066,000 net deferred tax asset is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes that it is more likely than not that the net deferred tax asset will be realized.

5. STOCKHOLDERS' EQUITY

  The $1.85 cumulative convertible preference stock is redeemable, in whole or in part, at the option of the Company, at a redemption price of $20.00 per share. The convertible preference stock has a liquidation value of $20.00 per share and is convertible at the option of the holder into common stock of the Company at a conversion price of $22.25 per share, subject to adjustment in certain events. Dividends are cumulative from the date of issue and are payable quarterly. There are five preference dividends in arrears at December 31, 1997. The Company has the option to redeem the convertible preference stock. The Company's 5% cumulative preferred stock ranks senior to the convertible preference stock as to dividends and upon liquidation.

  On June 18, 1992, the Company announced that its Board of Directors authorized it to buy back, on the open market or in privately negotiated transactions, up to 400,000 of its outstanding shares of common stock at prices available from time to time that the Company deems attractive. Since this announcement, the Company has repurchased 97,619 shares.

  The Company is prohibited from purchasing its common stock as long as dividends on the convertible preference stock are in arrears. Under the 1992 Stock Option Plan described in Note 6, 931,325 shares of common stock are reserved for issuance upon exercise of options and stock appreciation rights at December 31, 1997.

  Restrictions on the payment of dividends on common and preference stock in arrears are imposed by the terms of the Credit Agreement dated July 8, 1997. Payment of dividends on currently accrued preferred and preference stock are permitted under the Credit Agreement. As of December 31, 1997, all dividends on the preferred stock have been declared and paid in full. Dividends in arrears on the preference stock in the aggregate amount of $1,506,000 for the four quarterly periods ended February 15, 1995 and $377,000 for the quarterly period ended May 15, 1996 require Fleet approval prior to distribution. Dividends on the preference stock must be paid in full before any dividends could be declared and paid on the common stock. The quarterly dividends on the preference stock due February 15, May 15, August 15, and November 15, 1997 in the aggregate amount of $1,506,000 have, with the consent of Fleet, been declared and paid in full.

  On February 16, 1998 BI Expansion II Corp., a wholly-owned subsidiary of CertainTeed Corporation, an indirect wholly-owned subsidiary of Compagnie de Saint-Gobain (Paris, France), accepted for payment pursuant to a cash tender offer 3,991,022 shares of the common stock, $1 par value per share, of the Company or approximately 96% of the common stock outstanding, and 772,735 shares of the $1.85 Cumulative Convertible Preference Stock, $1 par value per share, of the Company, or approximately 95% of the Preference Stock

                       BIRD CORPORATION AND SUBSIDIARIES
outstanding, at a price of $5.50 per share of Common Stock and $20 per share of Preference Stock, without any adjustment for dividends accrued and unpaid through the date of the expiration of the Tender Offer (February 13, 1998); such dividends amounted to $1,883,000 on December 31, 1997 and $2,260,000 on February 16, 1998 which included the undeclared dividend of $377,000 due on February 15, 1998 (see Note 13).

6. EMPLOYEE BENEFIT PLANS

 Retirement Plans

  The Company's "Bird Employees' Savings and Profit Sharing Plan" provides for a defined base contribution and profit sharing and savings contributions.

 Defined Base Contribution

  The Company contributes annually 2% of plan participants' basic compensation. Vesting accrues at 20% per year of service. Contributions for continuing operations for the years ended December 31, 1997, 1996, and 1995 amounted to $68,000, $64,000, and $72,000, respectively.

 Profit Sharing Contribution

  Profit sharing contributions are made annually, if earned, based upon certain defined levels of return on equity by the Company and its business units. The distribution of the contribution to the plan's participants is based upon annual basic compensation. No profit sharing contributions were earned for 1997, 1996 or 1995.

 Savings Contribution

  The Company's savings plan provides that eligible employees may contribute to the plan any whole percentage of their basic compensation varying from 2 to 15%. The Company may make discretionary matching contributions not exceeding 6% of the participant's basic compensation during the plan year. Such matching Company contributions are invested in shares of the Company's common stock. The Company's contributions for continuing operations for the years ended December 31, 1997, 1996, and 1995 amounted to $93,000, $91,000, and $124,000, respectively.

 Post Retirement Benefits

  Certain health care and life insurance benefits were provided for substantially all of the Company's retired employees, except those covered under union plans. Benefits are provided by the payment of premiums for life insurance benefits and the elective reimbursement for eligible employees of a portion of their health care premiums. On October 30, 1997, all current and future participants in the health care plan were notified that the Company would no longer offer health care insurance benefits under the plan after December 31, 1997. The Company's cost for the years 1997, 1996, and 1995 amounted to $64,000, $71,000, and $66,000, respectively. Life insurance benefits continue to be provided to eligible retired employees. The effect of curtailing health care benefits did not have a material effect on the results of operations in 1997.

  Employee Incentive Plans

  Under the 1982 Stock Option Plan, as amended, options to purchase up to 900,000 shares of the Company's common stock may be granted to officers, directors and key employees upon terms and conditions determined by a committee of the Board of Directors which administers the plan. In 1993, the Company adopted a new stock option plan which allows the issuance of up to 450,000 stock options in addition to the unissued shares approved for issuance under the 1982 plan. The new plan will expire in 2002 and no further options will be

                       BIRD CORPORATION AND SUBSIDIARIES
granted under the former plan. A Non-Employee Directors' Stock Option Plan was also adopted in 1993 which will automatically provide grants of options to each non-employee director serving on the Board of Directors at the time of such grant. Each annual grant will cover 2,500 shares of common stock and any recipient may not receive option grants exceeding a total of 30,000 shares. An aggregate of 100,000 shares of common stock are available for grants under the Non-Employee Directors' Stock Option Plan.

  Options granted by the committee may be designated as either incentive stock options, as defined under the current tax laws, or non-qualified options. The committee may also grant stock appreciation rights, either singly or in tandem with stock options. A right entitles the holder to benefit from market appreciation in the Company's common stock subject to the right between the date of the grant and the date of exercise without any payment on the part of the holder. Upon exercise of a right, the holder surrenders the option and receives an amount of common stock (or, at the election of the committee, cash) equal in value to the amount of such appreciation.

  The exercise price of options specified by the committee must be at least 100% of the fair market value of the Company's common stock as of the date of grant. All options and rights granted become exercisable at the rate of 20 to 25% per year, on a cumulative basis, beginning with the first anniversary of the date of grant for options granted under the Stock Option Plan and in full one year after grant for option granted under the Non-Employee Directors' Stock Option Plan. In case of termination of employment, options and grants vested, but not yet exercised, are subject to forfeiture under the Stock Option Plan and are exercisable up to 90 days after termination for the Non-Employee Directors' Stock Option Plan.

  In tandem with the stock options there are 8,000 stock appreciation rights at December 31, 1997.

  Transactions involving the Stock Option Plan are summarized as follows for the years ended December 31, 1997 and 1996:

                                        1997                    1996                     1995
                                   WEIGHTED AVG.           WEIGHTED AVG.            WEIGHTED AVG.
                          SHARES   EXERCISE PRICE SHARES   EXERCISE PRICE  SHARES   EXERCISE PRICE
                          -------  -------------- -------  -------------- --------  --------------
Outstanding beginning of
 year...................  546,300      $8.52      438,100      $10.40      500,650      $10.91
Granted.................   12,500      $4.50      171,500      $ 4.35       65,000      $ 7.78
Exercised...............        0          0            0         --        (2,000)     $ 5.00
Forfeited...............  (56,600)     $9.90      (57,500)     $10.58     (125,550)     $11.15
Expired.................   (5,000)     $9.50      (11,800)     $ 8.75            0         --
Outstanding end of year.  497,200      $8.22      546,300      $ 8.52      438,100      $10.40
Options exercisable at
 end of year............  279,400      $9.73      168,100      $10.00      186,300      $10.70
Weighted average fair
 value of options
 granted during the year
 (exercise price equals
 market price)..........               $2.40                   $ 2.67                   $ 4.52

  The following table summarizes information about stock options outstanding at December 31, 1997:

                                                     RANGE OF EXERCISE PRICES
                                                   -----------------------------
                                                    $4.13-    $8.13-    $11.00-
                                                     $6.63    $10.75    $17.50
                                                   --------- --------- ---------
Number outstanding at 12/31/97....................   192,200   185,000   120,000
Weighted Average Remaining Contractual Life....... 5.6 years 3.8 years 2.0 years
Weighted Average Exercise Price................... $    4.46 $    9.32 $   12.62
Number Exercisable at 12/31/97....................    54,500   114,000   110,900
Weighted Average Exercise Price................... $    4.65 $    9.34 $   12.63

                       BIRD CORPORATION AND SUBSIDIARIES

  Had the Company elected to recognize compensation cost based on the fair value of options granted in years beginning after December 31, 1994 at grant date as prescribed by Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation," issued in October 1995, net income and earning per share would have been reduced to the pro forma amounts indicated below:

                                          1997          1996          1995
                                      -------------  --------------------------
                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   Net income (loss)--as reported...  $      (1,918) $       767 $      (13,585)
   Net income (loss)--pro forma.....  $      (2,082) $       600 $      (13,650)
   Basic earnings (loss) per share--
    as reported.....................  $       (0.46) $      0.19 $        (3.31)
   Basic earnings (loss) per share--
    pro forma.......................  $       (0.50) $      0.15 $        (3.33)
   Diluted earnings (loss) per
    share--as reported..............  $       (0.46) $      0.18 $        (3.31)
   Diluted earnings (loss) per
    share--pro forma................  $       (0.50) $      0.14 $        (3.33)

  The assumptions and methods used in estimating the fair value at the grant date of options granted are listed below:

                                                           GRANT YEAR
                                                   ----------------------------
                                                    1997      1996      1995
                                                   -------  --------  ---------
   Expected Volatility of Share Price.............      52%       46%        43%
   Dividend Yield.................................     --        --         --
   Interest Rate..................................     6.8%      6.8%       7.0%
   Expected Life.................................. 5 years  7.7years  7.3 years
                                                      Black-Scholes Option
   Valuation Methodology..........................       Pricing Model

  Because the determination of the fair value of all options granted includes vesting periods over several years and additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future periods.

7. SALE OF BUSINESSES

  The Company records income and expenses associated with former business activities on the Consolidated Statement of Operations under the caption "Gain on Disposal of Businesses". In April 1996, the Company favorably settled a legal dispute related to the cancellation of a Supply and Sales Representative Agreement with a former business partner. The settlement agreement calls for Bird to receive total payments of $410,000 over a period of two years, for cancellation of the Sale Representative and Supply Agreements, and termination of the partnership. In July 1996, the Company received an aggregate of $535,000 in cash for the settlement of three legal disputes relating to insurance coverage. These legal disputes related to the Company's former vinyl and roofing businesses.

  In December 1996, the Company was reimbursed $123,000 for costs associated with the remediation of an underground storage tank system at its former distribution center located in Arizona.

  On March 8, 1995, the Company sold substantially all of the assets of its vinyl business to Jannock, Inc. for $47.5 million in cash subject to certain downward adjustments which totaled $4,962,000. Net of adjustments, the gain on the sale of the vinyl business totaled $20,579,000. Sales of $6,365,000 were recorded for the vinyl business in 1995 through the date of the sale.

  On June 2, 1995 the Company sold all of the outstanding capital stock of Bird-Kensington Holding Corp., which owned the Company's interest in Kensington Partners, to Jannock, Inc. The purchase price consisted of

                       BIRD CORPORATION AND SUBSIDIARIES
cash in the gross amount of $2,780,000 and the assumption of certain liabilities related to the Kensington window business. The sale resulted in a loss of $1,959,000. Sales of $4,265,000 were recorded for this business for the period March 1, 1995 through June 2, 1995.

  The Company recorded other expenses related to former business activities of $149,000, and $1,050,000 for the years 1996, and 1995, respectively. These charges against earnings include warranty claims and other costs directly related to former business activities. Expenses incurred in 1995 also included $1.5 million in provisions relating to employee benefit plans and product liability claims associated with former roofing operations which were offset by a $602,000 crude oil refund from the Department of Energy.

8. OTHER EXPENSE, NET

  Other income in 1997 related to proceeds on company owned life insurance. Other expenses in 1996 were primarily due to the $806,000 of costs associated with a terminated merger agreement.

9. DISCONTINUED OPERATIONS

 Environmental Businesses

  In 1994, the Company agreed to cause the sale of its 80% interest in its environmental business, Bird Environmental Gulf Coast, Inc. ("BEGCI") to the minority shareholders thereof, subject to financing, resulting in the complete withdrawal from the environmental business. However, during 1995, the minority partner became unable to finance the purchase of the facility and efforts to attract another purchaser were unsuccessful. In July 1995, the Company's Board of Directors suspended further funding of the facility. As a result of this action, during the second quarter of 1995, the Company's remaining investment of $8.6 million was written off and a $3 million reserve was established for additional expenses associated with the closure of the facility. On November 29, 1995, the Company caused the sale of all of the outstanding capital stock of BEGCI to GTS Duratek, Inc. for a purchase price of $1.00. Net sales relating to this business amounted to $2,848,000 for 1995. During the fourth quarter of 1997, the Company recorded income from discontinued operations of approximately $575,000 resulting from the reversal of a contingency reserve established at the time of the sale of BEGCI. The contingency period expired on December 1, 1997.

10. ACQUISITIONS

  On July 1, 1992 the Company entered into a 50% joint venture with Kensington Manufacturing Company to manufacture vinyl replacement windows through Kensington Partners ("Kensington"). On February 28, 1995, the Company's ownership in the joint venture was permanently fixed at 90%, resulting in a change in financial reporting from the equity method to consolidation beginning March 1, 1995 through June 2, 1995 when the operation was sold (see
Note 7). For the two month period ended February 20, 1995, Kensington reported net sales of $1,774,000 and a net loss of $413,000.

11. COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases certain manufacturing, administrative, warehousing, transportation equipment and other facilities. The leases generally provide that the Company pay the taxes, insurance and maintenance expenses related to the leased assets.

                       BIRD CORPORATION AND SUBSIDIARIES

  At December 31, 1997 minimum lease commitments under non-cancelable operating leases are as follows (in thousands):

             YEAR
             ----
             1998............................. $ 1,003
             1999.............................   1,003
             2000.............................   1,003
             2001.............................     776
             2002.............................     740
             Later years......................   8,874
                                               -------
                                               $13,399
                                               =======

  Total rental expense for continuing operations, exclusive of taxes, insurance and other expenses paid by the lessee related to all operating leases (including those with terms of less than one year) was as follows (in thousands):

             YEAR                               AMOUNT
             ----                               ------
             1997.............................. $  980
             1996.............................. $1,043
             1995.............................. $1,059

  The following represents property under capital leases (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------
   Machinery and equipment....................................... $2,191 $2,248
   Less, accumulated depreciation................................  1,024    903
                                                                  ------ ------
                                                                  $1,167 $1,345
                                                                  ====== ======

 Litigation

  The Company monitors its compliance with environmental regulations on an ongoing basis. The Company's general counsel receives environmental site assessments from the operating managers responsible for site environmental compliance. Appropriate action is undertaken where needed. When environmental claims are asserted against the Company, the claims are evaluated by the Company's general counsel and operating management in conjunction with external legal counsel and environmental engineers as necessary, and action is taken with respect to all known sites, as appropriate. The Company is currently engaged in proceedings relating to or has received notice of the following environmental matters:

  On June 21, 1994, the Arizona Department of Environmental Quality ("ADEQ") issued a notice of violation ("NV") to Southwest Roofing Supply, a previously owned division of the Company ("Southwest"), which directed Southwest to conduct a site investigation of property formerly leased by Southwest. The consent order between the ADEQ and the Company was issued on September 23, 1994. Pursuant to the order, the Company agreed to submit a work plan with a view to remediating the soil and groundwater that may have been contaminated by leaks from an underground storage tank previously removed by the Company. On December 23, 1996, the consent order was satisfactorily closed between the Arizona State Assurance Fund and the Company; however, the remediation work must still be completed. The Company's management believes that the net remediation cost to the Company will be approximately $150,000. As of December 31, 1997, the Company had a reserve of $150,000 for the estimated cost of clean-up. The Company anticipates that $250,000 will be reimbursed to the Company by the Arizona State Assurance Fund in accordance with Arizona law and regulation.

                       BIRD CORPORATION AND SUBSIDIARIES

  In 1986, the Company, along with numerous other companies, was named by the EPA and other governmental agencies responsible for regulation of the environment as a Potentially Responsible Person ("PRP") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Paragraph 9601, et seq. ("CERCLA") in connection with hazardous substances at a site known as the Fulton Terminal Superfund site located in Fulton, Oswego County, New York. On September 28, 1990, the Company and a number of other PRPs reached a negotiated settlement with the EPA pursuant to which the settling PRPs agreed to pay the costs of certain expenses in connection with the proceedings and to pay certain other expenses, including the costs and expenses of administering a trust fund to be established by the settling PRPs. The settlement agreement is embodied in a consent decree lodged with the United States District Court for the Western District of New York and fixed the Company's proportionate share of the total expenses. The soil has been cleaned-up and the groundwater is now being treated. The remaining cost to the Company of the remedial work and other expenses covered by the settlement agreement is estimated to be approximately $200,000 payable over the next three years. At December 31, 1997, the Company had a reserve of $200,000 to cover the estimated cost of the Company's remaining proportionate share (i.e., 17%) of the cost to clean-up the groundwater. Under a cost-sharing arrangement set forth in a consent decree with the EPA, the other PRPs have agreed to incur 83% of the aggregate cost of remediation of this site. Based on information currently available to the Company, management believes that it is probable that the major responsible parties will fully pay the cost apportioned to them. Management believes that, based on its financial position and the estimated accrual recorded, the remediation expense with respect to this site is not likely to have a material adverse effect on the consolidated financial position or results of operations of the Company.

  The Company has owned and operated a sanitary landfill since the late 1960's used exclusively by the Company's roofing plant for the disposal of its own manufacturing process waste, primarily asphalt roofing materials. No hazardous or other specially regulated wastes have been disposed of at this site. As a result of a 1995 regulatory decision by the Massachusetts Department of Environmental Protection ("D.E.P.") to disallow the continued operation of all unlined landfills, the Company chose not to seek to renew its operating permit at the state or local level which expired at the end of August 1997. To continue to operate the landfill would be of no financial benefit over the existing outside disposal alternatives, given the new regulatory requirements and the minimal quantities of waste being disposed of presently. Therefore, as a result of this decision, the Company has begun negotiating a landfill closure plan with the D.E.P. which may commence construction in 1998 and be completed in 1999. As of December 31, 1997, the Company had a reserve of approximately $800,000 to cover the estimated cost to close the landfill. Management believes that the closure expense with respect to this site will not have a material adverse effect on the results of operations or financial condition of the Company.

  The Company has been named as a PRP with respect to certain other sites which are being investigated by federal or state agencies responsible for regulation of the environment. As a consequence of its status as a PRP, the Company may be jointly and severally liable for all of the potential monetary sanctions and remediation costs applicable to each site. In assessing the potential liability of the Company at each site, management has considered, among other things, the aggregate potential clean-up costs of each site; the apparent involvement of the Company at each site and its prospective share of the remediation costs attributable thereto; the number of PRPs identified with respect to each site and their financial ability to contribute their proportionate shares of the remediation costs for such site; the availability of insurance coverage for the Company's involvement at each site and the likelihood that such coverage may be contested; and whether and to what extent potential sources of contribution from other PRPs or indemnification by insurance companies constitute reliable sources of recovery for the Company. Similar consideration has been given in determining the exposure and potential liability of the Company in connection with other significant legal proceedings to which the Company is a party. On the basis of such consideration, management has determined that such environmental matters will not have a material adverse effect on the Company's financial position or results of operations.

                       BIRD CORPORATION AND SUBSIDIARIES

  Since 1981 Bird has been named as a defendant in approximately 650 product liability cases throughout the United States by persons claiming to have suffered asbestos-related diseases as a result of alleged exposure to asbestos used in products manufactured and sold by Bird. Approximately 150 of these cases are currently pending and costs of approximately $2 million in the aggregate have been incurred in the defense of these claims since 1981. Employers Insurance of Wausau ("Wausau") has accepted the defense of these cases under an agreement for sharing of the costs of defense, settlements and judgments, if any. At December 31, 1997, the Company has a reserve of $950,000 to cover the estimated cost of these claims. In light of the nature and merits of the claims alleged, in the opinion of management, the resolution of these remaining claims will not have a material adverse effect on the results of operations or financial condition of the Company.

  In 1992, a subsidiary of the Company, Bird Atlantic Corporation ("BAC") formerly Atlantic Building Products Corporation, commenced an action against a former vendor, alleging violation of an exclusive distributorship without adequate and fair compensation to BAC. A jury trial was held in November 1995 in the Superior Court of Plymouth County, Massachusetts. The jury found in favor of BAC and judgement was entered on January 26, 1996 in the principal amount of approximately $1.8 million. The award, with interest accruing at 12% per annum, is expected to be in excess of $3 million and will not be reported as income until collected. The defendant and BAC have appealed the judgement.

  On April 16, 1996, a class action suit was filed in the Superior Court of the Commonwealth of Massachusetts against Bird Incorporated, a wholly owned subsidiary of the Company. The complaint alleges that Bird Incorporated has knowingly manufactured, distributed and falsely advertised defectively designed fiber glass based roofing shingles. The complaint sets forth claims of fraud, negligent misrepresentation, negligence and breach of express and implied warranty. The Company is currently in the process of defending against the complaint. The Company has tendered the defense of the action to several insurance carriers which have assumed its defense. In the opinion of management, the above matter will not have a material adverse effect on the Company's financial position or results of operations.

 Warranty Obligations

  The Company warrants under certain circumstances that its Housing Group's products meet certain manufacturing and material specifications. In addition, for marketing considerations, the Company makes elective settlements in response to customer complaints. The Company records the liability for warranty claims and elective customer settlements when it determines that a specific liability exists or a payment will be made. During 1997, 1996 and 1995, the Company recorded (exclusive of those claims related to former roofing operations) approximately $1,395,000, $2,155,000, and $2,262,000, respectively, in warranty expenses and elective customer settlements. Based upon analyses performed by the Company's management, a reasonably possible range of potential liability from unasserted warranty obligations for all products sold prior to December 31, 1997 is estimated to be between $3.5 million and $17.5 million. However, the Company has not recorded any liability for these future unasserted claims or complaints because management has concluded, based on such analyses, that no particular estimate within this range is probable.

                       BIRD CORPORATION AND SUBSIDIARIES

12. EARNINGS (LOSS) PER SHARE

  Basic earnings (loss) per share are computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock. Diluted loss per share amounts exclude potential common stock as its inclusion would be anti-dilutive.

                                             INCOME        SHARES     PER-SHARE
                                           (NUMERATOR)  (DENOMINATOR)  AMOUNT
                                           -----------  ------------- ---------
FOR THE YEAR ENDED 1997
Earnings (loss) from continuing
 operations............................... $  (977,000)
Deduct dividend requirements:
  Preferred stock.........................     (30,000)
  Convertible preference stock............  (1,506,000)
                                           -----------
Basic earnings (loss) per share
  Income (loss) available to common
   stockholders...........................  (2,513,000)   4,150,566    $(0.60)
Effect of dilutive securities
  Options.................................           0            0
  Convertible preference stock............           0            0
                                           -----------    ---------
Diluted earnings (loss) per share
  Income (loss) available to common
   stockholder............................ $(2,513,000)   4,150,566    $(0.60)
                                           ===========    =========    ======
FOR THE YEAR ENDED 1996
Earnings (loss) from continuing
 operations............................... $ 2,169,000
Deduct dividend requirements:
  Preferred stock.........................     (30,000)
  Convertible preference stock............  (1,506,000)
                                           -----------
Basic earnings (loss) per share
  Income (loss) available to common
   stockholders...........................     633,000    4,130,224    $ 0.15
Effect of dilutive securities
  Options.................................           0       17,203
  Convertible preference stock............           0            0
                                           -----------    ---------
Diluted earnings (loss) per share
  Income (loss) available to common
   stockholders........................... $   633,000    4,147,427    $ 0.15
                                           ===========    =========    ======
FOR THE YEAR ENDED 1995
Earnings (loss) from continuing
 operations............................... $  (797,000)
Deduct dividend requirements:
  Preferred stock.........................     (30,000)
  Convertible preference stock............  (1,506,000)
                                           -----------
Basic earnings (loss) per share
  Income (loss) available to common
   stockholders...........................  (2,333,000)   4,104,965    $(0.57)
Effect of dilutive securities
  Options.................................           0            0
  Convertible preference stock............           0            0
                                           -----------    ---------
Diluted earnings (loss) per share
  Income (loss) available to common
   stockholder............................ $(2,333,000)   4,104,965    $(0.57)
                                           ===========    =========    ======

                       BIRD CORPORATION AND SUBSIDIARIES

  The Company has 814,300 shares of $1.85 cumulative convertible preference stock outstanding; convertible into 731,955 shares of common stock. The preference stock was not included in the 1996 computation of dilutive earnings per share because the effect of the conversion would be anti-dilutive.

13. SUBSEQUENT EVENT--ACQUISITION BY CERTAINTEED CORPORATION

  On February 16, 1998 BI Expansion II Corp. ("Acquisition Sub"), a wholly-owned subsidiary of CertainTeed Corporation ("CertainTeed"), an indirect wholly-owned subsidiary of Compagnie de Saint-Gobain (Paris, France), accepted for payment pursuant to a cash tender offer (the "Tender Offer") 3,991,022 shares of the common stock, $1 par value per share, of the Company (the "Common Stock"), or approximately 96% of the Common Stock outstanding, and 772,735 shares of the $1.85 Cumulative Convertible Preference Stock, $1 par value per share, of the Company (the "Preference Stock"), or approximately 95% of the Preference Stock outstanding, at a price of $5.50 per share of Common Stock and $20 per share of Preference Stock, without any adjustment for dividends accrued and unpaid through the date of the expiration of the Tender Offer (February 13, 1998).

  As a result of the completion of the Tender Offer, CertainTeed owns, through Acquisition Sub, all but 170,354 shares of the outstanding shares of Common Stock and all but 41,565 shares of the outstanding shares of Preference Stock. The Common Stock no longer meets the continuing inclusion requirements for Nasdaq National Market securities, and there is little or no market for either the Common Stock or the Preference Stock. Accordingly, the Company withdrew from Nasdaq Stock Market listing the Common Stock and the Preference Stock, effective at the close of business on March 3, 1998.

  The Tender Offer was the first step in the acquisition of the Company by CertainTeed contemplated by an Agreement and Plan of Merger dated as of January 12, 1998 (the "Merger Agreement") between the Company, CertainTeed and Acquisition Sub. The second step in the transaction will be the merger (the "Merger") of Acquisition Sub with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of CertainTeed. Upon the effectiveness of the Merger, each outstanding share of Common Stock (other than shares held by stockholders who perfect their appraisal rights under Massachusetts law, shares held in the Company's treasury and shares held directly by Acquisition Sub or CertainTeed) will be converted into the right to receive $5.50 in cash, and each share of Preference Stock (other than shares held by stockholders who perfect their appraisal rights under Massachusetts law, shares held in the Company's treasury and shares held directly by Acquisition Sub or CertainTeed) will be converted into the right to receive $20 in cash, which amount will not be adjusted for any dividends accrued and unpaid through the date of the consummation of the Merger. Outstanding options to acquire shares of Common Stock with an exercise price of less than $5.50 per share will be converted into the right to receive a cash payment equal to the number of shares purchasable upon exercise of the option multiplied by the difference between $5.50 and the exercise price. The Company's outstanding 5% Cumulative Preferred Stock, par value $100 per share ("5% Stock"), will remain issued and outstanding upon the effectiveness of the Merger and will be called for redemption and retirement as soon as is practicable thereafter at a price equal to $110, plus all accrued and unpaid dividends thereon as of the date of redemption and retirement. The total consideration for CertainTeed's acquisition of the Company is approximately $40 million, including payment for the Common Stock and the Preference Stock pursuant to the Tender Offer and Merger and for the 5% Stock upon redemption, but excluding outstanding indebtedness of the Company.

  The closing of the Merger is anticipated during the second quarter of 1998, following distribution of an information statement to the Company's stockholders and approval of the Merger Agreement at a special meeting of stockholders. The consummation of the Merger is subject to approval of the Merger Agreement by at least 66 2/3% of the outstanding shares of Common Stock and at least 66 2/3% of the outstanding shares of Preference Stock. As a result of the completion of the Tender Offer, Acquisition Sub has sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

                                                                     SCHEDULE II

                       BIRD CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                         ADDITIONS
                                   ----------------------
                          BALANCE  CHARGED TO CHARGED TO
                         BEGINNING  COST AND     OTHER                  BALANCE AT
                          OF YEAR   EXPENSES  ACCOUNTS(A) DEDUCTIONS    END OF YEAR
                         --------- ---------- ----------- ----------    -----------
                                             (IN THOUSANDS)
YEAR ENDED DECEMBER 31,
 1997:
 Allowance for doubtful
  accounts..............  $   150   $   153       $ 5      $  (155)(b)    $   153
 Valuation allowance for
  deferred tax assets...  $17,219   $   175       $ 0      $  (392)       $17,002
YEAR ENDED DECEMBER 31,
 1996:
 Allowance for doubtful
  accounts..............  $   153   $     0       $ 0      $    (3)(b)    $   150
 Valuation allowance for
  deferred tax assets...  $15,062   $ 2,157       $ 0      $     0        $17,219
YEAR ENDED DECEMBER 31,
 1995:
 Allowance for doubtful
  accounts..............  $ 3,137   $    26       $56      $(3,066)(c)    $   153
 Valuation allowance for
  deferred tax assets...  $ 5,000   $10,789       $ 0      $  (727)       $15,062

--------
(a) Represents recovery of balances previously written off.
(b) Uncollectible accounts written off by a charge to reserve.
(c) Represents the allowance for doubtful accounts of vinyl business sold of $517 and the uncollectible accounts written off by a charge to reserve of $2,549.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            CERTAINTEED CORPORATION,

                             BI EXPANSION II CORP.

                                      AND

                                BIRD CORPORATION

                          DATED AS OF JANUARY 12, 1998



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                   ARTICLE I

                            THE OFFER AND THE MERGER

 Section 1.01. The Offer.................................................    1
 Section 1.02. Company Actions...........................................    2
 Section 1.03. Surviving Corporation.....................................    3
 Section 1.04. Articles of Organization..................................    3
 Section 1.05. By-Laws...................................................    3
 Section 1.06. Directors.................................................    3
 Section 1.07. Officers..................................................    3
 Section 1.08. Effective Date............................................    3
 Section 1.09. Additional Actions........................................    4
                     Company Common Stock, Preferred Stock and Preference
 Section 1.10. Stock.....................................................    4
 Section 1.11. Conversion of Acquisition Sub Common Stock................    4
 Section 1.12. Dissenting Shares.........................................    4
 Section 1.13. Surrender of Shares.......................................    5
 Section 1.14. Certain Benefit Plans.....................................    6

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 Section 2.01. Corporate Organization....................................    7
 Section 2.02. Capitalization of the Company.............................    7
 Section 2.03. Subsidiaries..............................................    7
 Section 2.04. Authorization.............................................    8
 Section 2.05. Absence of Conflicts; Consents............................    8
 Section 2.06. Compliance with Laws......................................    9
 Section 2.07. Financial Statements......................................    9
 Section 2.08. Absence of Material Changes...............................   10
 Section 2.09. Litigation................................................   10
 Section 2.10. Patents and Trademarks....................................   11
 Section 2.11. Material Contracts; Permits...............................   11
 Section 2.12. Title to Properties and Related Matters...................   12
 Section 2.13. Taxes.....................................................   12
 Section 2.14. Labor Agreements..........................................   15
 Section 2.15. Benefit Plans.............................................   15
 Section 2.16. Labor Disputes; Unfair Labor Practices....................   17
 Section 2.17. Product Warranties........................................   17
 Section 2.18. Environmental Matters.....................................   18
 Section 2.19. Insurance.................................................   19
 Section 2.20. SEC Filings...............................................   19
 Section 2.21. Brokers and Finders.......................................   20
 Section 2.22. Antitakeover..............................................   20
 Section 2.23. Opinion of Financial Advisor..............................   20
 Section 2.24. Asbestos Claims...........................................   20
 Section 2.25. Revolving Credit and Security Agreement...................   20

                                                                            PAGE
                                                                            ----
                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

 Section 3.01. Corporate Organization.....................................   20
 Section 3.02. Authorization..............................................   21
 Section 3.03. Absence of Conflicts; Consents.............................   21
 Section 3.04. Litigation.................................................   21
 Section 3.05. Brokers and Finders........................................   21

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB

 Section 4.01. Corporate Organization.....................................   22
 Section 4.02. Authorization..............................................   22
 Section 4.03. Absence of Conflicts; Consents.............................   22
 Section 4.04. Litigation.................................................   23
 Section 4.05. Capitalization.............................................   23
 Section 4.06. Brokers and Finders........................................   23

                                   ARTICLE V

                                   COVENANTS

 Section 5.01. Access and Information.....................................   23
 Section 5.02. Proxy Statement............................................   23
 Section 5.03. Stockholders' Meeting......................................   24
 Section 5.04. Supplemental Information...................................   24
 Section 5.05. Further Assurances.........................................   24
 Section 5.06. Conduct of Company Business Prior to the Effective Date....   24
 Section 5.07. Consents...................................................   26
 Section 5.08. Filings....................................................   26
 Section 5.09. Filing of Articles of Merger...............................   27
 Section 5.10. Interim Financial Statements...............................   27
 Section 5.11. Public Announcements.......................................   27
 Section 5.12. No Solicitation............................................   27
 Section 5.13. Validity of Representations................................   28
 Section 5.14. Employees; Benefits........................................   28
 Section 5.15. Indemnification and Insurance..............................   29
 Section 5.16. Redemption of 5% Stock.....................................   29
 Section 5.17. Material Contracts.........................................   30
 Section 5.18. Tax Matters................................................   30
 Section 5.19. Dividend Payments..........................................   30
 Section 5.20. Satisfaction of Conditions.................................   30
 Section 5.21. Directors..................................................   30

                                                                            PAGE
                                                                            ----
                                   ARTICLE VI

          CONDITIONS TO THE OBLIGATIONS OF PARENT AND ACQUISITION SUB

 Section 6.01.   Representations and Warranties True......................   31
 Section 6.02.   Company's Performance....................................   31
 Section 6.03.   Authorization of Merger..................................   31
 Section 6.04.   Absence of Litigation....................................   31
 Section 6.05.   Directors................................................   32
 Section 6.06.   Dissenting Shares........................................   32
 Section 6.07.   Options..................................................   32
 Section 6.08.   Certificates.............................................   32

                                  ARTICLE VII

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

 Section 7.01.   Representations and Warranties True......................   32
 Section 7.02.   Parent's and Acquisition Sub's Performance...............   32
 Section 7.03.   Authorization of Merger..................................   32
 Section 7.04.   Absence of Litigation....................................   33
 Section 7.05.   Certificates.............................................   33

                                  ARTICLE VIII

                                    CLOSING

 Section 8.01.   Time and Place...........................................   33
 Section 8.02.   Deliveries at the Closing................................   33

                                   ARTICLE IX

                   TERMINATION AND ABANDONMENT OF THE MERGER

 Section 9.01.   Termination..............................................   33
 Section 9.02.   Effect of Termination....................................   34
 Section 9.03.   Procedure for Termination and Amendment..................   35

                                   ARTICLE X

                                 MISCELLANEOUS

 Section 10.01. Expenses; Alternate Transaction Fee.......................   35
 Section 10.02. Non-Survival of Representations and Warranties............   36
 Section 10.03. Headings..................................................   36
 Section 10.04. Notices...................................................   37
 Section 10.05. Assignment................................................   37
 Section 10.06. Complete Agreement........................................   38
 Section 10.07. Amendments and Waivers....................................   38
 Section 10.08. Counterparts..............................................   38
 Section 10.09. Governing Law.............................................   38
 Section 10.10. Accounting Terms..........................................   38
 Section 10.11. Parties...................................................   38

EXHIBITS

 Exhibit A          Conditions to the Offer
 Exhibit B          Articles of Merger

SCHEDULES

 Schedule 2.01 Foreign Jurisdictions
 Schedule 2.02 Capitalization
 Schedule 2.03 Subsidiaries
 Schedule 2.05 Conflicts, Consents, Approvals and Authorizations
 Schedule 2.07 Company Financial Statements
 Schedule 2.08 Absence of Material Changes
 Schedule 2.09 Litigation
 Schedule 2.10 Patents and Trademarks
 Schedule 2.11 Material Contracts
 Schedule 2.12 Real Property
 Schedule 2.13 Taxes
 Schedule 2.14 Labor Agreements
 Schedule 2.15 Benefit Plans
 Schedule 2.17 Product Warranties
 Schedule 2.18 Environmental Matters
 Schedule 2.19 Insurance
 Schedule 2.20 SEC Filings
 Schedule 5.06 Conduct of Business

                              INDEX OF DEFINITIONS

     DEFINITION                                                   SECTION
     ----------                                                   -------
     "Acquisition Sub"...................................... Introduction
     "Acquisition Sub Common Stock"......................... Section 1.11
     "Alternate Transaction Fee"............................ Section 10.01(b)
     "Antitrust Division"................................... Section 2.05(e)
     "Applicable Laws"...................................... Section 2.05(d)
     "Articles of Merger"................................... Section 1.08
     "Balance Sheet"........................................ Section 2.07(a)
     "Balance Sheet Date"................................... Section 2.07(a)
     "Benefit Plans"........................................ Section 2.15(i)
     "CERCLA"............................................... Section 2.18
     "Certificates"......................................... Section 1.13(b)
     "Closing".............................................. Section 8.01
     "Closing Date"......................................... Section 8.01
     "Code"................................................. Section 2.13(a)
     "Commonly Controlled Entity"........................... Section 2.15(i)
     "Company".............................................. Introduction
     "Common Stock Offer Price"............................. Introduction
     "Company Common Stock"................................. Section 1.10(a)(i)
     "Company Estimates".................................... Section 2.18(g)
     "Company Financial Statements"......................... Section 2.07(a)
     "Company Pension Plan"................................. Section 2.15(iii)
     "Company Property"..................................... Section 2.12(a)
     "Company Willful Misrepresentation".................... Section 9.02(b)
     "Consummation of the Offer"............................ Section 5.02(e)
     "Continuing Directors"................................. Section 5.21
     "Conversion Rights".................................... Section 2.02(c)
     "Covered Taxes"........................................ Section 2.13(c)
     "Defined Benefit Plan"................................. Section 2.15(vi)
     "Designated Director".................................. Section 5.21
     "Director Option Plan"................................. Section 1.14(a)(i)
     "Dissenting Consideration"............................. Section 1.12
     "Dissenting Shares".................................... Section 1.12
     "D&O Insurance"........................................ Section 5.15(a)
     "Effective Date"....................................... Section 1.08
     "Effective Time"....................................... Section 1.08
     "Eligible Option"...................................... Section 1.14(a)(i)
     "Environmental Laws"................................... Section 2.18
     "ERISA"................................................ Section 2.15(i)
     "Exchange Act"......................................... Section 1.01(b)
     "Expenses"............................................. Section 10.01(b)
     "5% Stock"............................................. Section 1.10(b)
     "5% Stock Consideration"............................... Section 1.10(b)
     "French parcel"........................................ Section 2.04(d)
     "FTC".................................................. Section 2.05(e)
     "GAAP"................................................. Section 2.07(a)
     "Governmental Authority"............................... Section 2.05(d)
     "Hazardous Materials".................................. Section 2.18
     "HSR Act".............................................. Section 2.05(e)
     "Inactive Subsidiary".................................. Section 2.03(a)
     "Indemnified Parties".................................. Section 5.15(a)
     "Ineligible Option".................................... Section 1.14(a)(ii)

     DEFINITION                                                   SECTION
     ----------                                                   -------
     "Information Statement"................................. Section 2.20(b)
     "Judgment".............................................. Section 2.05(d)
     "Leased Real Property".................................. Section 2.12(a)
     "Legal Action".......................................... Section 2.09
     "Lien".................................................. Section 2.05(b)
     "LTIP".................................................. Section 1.14(b)
     "Material Adverse Effect"............................... Section 2.01
     "Material Contracts".................................... Section 2.11
     "Maximum Premium"....................................... Section 5.15(a)
     "MBCL".................................................. Section 1.03
     "McFarland Dewey"....................................... Section 3.05
     "Merger"................................................ Introduction
     "MICP".................................................. Section 2.15(xi)
     "1982 Stock Option Plan"................................ Section 1.14(a)(i)
     "1992 Stock Option Plan"................................ Section 1.14(a)(i)
     "Notice of Qualified Takeover Proposal"................. Section 5.12(b)
     "Offer"................................................. Introduction
     "Offer Document"........................................ Section 1.01(b)
     "Options"............................................... Section 1.14(a)(i)
     "Owned Real Property"................................... Section 2.12(a)
     "Parent"................................................ Introduction
     "Parent Willful Misrepresentation"...................... Section 9.02(c)
     "Paying Agent".......................................... Section 1.13
     "PBGC".................................................. Section 2.15(v)
     "Pension Plan".......................................... Section 2.15(i)
     "Permits"............................................... Section 2.06
     "Permitted Liens"....................................... Section 2.12(b)
     "Person"................................................ Section 2.05(c)
     "Preference Stock"...................................... Section 1.10(c)
     "Preference Stock Consideration"........................ Section 1.10(c)
     "Preference Stock Offer Price".......................... Introduction
     "Proxy Statement"....................................... Section 5.02(a)
     "qualified takeover proposal"........................... Section 5.12(a)
     "Release"............................................... Section 2.18
     "Return" or "Returns"................................... Section 2.13(a)
     "Revolving Credit Agreement"............................ Section 2.25
     "Savings Plan".......................................... Section 1.14(c)
     "Schedule 14D-9"........................................ Section 1.02(b)
     "SEC"................................................... Section 1.01(a)
     "SEC Documents"......................................... Section 2.20(a)
     "Securities Act"........................................ Section 2.20(a)
     "Special Meeting"....................................... Section 5.03(a)
     "Subsidiary"............................................ Section 2.01
     "Surviving Corporation"................................. Section 1.03
     "Surviving Corporation Common Stock".................... Section 1.11
     "takeover proposal"..................................... Section 5.12(a)
     "Tax" or "Taxes"........................................ Section 2.13(a)
     "Taxing Authority"...................................... Section 2.13(a)
     "Total Merger Consideration"............................ Section 1.10(a)(i)
     "Transmittal Letter".................................... Section 1.13(b)
     "Welfare Plan".......................................... Section 2.15(i)

  This AGREEMENT AND PLAN OF MERGER dated as of January 12, 1998, is entered into by and among CERTAINTEED CORPORATION, a Delaware corporation ("Parent"), BI EXPANSION II CORP., a Massachusetts corporation
  ("Acquisition Sub"), and BIRD CORPORATION, a Massachusetts corporation (the "Company").

  WHEREAS the respective Boards of Directors of Parent, Acquisition Sub and the Company have approved the making by Acquisition Sub of a tender offer from time to time (the "Offer") to purchase all outstanding shares of Company Common Stock (as defined below) at a price per share equal to the Total Merger Consideration (as defined below) (the "Common Stock Offer Price") and all outstanding shares of Preference Stock (as defined below) at a price per share equal to $20, which amount shall not be adjusted for any accrued and unpaid dividends thereon as of, or any dividends paid prior to, the date of the expiration of the Offer (the "Preference Stock Offer Price") along with the merger of Acquisition Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, as a result of which the Company will become a wholly owned subsidiary of Parent and the stockholders of the Company (other than stockholders who perfect appraisal rights) will be entitled to receive the consideration provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, covenants and agreements hereinafter contained, Parent, Acquisition Sub and the Company agree as follows:

                                   ARTICLE I

                           THE OFFER AND THE MERGER

  Section 1.01. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable, but in no event later than five business days after the public announcement of the Offer, Acquisition Sub shall commence the Offer. The obligation of Acquisition Sub to commence the Offer and accept for payment, and pay for, any shares of Company Common Stock or Preference Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (any of which may be waived in whole or in part by Acquisition Sub in its sole discretion) and to the terms and conditions of this Agreement. Acquisition Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Acquisition Sub shall not (i) reduce the number of shares of Company Common Stock or Preference Stock to be purchased in the Offer, (ii) reduce the Common Stock Offer Price or the Preference Stock Offer Price, (iii) modify or add to the conditions set forth in Exhibit A, (iv) except as provided in the next sentence, extend the Offer,
(v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in a manner adverse in any material respect to the holders of Company Common Stock or Preference Stock. Notwithstanding the foregoing, Acquisition Sub may, without the consent of the Company, (i) extend the Offer beyond any scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer) for a period not to exceed 20 business days, if at any scheduled expiration date of the Offer, any of the conditions to Acquisition Sub's obligation to accept for payment, and pay for, shares of Company Common Stock or Preference Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) terminate the Offer without prejudice to any of its and Parent's rights under this Agreement, including to proceed with the Merger in accordance with, and subject to the terms and conditions of, this Agreement. Subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall accept for payment, and pay for, all shares of Company Common Stock and Preference Stock validly tendered and not withdrawn pursuant to the Offer that Acquisition Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after expiration of the Offer, subject to compliance with Rule 14e-1(c) under the Exchange Act (as defined below).

  (b) On the date of commencement of the Offer, Parent and Acquisition Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Acquisition Sub agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition Sub with respect to information regarding the Company or its subsidiaries or provided by the Company for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Acquisition Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Acquisition Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Parent and Acquisition Sub agree to provide the Company and its counsel any comments or requests for additional information Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate, including by way of discussion with the SEC or its staff, in the response of Parent and/or Acquisition Sub to such comments.

  (c) Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Company Common Stock and Preference Stock that Acquisition Sub accepts for payment, and becomes obligated to pay for, pursuant to the Offer.

  Section 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, adopted resolutions approving this Agreement, the Offer, the Merger and the transactions contemplated hereby, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders approve and adopt this Agreement, accept the Offer and tender their shares pursuant to the Offer and/or vote their shares of Company Common Stock and Preference Stock in favor of the Merger.

  (b) Not later than the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (which shall include the information required by Section 14(f) of the Exchange Act and Rule l4f-1 promulgated thereunder with respect to the persons to be named directors of the Company pursuant to Section 5.21) with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in Section 1.02(a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The
Schedule 14D-9 shall comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information provided by Parent or Acquisition Sub for inclusion or incorporation by reference in the
Schedule 14D-9. Each of the Company, Parent and Acquisition Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the
Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws.

Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel in writing with any comments or requests for additional information the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by way of discussions with the SEC or its staff, in the response of the Company to such comments.

  (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Acquisition Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock and of the record holders of Preference Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock and the beneficial owners of Preference Stock, and shall furnish to Acquisition Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may request in communicating the Offer to holders of Company Common Stock and Preference Stock.

  Section 1.03. Surviving Corporation. In accordance with the provisions of this Agreement and the Massachusetts Business Corporation Law, as amended (the "MBCL"), at the Effective Date (as defined in Section 1.08), Acquisition Sub shall be merged with and into the Company, and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation"). At the Effective Date, the separate existence of Acquisition Sub shall cease.

  Section 1.04. Articles of Organization. (a) The Articles of Organization of the Company as amended pursuant to the Articles of Merger (as defined in Section 1.08), shall be the Articles of Organization of the Surviving Corporation.

  (b) The purposes of the Surviving Corporation shall be as set forth in the Articles of Organization of Acquisition Sub as in effect on the date hereof until such time as such purposes may be amended as provided in the Articles of Organization of the Surviving Corporation and by applicable law.

  Section 1.05. By-Laws. The By-Laws of Acquisition Sub as in effect at the Effective Date shall be the By-Laws of the Surviving Corporation, until thereafter amended or repealed as provided by law.

  Section 1.06. Directors. The directors of Acquisition Sub at the Effective Date shall, from and after the Effective Date, be the directors of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Organization and By-Laws of the Surviving Corporation, or as otherwise provided by law.

  Section 1.07. Officers. The officers of Acquisition Sub at the Effective Date shall, from and after the Effective Date, be the officers of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Organization and By-Laws of the Surviving Corporation, or as otherwise provided by law.

  Section 1.08. Effective Date. The Merger shall become effective at the time of filing of articles of merger (substantially in the form set forth in Exhibit B annexed hereto) with the Secretary of State of the Commonwealth of Massachusetts in accordance with the provisions of Section 78 of the MBCL (the "Articles of Merger"). The Articles of Merger shall be filed with the Secretary of State of the Commonwealth of Massachusetts on the Closing Date. The date and time when the Merger becomes effective shall be herein referred to as the "Effective Date" and the "Effective Time", respectively.

  Section 1.09. Additional Actions. If, at any time after the Effective Date, the Surviving Corporation determines that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of the Company or its Subsidiaries acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Company and its Subsidiaries, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company and its Subsidiaries, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

  Section 1.10. Company Common Stock, Preferred Stock and Preference
Stock. (a) Company Common Stock. (i) Each share of Common Stock of the Company, par value $1 per share (the "Company Common Stock") actually issued and outstanding at the Effective Date (except for Dissenting Shares, as defined in Section 1.12) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $5.50 (the "Total Merger Consideration").

  (ii) Each share of Company Common Stock held directly by Parent or Acquisition Sub or in the Company's treasury at the Effective Date shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

  (b) 5% Cumulative Preferred Stock. Each share of the Company's 5% Cumulative Preferred Stock, par value $100 per share (the "5% Stock"), actually issued and outstanding at the Effective Date, shall remain issued and outstanding after the Merger and shall be called for redemption and retirement as soon as practicable following the Merger (except for Dissenting Shares, as defined in Section 1.12), in accordance with the terms of Section 5.16(a), at a price equal to $110, plus all accrued and unpaid dividends thereon as of the date of redemption and retirement (the "5% Stock Consideration"), in accordance with the terms of the 5% Stock.

  (c) $1.85 Cumulative Convertible Preference Stock. (i) Each share of the Company's $1.85 Cumulative Convertible Preference Stock, par value $1 per share (the "Preference Stock"), actually issued and outstanding at the Effective Date (except for Dissenting Shares, as defined in Section 1.12) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $20, which amount shall not be adjusted for any accrued and unpaid dividends thereon as of, or any dividends paid prior to, the Effective Date (the "Preference Stock Consideration").

  (ii) Each share of Preference Stock held directly by Parent or Acquisition Sub or in the Company's treasury at the Effective Date shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

  Section 1.11. Conversion of Acquisition Sub Common Stock. All issued and outstanding shares of Common Stock, par value $1 per share, of Acquisition Sub (the "Acquisition Sub Common Stock") at the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for, in the aggregate, 100 fully paid and nonassessable shares of Common Stock, par value $1 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), which shall constitute all the issued and outstanding shares of Surviving Corporation Common Stock. From and after the Effective Date, each outstanding certificate theretofore representing shares of Acquisition Sub Common Stock shall be deemed for all purposes to evidence ownership of, and to represent the number of shares of, Surviving Corporation Common Stock into which such shares of Acquisition Sub Common Stock shall have been converted.

  Section 1.12. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock, 5% Stock and Preference Stock issued and outstanding on the Effective Date which are held of record by stockholders who shall not have voted such shares in favor of the Merger, if applicable, and who shall have properly exercised rights to demand payment of the fair value of such shares in accordance with Sections 86 through 98, inclusive, of the MBCL ("Dissenting Shares") shall not be converted into the right to receive the consideration specified in Section 1.10(a), 1.10(b), or 1.10(c), respectively, but the holders thereof instead shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 86 to 92, inclusive, of the MBCL (the "Dissenting Consideration"); provided, however, that (i) if such a holder fails to file a notice of election to dissent in accordance with Section 86 of the MBCL or, after filing such notice of election, subsequently delivers an effective written withdrawal of such notice or fails to establish his entitlement to appraisal rights as provided in Sections 87 through 98, inclusive, of the MBCL, if he or she be so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his shares or such holder shall otherwise lose his or her appraisal rights, then in either of such cases, each share of Company Common Stock, 5% Stock or Preference Stock, respectively, held of record by such holder or holders shall automatically be converted into and represent only the right to receive the Total Merger Consideration, the 5% Stock Consideration or the Preference Stock Consideration, respectively, upon the surrender of the certificate or certificates representing such Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for payment of the fair value of such shares, and Parent shall have the right to participate in all the negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment (except to the extent that any such payment is made pursuant to a court order) with respect to, or settle or offer to settle, any such demands.

  Section 1.13. Surrender of Shares. (a) At and after the Effective Date, Parent shall make available on a timely basis, by transferring to ChaseMellon Shareholder Services, Inc. (the "Paying Agent") for the benefit of former stockholders of the Company, such funds as and when necessary to make the payments provided for in Section 1.10 herein with respect to the outstanding shares of Company Common Stock and Preference Stock. The Paying Agent shall agree to hold such funds in trust for the benefit of the former stockholders of the Company and deliver such funds in accordance with the terms hereof and the terms of a Paying Agency Agreement to be entered into by and between the Paying Agent and Parent.

  (b) Prior to or at the Effective Date, the Paying Agent shall mail or cause to be mailed to each record holder of an outstanding certificate or certificates which, immediately prior to the Effective Date, represented shares of Company Common Stock or Preference Stock (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) (the "Transmittal Letter") and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such Transmittal Letter duly executed, the holder of such Certificate shall be entitled to receive in exchange for each share of Company Common Stock or Preference Stock represented by such Certificate, the Total Merger Consideration or Preference Stock Consideration, respectively, and such Certificate shall forthwith be canceled upon receipt by the holder of such Certificate of the Total Merger Consideration or Preference Stock Consideration, respectively. No interest will be paid or accrued on the Total Merger Consideration or Preference Stock Consideration payable upon the surrender of such Certificates.

  (c) If payment is to be made to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of payment of the Total Merger Consideration or Preference Stock Consideration, as the case may be, that the Certificate so surrendered be properly endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, and that the Person requesting such payment shall pay any transfer or other taxes required by law as a result of such payment to a Person other than the record holder of the Certificate surrendered, or shall establish to Parent's satisfaction that such tax has been paid or is not applicable.

  (d) After the Effective Date, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Preference Stock which are outstanding at the Effective

Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer, they shall be canceled and there shall be issued to the transferee in exchange for each share of Company Common Stock the Total Merger Consideration and in exchange for each share of Preference Stock the Preference Stock Consideration in accordance with Section 1.10 hereof.

  (e) The consideration payable upon the surrender for exchange of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Preference Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Preference Stock which were outstanding immediately prior to the Effective Date.

  (f) None of Parent, Acquisition Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Date (or immediately prior to such earlier date on which any payment pursuant to this Article I would otherwise escheat to or become the property of any Governmental Authority), the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of any Governmental Authority), the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

  Section 1.14. Certain Benefit Plans. (a)(i) With respect to unexpired options ("Options"), whether or not exercisable at the Effective Date, including stock appreciation rights relating thereto, outstanding on the Effective Date which have been issued pursuant to the Company's 1982 Stock Option Plan, as amended (the "1982 Stock Option Plan"), the Company's 1992 Stock Option Plan, as amended (the "1992 Stock Option Plan"), or the Company's 1992 Non-Employee Directors Stock Option Plan, as amended (the "Director Option Plan"), each such Option with an exercise price less than the Total Merger Consideration (an "Eligible Option") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, for each share of Company Common Stock subject thereto, a cash payment without interest equal to the Total Merger Consideration, less the per share exercise price of each such Option. Such Options shall be canceled upon such cash payment following the Merger.

    (ii) Any Option with an exercise price equal to or greater than the Total Merger Consideration (an "Ineligible Option") shall be canceled upon the Effective Date without payment of any consideration.

    (iii) The Company shall use its best efforts to amend each outstanding Option issued under the 1982 Stock Option Plan, the 1992 Stock Option Plan and the Director Option Plan to effect the transactions contemplated by this Agreement, including the cancellation of the Options in connection with the Merger in accordance with this Section 1.14.

  (b) There are no shares of Company Common Stock held in escrow pursuant to the Company's former Long Term Incentive Compensation Plan (the "LTIP"), and the LTIP has been terminated.

  (c) Each share of Company Common Stock issued by the Company but not yet vested pursuant to the Company's Employees' Savings and Profit Sharing Plan (the "Savings Plan") shall, in connection with the Merger, become vested in the Person to whose account such share of Company Common Stock was issued and converted into the right to receive the Total Merger Consideration as provided in Section 1.10(a).

  (d) Immediately following the Effective Date, the Company's 1982 Stock Option Plan, 1992 Stock Option Plan and Director Option Plan shall be terminated and no further stock awards or stock options shall be granted thereunder from and after the date of this Agreement.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent and Acquisition Sub as follows with respect to the Company and its Subsidiaries:

  Section 2.01. Corporate Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction set forth in Schedule 2.01, which are the only jurisdictions in which such qualification is necessary except where failure to be qualified could not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, a "Material Adverse Effect" is (a) a material adverse effect on the business, assets, properties, condition (financial or other) or results of operations of the Company and its Subsidiaries taken as a whole or the Surviving Corporation and its Subsidiaries taken as a whole or (b) a material adverse effect on the ability of the Company to carry out the transactions contemplated by this Agreement without significant unanticipated delay or expense. For purposes of this Agreement, a "Subsidiary" of any Person is any corporation of which a majority of all outstanding shares of capital stock (the holders of which are ordinarily and generally entitled to vote in the election of a majority of the members of the board of directors thereof) is owned, directly or indirectly, by such Person and/or other Subsidiaries of such Person. The Company has delivered to Parent complete and correct copies of its Articles of Organization and By-Laws, as amended to the date hereof.

  Section 2.02. Capitalization of the Company. (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, 15,000 shares of 5% Stock and 1,500,000 shares of Preference Stock. As of December 31, 1997, 4,159,985 shares of Company Common Stock, 5,795 shares of 5% Stock and 814,300 shares of Preference Stock were issued and are outstanding, and 275,112 shares of Company Common Stock were held in the Company's treasury. All issued and outstanding shares of Company Common Stock, 5% Stock and Preference Stock are duly and validly issued and outstanding, fully paid and nonassessable. As of the date hereof, the aggregate amount of accrued and unpaid dividends on the 5% Stock is zero and on the Preference Stock is $1,881,033.

  (b) As of the date hereof, there are outstanding unexercised, unexpired Options to purchase 497,200 shares of Company Common Stock, in each case with the exercise or "strike" price and other terms as set forth on Schedule 2.02 hereto.

  (c) Except as set forth in this Section 2.02 or on Schedule 2.02 hereto, there are no other shares of capital stock of the Company, or securities convertible into or exchangeable or exercisable for shares of capital stock of the Company or any of its Subsidiaries, outstanding, and there are no outstanding options, warrants, rights, contracts, commitments, understandings, arrangements or claims of any character by which the Company or any Subsidiary is or may become bound to issue, transfer, sell, repurchase or otherwise acquire or retire any shares of capital stock or other ownership interest of the Company or any Subsidiary, or any securities convertible into or exchangeable or exercisable for any such shares or other ownership interest (all of the foregoing being called "Conversion Rights") and, except as set forth in Section 2.02(a) and as reserved for issuance upon exercise of the Options described in Section 2.02(b) or the other Conversion Rights described in Schedule 2.02, no shares of capital stock of the Company are reserved for issuance. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company or any Subsidiary. Following consummation of the Merger no holder or beneficiary of any Conversion Rights shall be entitled to receive any securities of the Surviving Corporation or any other consideration not expressly contemplated by this Agreement.

  Section 2.03. Subsidiaries. (a) Schedule 2.03 hereto sets forth each Subsidiary and the jurisdiction of incorporation of such Subsidiary. Schedule
2.03 also sets forth each inactive Subsidiary (an "Inactive

Subsidiary") of the Company. No Inactive Subsidiary has any assets or liabilities valued in excess of $5,000 or any business operations or real property nor has any Inactive Subsidiary conducted any business during the two-year period prior to the date of this Agreement. Except as disclosed on
Schedule 2.03 hereto, all of the outstanding shares of capital stock and other ownership interest of the Company's Subsidiaries are owned, directly or indirectly, by the Company. Except as disclosed on Schedule 2.03, none of the shares or other ownership interests of the Subsidiaries owned or held by the Company, directly or indirectly, is subject to any pledge, Lien (as defined below) or claim of any kind.

  (b) Each Subsidiary (excluding each Inactive Subsidiary) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of incorporation of each such Subsidiary, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Each Subsidiary (excluding each Inactive Subsidiary) is also qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary, except where failure to be so qualified would not have a Material Adverse Effect. The Company has delivered to Parent complete and correct copies of the respective articles or certificates of incorporation or organization or By-Laws, as amended to the date hereof, of each of its Subsidiaries.

  (c) Except for its Subsidiaries, the Company does not directly or indirectly own any capital stock of or other equity interest in any corporation, partnership or other person and neither the Company nor any of its Subsidiaries is a member of or participant in any partnership, joint venture or similar person.

  Section 2.04. Authorization. (a) The Company has requisite corporate power and authority to execute and deliver this Agreement, and subject to the approval by the stockholders of the Company, to execute, deliver and file the Articles of Merger and, subject to the satisfaction of the conditions set forth herein and therein, to consummate the transactions contemplated hereby and thereby.

  (b) This Agreement, the Offer, the Merger and the other transactions contemplated hereby have been approved by the Board of Directors of the Company and, except for the approval of the Merger by the stockholders of the Company, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement, the Offer, the Merger or the other transactions contemplated hereby or to consummate the Offer, the Merger and the other transactions contemplated hereby. The affirmative vote of the holders of (i) two-thirds of the outstanding shares of Company Common Stock and (ii) two-thirds of the outstanding shares of the Preference Stock, approving the Merger are the only votes of the holders of any class or series of the Company's capital stock necessary to approve any of the transactions contemplated by this Agreement.

  (c) This Agreement has been duly and validly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and the Articles of Merger when executed and delivered pursuant hereto will be a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws in effect now or hereafter in effect relating to creditors' rights generally, and by equitable principles (whether considered in a proceeding at law or in equity).

  (d) The transfer of the Company's granule crushing equipment to the Company's Wrentham and Franklin, MA quarry (at least with respect to the "French parcel" of such quarry) and its operation at such location will not conflict with, constitute a default under, result in the termination or in a right of termination of, or violate or be in conflict with, provide a basis for increased rights under, or result in a breach of any term or provision of, any term or provision of any Material Contract.

  Section 2.05. Absence of Conflicts; Consents. Except as set forth in
Schedule 2.05, neither the execution and delivery by the Company of this Agreement and the Articles of Merger nor the consummation by the Company of the transactions contemplated hereby and thereby will:

    (a) assuming the approvals set forth in Section 2.04(b) have been obtained, conflict with or result in a breach of any provision of the respective articles or certificate of incorporation or organization or By-Laws of the Company or any Subsidiary;

    (b) to the knowledge of the Company, result in the creation of any lien, mortgage, agreement, right of way, charge, option, security interest, claim, restriction, easement, covenant, lease or encumbrance ("Lien") upon any of the properties of the Company or any of its Subsidiaries;

    (c) with or without giving of notice or the passage of time, or both, violate, or conflict with, or constitute a default under, or result in the termination or in a right of termination of, violate or be in conflict with, result in a breach of any term or provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by, or give any other natural person, corporation, trust, association, company, partnership, joint venture or other entity or any government, governmental agency, instrumentality or political subdivision ("Person") a basis for increased rights or termination or nonperformance under, or require any consent, authorization or approval under, any term or provision of any material Lien or any Material Contract to which the Company or any Subsidiary is a party or by which any of them are or their respective properties are subject or bound;

    (d) subject to the approval of the Merger by the Company's stockholders, to the knowledge of the Company, violate any provision of, or, except as set forth in Section 2.05(e), require any consent, authorization or approval under, any statute, law, ordinance, or administrative rule or regulation, Permit, order or license (collectively, but excluding Environmental Laws, "Applicable Laws") of any governmental agency, body or instrumentality (whether Federal, state, local or foreign) ("Governmental Authority"), or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree (collectively, "Judgment") in each case applicable to the Company or any Subsidiary; or

    (e) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, to be made or obtained by or on behalf of the Company except (i) as required by the Exchange Act, (ii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the MBCL, or in connection with the maintenance of qualification to do business in other jurisdictions, such other jurisdictions, and (iii) filings with the Federal Trade Commission ("FTC") and with the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") pursuant to Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder (the "HSR Act").

  Section 2.06. Compliance with Laws. Neither the Company nor any Subsidiary has been or is presently in violation of any provision of their respective certificates or articles of organization or incorporation or By-Laws, or of any Applicable Law or Judgment that would have a Material Adverse Effect. Except where the failure thereof would not cause a Material Adverse Effect, the Company and its Subsidiaries possess, and are in compliance in all material respects with the terms and provisions of all licenses, permits, certificates, authorizations, rights and other approvals of Governmental Authorities ("Permits") necessary for the operation of the business of the Company and its Subsidiaries. Except as set forth in Schedule 2.09 or 2.18, neither the Company nor any Subsidiary has been given written notice by any Governmental Authority of, or to the knowledge of Company, is under investigation by any Governmental Authority with respect to, any violation of any Applicable Law, Judgment or Permit. This Section 2.06 does not relate to environmental representations and warranties, which matters are exclusively the subject of Section 2.18.

  Section 2.07. Financial Statements. (a) Set forth on Schedule 2.07 are the Forms 10-K and 10-Q filed with the SEC for the year ended December 31, 1996, and the period ended September 30, 1997, respectively, including the consolidated balance sheets of Company and its Subsidiaries as at December 31, 1995, December 31, 1996, and September 30, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the respective years or, in the case of September 30, 1997, the nine month period, then ended, including the notes thereto, and, other than in respect of the statements as at and for the period ended September 30, 1997, the report thereon of Price Waterhouse, independent certified public accountants (the "Company

Financial Statements"). The Company Financial Statements present fairly in all material respects the consolidated financial position and the results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in the Company Financial Statements, in each case in conformity with generally accepted accounting principles ("GAAP"), consistently applied during such periods other than, in the case of the statements as at and for the period ended September 30, 1997, for the absence of required footnote disclosure and customary year-end adjustments. Except as expressly contemplated or permitted by this Agreement or disclosed in the Schedules hereto, to the knowledge of the Company, the Company and its Subsidiaries do not have any material liabilities of any nature (whether accrued, absolute, contingent, unasserted or otherwise) except (1) as disclosed, reflected or reserved against in the balance sheet (the "Balance Sheet") dated September 30, 1997 (the "Balance Sheet Date"), included in the Company Financial Statements, and (2) as incurred in the ordinary course of business consistent with past practice and not in violation of this Agreement.

  (b) The inventory of the Company and its Subsidiaries, whether reflected on the Balance Sheet or subsequently acquired, is, and will be as of the Effective Date, generally of a quality and quantity usable and saleable, consistent in all material respects with past practice, in the ordinary course of business. The inventory of the Company and its Subsidiaries is reflected on the Balance Sheet and in their respective accounting records in accordance with GAAP applied on a basis consistent with past practice.

  (c) All accounts receivable of the Company and its Subsidiaries, whether reflected on the Balance Sheet or subsequently created, have arisen from bona fide transactions in the ordinary course of business. To the knowledge of the Company, all accounts receivable reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Balance Sheet and all accounts receivable created since the Balance Sheet Date are and will be as of the Effective Date good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Balance Sheet or subsequently created consistent with past practice and experience.

  Section 2.08. Absence of Material Changes. Except as set forth in Schedule
2.08 or as permitted by Section 5.06 or set forth in Schedule 5.06 or as expressly contemplated or permitted by this Agreement, since the Balance Sheet Date, each of the Company and its Subsidiaries has conducted its business in the ordinary course, and there has not been (and it is not reasonably expected there will be) (i) any event, change or circumstance causing, or reasonably anticipated to cause in the future, any Material Adverse Effect, except as otherwise disclosed to Parent in writing prior to the date of this Agreement,
(ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock, other than the minimum required dividends declared on the 5% Stock or the Preference Stock, (iii) (x) any granting by the Company or any of its Subsidiaries to any executive officer or director of the Company or any of its Subsidiaries of any increase in compensation, except as was required under employment agreements in effect as of the Balance Sheet Date, (y) any granting by the Company or any of its Subsidiaries to any such executive officer or director of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the Balance Sheet Date or (z) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or director, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or could have a Material Adverse Effect, (v) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP or (vi) any other action that would be prohibited by Section 5.06 on and after the date of this Agreement. As of the date hereof, the Company's reserves for potential liabilities have not been materially reduced since the Balance Sheet Date and the Company believes that such reserves are sufficient to cover the Company's liabilities.

  Section 2.09. Litigation. Except as set forth in Schedule 2.09 and other than routine warranty claims against the Company that do not in the aggregate exceed in any material respect the level of such claims experienced historically by the Company in the ordinary course, neither the Company nor any Subsidiary is engaged in, and there is not to the knowledge of the Company pending, nor has the Company or any Subsidiary received written notice of, any legal action, suit, investigation, inquiry or proceeding by any Governmental Authority or other Person ("Legal Action").

  Section 2.10. Patents and Trademarks. To the knowledge of the Company, the Company and its Subsidiaries own all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for their business as now conducted without any conflict with or infringement of the rights of others. Except as set forth in Schedule 2.10, there are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company nor any Subsidiary bound by or a party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes of any other Person. Except as set forth in Schedule 2.10 or relating to any matter that has been resolved or that the Company reasonably believes has been abandoned, none of the Company nor any Subsidiary has received any written communications alleging that the Company or any Subsidiary has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person.

  Section 2.11. Material Contracts; Permits. Schedule 2.11(a) sets forth a complete and accurate list of any of the following to which the Company or any Subsidiary is a party or by which Company or any Subsidiary is bound (collectively, "Material Contracts"):

    (a) all deeds, indentures, leases, subleases or other instruments by which an ownership, leasehold or other interest in real property is held by the Company or any Subsidiary;

    (b) all contracts, commitments or agreements, including contracts or licenses pertaining to the payment of royalties (but excluding customer purchase orders, purchase orders for raw materials and warranties), to the extent such agreements include provisions that do or could involve payments or commitments (whether fixed or contingent) to or from the Company or any Subsidiary (i) for an amount (or potential amount) in excess of $200,000 or
  (ii) have a term longer than twelve (12) months in duration (except for such contracts, commitments or agreements terminable by the Company or the appropriate Subsidiary of the Company without penalty upon notice of 90 days or less);

    (c) all written management, compensation or employment contracts or contracts entered into with any executive officer or director of the Company or any Subsidiary;

    (d) all contracts or agreements under which the Company or any Subsidiary has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability, in each case in an amount greater than $200,000;

    (e) all bonds or agreements of guarantee or indemnification in which the Company or any Subsidiary acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent) in an amount or potential amount greater than $200,000;

    (f) all secrecy, noncompete or other agreements which (i) restrict the right of the Company or any Subsidiary to engage in any business reasonably related to its present activities or (ii) would restrict the right of Parent to engage in any business after the consummation of the transactions contemplated by this Agreement;

    (g) all current bank accounts that contain balances and safe deposit arrangements;

    (h) all agreements relating to preemptive or other preferential rights relating to capital stock, restrictions on the disposition of capital stock and registration rights;

    (i) all partnership and joint venture agreements;

    (j) all agreements relating to material business acquisitions or dispositions during the last five years, including any separate tax or indemnification agreements; and

    (k) all material customer and supply agreements and all material sales representative, marketing, agency or distributorship agreements, to the extent such agreements include provisions that do or could involve payments or commitments (whether fixed or contingent) to or from the Company or any Subsidiary (i) for an amount in excess of $200,000 or (ii) have a term (including renewals that do not require the

  Company's or a Subsidiary's consent) longer than twelve months in duration (except for such contracts, commitments or agreements terminable by the Company or the appropriate Subsidiary of the Company without penalty upon notice of 90 days or less).

  Except as set forth on Schedule 2.11(a), (i) neither the Company nor any Subsidiary is in default under the terms of any Material Contract, which default permits the other party to adversely alter or terminate any rights of the Company or any Subsidiary or accelerate the obligations of the Company or any Subsidiary under such Material Contract or to collect damages, (ii) to the knowledge of the Company, no other party thereto is in default under the terms of any Material Contract and (iii) each Material Contract is in full force and effect.

  In order for the Company or any Subsidiary to perform its payment obligations noted under each of the Material Contracts set forth on Schedule
2.11 (b), the only required payment will be the payment of the outstanding principal amount (and accrued interest thereon) owed by the Company under each such Material Contract which as of the date of this Agreement is set forth on
Schedule 2.11 (b) for each such Material Contract, without the payment of any premium or penalty, other than accrued interest or default interest. Upon the making of such payment under each such Material Contract, the Company will have no further obligation or liability under any such Material Contract, except for immaterial expenses relating to the termination of such Material Contracts.

  Section 2.12. Title to Properties and Related Matters. (a) Schedule 2.12(a) sets forth all of the real property owned by the Company and each Subsidiary (the "Owned Real Property"). Schedule 2.12(b) sets forth all of the real property and interests in real property leased by the Company and each Subsidiary (the "Leased Real Property", and together with the Owned Real Property, the "Company Property"). Each of the Company or its Subsidiaries, as the case may be, has good and marketable fee title to the Owned Real Property, subject only to Permitted Liens (as defined in Section 2.12(b) below). Each of the Company or its Subsidiaries, as the case may be, has a valid and existing leasehold interest in all Leased Real Property, subject only to Permitted Liens (as defined in Section 2.12(b) below).

  (b) All Company Property and personal properties owned by the Company or any Subsidiary are owned free and clear of all Liens (other than mortgages securing the Company's existing credit facility described in Schedule 2.11
(b)) or leased free and clear of all Liens, except for (A) Liens for taxes and assessments or governmental charges or levies which are not at the time of Closing due or payable, (B) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar Liens, which have been incurred in the ordinary course of business, so long as the obligations secured by such Liens are not then delinquent, (C) Liens incidental to the conduct of the business of the Company and its Subsidiaries (other than arising out of claims of infringement) which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not individually or in the aggregate materially detract from the value or materially impair the use and operation of the Company Property to which it relates or the value and operation of the business of the Company as presently conducted, (D) covenants, conditions, restrictions, easements and other similar matters of record existing as of the Effective Date which do not, individually or in the aggregate, impair the use and operation of the Company Property to which it relates in the business of the Company as presently conducted and (E) Liens set forth on Schedule 2.18 arising pursuant to Environmental Laws (the liens described in the foregoing clauses (A), (B), (C), (D) and (E) being "Permitted Liens") and (ii) the Owned Real Property and personal properties owned by the Company or any Subsidiary are not subject to any Liens, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever which interfere with or are violated by the existence of the improvements thereon or the current use and operation of each such Owned Real Property or personal properties, respectively, to which it relates in the business of the Company as currently conducted.

  Section 2.13. Taxes. (a) For purposes of this Agreement, (A) "Tax" or "Taxes" shall mean all Federal, state, provincial, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales (including bulk sales), use, ad valorem, intangibles, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, real property, personal property, customs, net worth, estimated, capital gains, transfer, stamp, documentary, social security, alternative minimum, accumulated earnings, goods and services, recapture, recording, severance, environmental (including but not limited to, taxes under Section 59A of the Code), occupation and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (B) "Code" shall mean the Internal Revenue Code of 1986, as amended, and reference to any Section of the Code shall refer to that Section in effect at the date hereof; (C) "Taxing Authority" shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority; and (D) "Return" or "Returns" shall mean all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information filed with respect to any of the foregoing, maintained, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

  (b) Except as set forth on Schedule 2.13, the Company and each of the Subsidiaries has timely filed or will timely file, as the case may be, with the appropriate Taxing Authority all Returns required to be filed on or prior to the date hereof or the Closing Date, as the case may be, and each such Return was or will be, as the case may be, complete and correct in all material respects at the time of filing.

  (c) Except as set forth on Schedule 2.13, all Taxes (including Taxes for which no Returns are required to be filed and including payroll and wage withholding Taxes) of the Company and any of the Subsidiaries or for which the Company or any of the Subsidiaries is or could otherwise be held liable, or which are or could otherwise become chargeable as an encumbrance upon any property or assets of the Company or any of the Subsidiaries ("Covered Taxes"), have been duly and timely paid. The amount of "accrued Taxes" shown on the Balance Sheet adequately reflects the liability for unpaid Taxes (including deferred Taxes) of Company and the Subsidiaries as of the Balance Sheet Date.

  (d) Except as set forth on Schedule 2.13, the Company has made available for inspection by Parent (A) complete and correct copies of all Returns of the Company and each of the Subsidiaries, with respect to Federal, state, provincial, county, local, municipal, foreign and other income, profits, corporate franchise, receipts, sales, excise, property, net worth and all other material Taxes, that are or have been required to be filed (except as noted in (b) above) for taxable periods ending with or within the last five calendar years and for such longer period as Parent has requested not to exceed the period of the relevant statute of limitations and (B) complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements, and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any of the Subsidiaries and relating to material Covered Taxes.

  (e) Except as set forth on Schedule 2.13, no liens for Taxes exist with respect to any of the assets or properties of any of the Subsidiaries or Company. The Returns of the Company and each of the Subsidiaries with respect to Federal income Taxes have been examined by the Internal Revenue Service, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the year ended December 31, 1982. All Returns with respect to state, county, local, municipal, provincial, foreign and other income, profits, corporate franchise, receipts, sales, excise, property, net worth, and capital Taxes, and with respect to all other material Taxes, have been examined by the appropriate Taxing Authority, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the taxable period listed with respect to each such jurisdiction. Except as set forth on Schedule 2.13, each deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid and no material issues were raised in writing by the relevant Taxing Authority during any such audit or examination that might apply to taxable periods other than the taxable period to which such audit or examination related. Except as set forth on
Schedule 2.13, (A) no Returns with respect to Federal income Taxes are currently under audit or examination by the Internal Revenue Service and any other Taxing Authority, (B) no audit or examination relating to Covered Taxes is currently being conducted by the Internal Revenue Service or any other

Taxing Authority and (C) neither the Internal Revenue Service nor any other Taxing Authority has given notice in writing that it will commence any such audit or examination.

    (f) Except as set forth in Schedule 2.13, no Taxing Authority is now asserting (in writing), or, to the knowledge of the Company or any of the Subsidiaries, threatening to assert (in writing), any deficiency or claim for Covered Taxes or any adjustment to any item of income, gain, deduction, loss, credit, or tax basis entering into the computation of Covered Taxes and there is no reasonable basis for any such assertion.

    (g) Except as set forth in Schedule 2.13, (A) no person has made with respect to the Company or any of the Subsidiaries, or with respect to any property held by the Company or any of the Subsidiaries, any consent under
  Section 341 of the Code, (B) no property of Company or any of the Subsidiaries constitutes "tax-exempt use property" (as defined in Section 168(h) of the Code), (C) neither the Company nor any of the Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982 and (D) none of the assets of Company or any of the Subsidiaries is subject to a lease under Section 7701(h) of the Code or under any predecessor.

    (h) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes and no unrevoked power of attorney with respect to any Covered Taxes has been executed or filed with the Internal Revenue Service or any other Taxing Authority.

    (i) The Company has never been a member of any affiliated, consolidated, combined, unitary or aggregate group for purposes of filing Returns or paying Taxes at any time.

    (j) Except as set forth in Schedule 2.13, none of the Company or any of the Subsidiaries is a party to or is bound by any Tax sharing agreements (whether formal or informal) with any of its affiliates, or with any Taxing Authority.

    (k) None of the Company or any of the Subsidiaries will be required to include in a taxable period on or after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date, including, without limitation, as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting.

    (1) Except as set forth on Schedule 2.13, none of the Company or any of the Subsidiaries will be required in a taxable period beginning on or after the Closing Date to include any amount in income pursuant to Section 481 of the Code (or any comparable provisions of state, local or foreign law), by reason of a change in accounting methods or otherwise, as a result of actions taken prior to the Closing Date.

    (m) Schedule 2.13 lists each state, county, local, municipal or foreign jurisdiction in which Company or any of the Subsidiaries files, has filed, is required to file or has been required to file a Return or is or has been liable for Tax on a "nexus" basis for the current and preceding five years.

    (n) The Company is not, and has not been during the five-year period ending on the date hereof or the Closing Date, as the case may be, a "United States real property holding corporation" within the meaning of
  Section 897 of the Code.

    (o) Schedule 2.13 provides true and correct descriptions of the following: items for which amounts for taxes have been reserved on the Balance Sheet in excess of reserves necessary to currently pay its operating tax liabilities. The Company has a consolidated net operating loss carryover for regular Federal income tax purposes as of December 31, 1996, of approximately $42 million. The Company has no material net operating loss carryovers in states other than Massachusetts (in which it has a net operating loss carryover of $58 million as of December 31, 1996). The Company has tax credit carry forwards as of December 31, 1996, of approximately $1.1 million for regular Federal income tax purposes, and no tax credit carryforwards for state tax purposes. In addition, the Company had approximately $1.1 million of minimum tax carryovers.

    (p) Schedule 2.13 sets forth the Company's best estimates, made in good faith, of the excess loss accounts for the Company and its Subsidiaries as of December 31, 1996. The Company estimates in good faith that neither it nor its Subsidiaries had positive balances in any deferred intercompany gain accounts as of December 31, 1996.

    (q) The schedules of the Company's best estimates, made in good faith, of the temporary and permanent differences as of December 31, 1996, previously submitted to the Company are true, correct and complete in all material respects.

    (r) None of the Company, any of the Subsidiaries or any other affiliate of the Company has made any election under Section 13261(g)(2) or Section 13261(g)(3) of the Revenue Reconciliation Act of 1993.

    (s) None of the Company, any of the Subsidiaries or any other affiliate of the Company has available any foreign tax credits.

  Section 2.14. Labor Agreements. Except as identified on Schedule 2.14, neither the Company nor any Subsidiary is a party to any union, collective bargaining, works council or similar agreement or arrangement.

  Section 2.15. Benefit Plans. (i) Schedule 2.15 is a list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(l) of ERISA, hereinafter a "Welfare Plan"), and each other plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company and its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") for the benefit of any present or former employees of the Company or any of its Subsidiaries (all the foregoing being herein called "Benefit Plans"). The Company has made available to Parent true, complete and correct copies of (1) each Benefit Plan, (2) the most recent annual report on Form 5500 as filed with the Internal Revenue Service with respect to each applicable Benefit Plan, (3) the most recent summary plan description (or similar document) with respect to each applicable Benefit Plan and (4) each trust agreement and insurance or annuity contract relating to any Benefit Plan.

  (ii) Except as disclosed in Schedule 2.15, to the knowledge of the Company, each Benefit Plan has been administered in all material respects in accordance with its terms. Except as disclosed in Schedule 2.15, to the knowledge of the Company, the Company, its Subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, and all other Applicable Laws. Except as disclosed in Schedule 2.15, to the knowledge of the Company, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to a Material Adverse Effect, and to the knowledge of the Company, there are not any facts that could give rise to a Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

  (iii) Except as disclosed on Schedule 2.15, to the knowledge of the Company:
(1) all contributions to the Benefit Plans required to be made by the Company or any of its Subsidiaries in accordance with the terms of the Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, (2) there has been no application for or waiver of the minimum funding standards imposed by
Section 412 of the Code with respect to any Benefit Plan that is a Pension Plan, excluding any Pension Plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA (hereinafter a "Company Pension Plan") and (3) no Company Pension Plan had an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year. All such contributions to the Benefit Plans for any period ending before the Balance Sheet Date are properly accrued and reflected in the Balance Sheet and such contributions since such Balance Sheet Date will be reflected on subsequent balance sheets.

  (iv) Except as disclosed on Schedule 2.15, to the knowledge of the Company,
(1) each Company Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan and each related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, (2) no such determination letter has been revoked, and revocation has not been threatened, (3) no event has occurred and no circumstances exist that would adversely affect the tax-qualification of such Company Pension Plan and (4) such Company Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA. The Company has made available to Parent a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. The Company has also provided to Parent a list of all Company Pension Plan amendments as to which a favorable determination letter has not yet been received.

  (v) Schedule 2.15 discloses whether: (1) to the knowledge of the Company, any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (2) to the knowledge of the Company, any Company Pension Plan has been terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation ("PBGC"); and (3) to the knowledge of the Company, the Company, any of its Subsidiaries or any trustee, administrator or other fiduciary of any Benefit Plan has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject the Company, any such Subsidiary or any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable law.

  (vi) Except as disclosed on Schedule 2.15, to the knowledge of the Company, as of the most recent valuation date for each Company Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA (hereinafter a "Defined Benefit Plan")), there was not any amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such Defined Benefit Plan, and the Company is not aware of any facts or circumstances that would materially change the funded status of any such Defined Benefit Plan. The Company has made available to Parent the most recent actuarial report or valuation with respect to each Defined Benefit Plan.

  (vii) Except as disclosed on Schedule 2.15, to the knowledge of the Company, no Commonly Controlled Entity has incurred any liability to a Pension Plan (other than for contributions not yet due) or to the PBGC (other than for the payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a Material Adverse Effect to the Company, which liability has not been fully paid as of the date hereof if due and payable.

  (viii) No Commonly Controlled Entity has (a) engaged in a transaction described in Section 4069 of ERISA that could subject the Company to a material liability at any time after the date hereof or (b) acted in a manner that could, or failed to act so as to, result in material fines, penalties, taxes or related charges under (x) Section 502(c), (i) or (1) of ERISA, (y)
Section 4071 of ERISA or (z) Chapter 43 of the Code.

  (ix) Except as disclosed in Schedule 2.15, to the knowledge of the Company, no Commonly Controlled Entity has announced an intention to withdraw, but has not yet completed withdrawal, from a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). Except as disclosed on Schedule 2.15, to the knowledge of the Company, no action has been taken, and no circumstances exist, that could result in either a partial or complete withdrawal from such a multiemployer plan by any Commonly Controlled Entity. Schedule 2.15 also lists for each Benefit Plan that is a multiemployer plan (excluding the multiemployer plan in respect of the Company's former New York Building Products, Inc. operations) the Company's best estimate, based upon the information supplied to it by each multiemployer plan, of the amount of withdrawal liability that would be incurred if each Commonly Controlled Entity were to make a complete withdrawal from each such plan as of the dates specified in Schedule 2.15. Schedule 2.15 also lists for each Benefit Plan that is a multiemployer plan

(excluding the multiemployer plans in respect of the Company's former New York Building Products, Inc., and Bardstown operations) the Company's best estimate, based upon the information supplied to it by each multiemployer plan, of the amount of "unfunded vested benefits" (within the meaning of Section 4211 of ERISA) as of the dates specified in Schedule 2.15. As of the most recent valuation date for the multiemployer plan in respect of the Company's former New York Building Products Inc. operations, to the knowledge of the Company, based upon the information supplied to it by such multiemployer plan, there was not any amount of "unfunded vested benefits" under such plan.

  (x) The list of Welfare Plans in Schedule 2.15 discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Except as disclosed on Schedule 2.15, to the knowledge of the Company, apart from the written provisions of the Welfare Plans disclosed to Parent, there are no understandings, agreements or undertakings, written or oral, that would prevent any such Welfare Plan from being amended or terminated at any time after the Closing Date. The Company and its Subsidiaries comply with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

  (xi) Except as provided in Section 1.14 with respect to the 1982 Stock Option Plan, the 1992 Stock Option Plan, the Director Option Plan, the 1998 Incentive Compensation Program (the "MICP") and the Savings Plan, and as provided in the employment and severance agreements listed in Schedules 2.11
(a) and 2.15, no employee of the Company or any of its Subsidiaries will be entitled to any additional material benefits or any acceleration of the time of payment or vesting of any material benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

  (xii) During the period beginning on January 1, 1995, and ending on the date of this Agreement, there has been no change (a) in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or (b) in the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined.

  (xiii) Except as disclosed on Schedule 2.15, to the knowledge of the Company and based upon its best estimate, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(B)(1) of the Code). Schedule 2.15 sets forth (i) the Company's best estimate of the maximum amount that could be paid to each executive officer of Company as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Benefit Plans currently in effect and (ii) the Company's best estimate of the "base amount" (as such term is defined in Section 280(b)(3) of the Code) for each such executive officer calculated as of the date of this Agreement.

  Section 2.16. Labor Disputes; Unfair Labor Practices. (a) There is neither pending nor, to the knowledge of the Company, threatened any labor dispute which could materially adversely affect the facility that is the subject of such dispute, or any strike or work stoppage involving the Company or any Subsidiary.

  (b) There is not now pending or, to the knowledge of the Company, threatened any charge or complaint against the Company or any Subsidiary by the National Labor Relations Board, any state or local labor or employment agency or any representative thereof.

  Section 2.17. Product Warranties. (a) The standard forms of product warranties and guarantees used by the Company and each Subsidiary during the past five (5) years are attached as Schedule 2.17 hereto. Neither the Company nor any Subsidiary has authorized any product warranty or guaranty during such period of time other than pursuant to such forms.

  (b) Other than as set forth on Schedule 2.17 or relating to any matter that has been resolved or that the Company reasonably believes has been abandoned, as of date of this Agreement, the Company has not received written notice of any product warranty or similar claims with an actual or alleged liability to the Company or any Subsidiary other than routine warranty claims against the Company that do not in the aggregate exceed in any material respect the level of such claims historically experienced by the Company in the ordinary course. The Company does not believe that the Assurance of Discontinuance dated November 1995 between the Commonwealth of Massachusetts and Bird, Inc. will result in an increase in liability for claims under product warranties over the level historically experienced by the Company in the ordinary course.

  (c) The class action litigation captioned Lindholm et. al. v. Bird Incorporated, Mass. Superior Ct, C.A. No. 96-00788, in respect of certain company shingle products is being defended by the Company's insurers with reservation of rights.

  (d) Since the Balance Sheet Date, the Company has not modified its policies or practices with respect to settlement of warranty claims.

  Section 2.18. Environmental Matters. Except as disclosed in Schedule 2.18, with respect to the business and operations of the Company and its Subsidiaries (which terms for purposes of this Section 2.18 shall be deemed to include all predecessors and former Subsidiaries) and to the Owned Real Property and Leased Real Property:

    (a) No Hazardous Material has been used, possessed, Released, generated, manufactured or treated, on or under such Owned Real Property or Leased Real Property, as the case may be, by the Company or any Subsidiary in material violation of any Environmental Law.

    (b) The Company and each Subsidiary, as the case may be, has through the date hereof (i) secured and maintained compliance with all permits, certificates, licenses, approvals, registrations or authorizations required for the conduct of their respective businesses under Environmental Laws and
  (ii) maintained such Owned Real Property or Leased Real Property and conducted their respective business thereon in accordance in all material respects with all Environmental Laws.

    (c) No written notice, written request for information pursuant to common law, law or regulation, citation, summons, complaint or order has been received by the Company or any Subsidiary, and no penalty has been assessed and, to the knowledge of the Company, no investigation or review is pending or threatened by any Governmental Authority or other Person, with respect to the business and operations of the Company and its Subsidiaries or to such Owned Real Property or Leased Real Property, as the case may be, other than relating to any matter that has been resolved or that the Company reasonably believes has been abandoned, regarding (i) any alleged violation by the Company or any Subsidiary of any Environmental Laws, (ii) any alleged failure by the Company or any Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required under any Environmental Law, or (iii) any use, possession, spill, Release, threatened Release, storage, generation, manufacture, treatment, deposit, discharge, transportation or disposal by or on behalf of the Company or any Subsidiary of any Hazardous Material.

    (d) Neither the Company nor any Subsidiary has entered into or agreed to any court decree or order nor are any of them subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation or cleanup under any Environmental Law.

    (e) There are no aboveground or underground storage tanks on any such Owned Real Property or Leased Real Property.

    (f) Neither the Company nor any Subsidiary has received any written notice of non-compliance with any applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority that relate to occupational health and safety, other than relating to any matter that has been resolved or that the Company reasonably believes has been abandoned.

    (g) The investigation, remediation, cleanup and other costs of the Company relating to compliance with any Environmental Law will not exceed an amount equal to $2.2 million (the "Company Estimates"). The Company has used its best efforts in preparing the Company Estimates consistent with all recognized best engineering practices.

  As used in this Agreement, the term "Environmental Laws" means any and all applicable treaties, laws, regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses or variances, promulgated or entered into by any Governmental Authority, relating to the environment, conservation, preservation or reclamation of natural resources, or to the management, Release or threatened Release of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S)(S) 9601 et seq. ("CERCLA"), the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S)(S) 1251 et seq., Clean Air Act of 1970, as amended, 42 U.S.C. (S)(S) 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. (S)(S) 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. (S)(S) 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. (S)(S) 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. (S)(S) 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. (S)(S) 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

  As used in this Agreement, the term "Hazardous Materials" means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, including materials listed in 49 C.F.R. (S) 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of the CERCLA.

  As used in this Agreement, the term "Release" means any spilling, emitting, leaking, pumping, pouring, emptying, injecting, depositing, disposing, discharging, dispersing, leaching, emanating or migrating of any Hazardous Materials in, into, onto, or though the environment (including ambient air, surface water, groundwater, soils, land surface, subsurface strata, workplace or structure).

  Section 2.19. Insurance. The Company and each Subsidiary has been and is insured by financially sound and reputable insurers unaffiliated with the Company with respect to its and their properties and the conduct of its and their business in such amounts and against such risks as are consistent with industry practice. The insurance coverage provided by such policies of insurance will be continued through the Effective Date and will not terminate or lapse by reason of the transactions contemplated by this Agreement. The Company has provided to Parent copies of such policies of insurance. Except as set forth in Schedule 2.19, neither the Company nor any Subsidiary has been denied insurance coverage by any carrier in the last three years.

  Section 2.20. SEC Filings. (a) Schedule 2.20 sets forth all of the documents filed since January 1, 1995, through the date of this Agreement by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), or the Exchange Act. The documents listed in Schedule
2.20 (the "SEC Documents") are all the documents the Company was required to file under the Securities Act or the Exchange Act since January 1, 1995, and at the time they were filed and when supplemented or amended, the SEC Documents complied with the requirements of the Securities Act and the Exchange Act, as applicable, and at such time, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents, at the time they were filed and when supplemented or amended, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

  (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents or (ii) the information to be filed by the Company in connection with the Offer pursuant to Section 14(f) of the Exchange Act and Rule l4f-1 promulgated thereunder (the "Information Statement"), will, at the respective times the Offer Documents and the Information Statement are filed with the SEC and first published, sent or given to holders of shares of Company Common Stock or Preference Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

  Section 2.21. Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses in connection with this Agreement or the Merger contemplated herein except for Lehman Brothers Inc. The Company has delivered to Parent a copy of its engagement letter with Lehman Brothers Inc. The estimated investment banking and legal fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the Merger contemplated by this Agreement have been disclosed to Parent in writing on the date hereof.

  Section 2.22. Antitakeover. The Company has taken or will take prior to Closing all action necessary to approve the Offer and the Merger such that the approval (along with the stockholder approval required pursuant to Section 6.03) is sufficient to render entirely inapplicable to the Offer and the Merger or Parent or Acquisition Sub the provisions of Chapter 110C, 110D, 110E and 110F of the Massachusetts General Laws. No other antitakeover or similar statute or regulation applies or purports to apply to the transactions contemplated by this Agreement.

  Section 2.23. Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc. to the effect that the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

  Section 2.24. Asbestos Claims. The Agreement of Settlement dated March 8, 1993, between Employers Insurance of Wausau and the Company with respect to insurance coverage for the Company's exposure for future asbestos expenses and liabilities is in full force and effect, and the Company believes it has defenses to any payment Employers Insurance of Wausau may assert it is due under such agreement.

  Section 2.25. Revolving Credit and Security Agreement. The Revolving Credit and Security Agreement (the "Revolving Credit Agreement") between the Company and Fleet National Bank, dated as of July 8, 1997, may be terminated by the Company at any time without any premium or penalty, except as set forth in paragraph 2.17 of the Revolving Credit Agreement.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PARENT

  Parent hereby represents and warrants to the Company as follows:

  Section 3.01. Corporate Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware with all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Parent is qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary, except where failure to be qualified would not reasonably be expected to have a material adverse effect on the ability of Parent to carry out the transactions contemplated hereby without significant unanticipated delay.

  Section 3.02. Authorization. (a) Parent has requisite corporate power and authority to execute and deliver this Agreement and, subject to the satisfaction of the conditions set forth herein and therein, to consummate the transactions contemplated hereby and thereby.

  (b) This Agreement has been approved by the Board of Directors of Parent and upon such approval no other corporate proceeding on the part of Parent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

  (c) This Agreement has been duly and validly executed and delivered by Parent and is a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws in effect now or hereafter in effect relating to creditors' rights generally and by equitable principles (whether considered in a proceeding at law or in equity).

  Section 3.03. Absence of Conflicts; Consents. Neither the execution and delivery by Parent of this Agreement nor the consummation by Parent of the transactions contemplated hereby will:

    (a) conflict with or result in a breach of any provision of the certificate of incorporation or By-laws of Parent which would have a material adverse effect on the ability of Parent to carry out the transactions contemplated hereby without significant unanticipated delay;

    (b) result in the creation of any Lien upon any of the properties of Parent which would have a material adverse effect on the ability of Parent to carry out the transactions contemplated hereby without significant unanticipated delay;

    (c) with or without giving of notice or the passage of time, or both, violate, or conflict with, or constitute a default under, or result in the termination or in a right of termination of, violate or be in conflict with, result in a breach of any term or provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by, or give any other Person a basis for accelerated or increased rights or termination or nonperformance under, or require any consent, authorization or approval under, any term or provision of any Lien, lease, license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which it or they are bound, except to the extent that such circumstance would not have a material adverse effect on the ability of Parent to carry out the transactions contemplated hereby without significant unanticipated delay;

    (d) subject to the approval of the Merger by the Company's stockholders, to the knowledge of Parent, violate any provision of, or require any consent, authorization or approval under, any Applicable Laws of any Governmental Authority, or any Judgment applicable to Parent or any of its Subsidiaries, except to the extent that such circumstance would not have a material adverse effect on the ability of Parent to carry out the transactions contemplated hereby without significant unanticipated delay; or

    (e) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, to be made or obtained by or on behalf of Parent except (i) as required by the Exchange Act, (ii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the laws of the Commonwealth of Massachusetts or, in connection with the maintenance of qualification to do business in other jurisdictions, such other jurisdictions and (iii) filings with the FTC and with the Antitrust Division under the HSR Act.

  Section 3.04. Litigation. Neither Parent nor any of its Subsidiaries is engaged in, and there is not, to the knowledge of Parent, pending, nor has Parent or any of its Subsidiaries received any written notice of, any Legal Action which would prevent Parent from consummating the transactions contemplated hereby.

  Section 3.05. Brokers and Finders. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses in connection with this Agreement or the transactions contemplated hereby except for McFarland Dewey Securities Co., L.P. ("McFarland Dewey"). In the event that the Company shall be obligated to pay Parent's Expenses pursuant to Article X, Parent will deliver to the Company a copy of its engagement letter with McFarland Dewey.

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB

  Acquisition Sub hereby represents and warrants to the Company as follows:

  Section 4.01. Corporate Organization. Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has not engaged in any operations or incurred any obligations other than incident to its organization and the performance of this Agreement.

  Section 4.02. Authorization. (a) Acquisition Sub has all requisite corporate power and authority, if necessary, to execute, deliver and file the Articles of Merger and to execute and deliver this Agreement and, subject to the satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of Acquisition Sub, and no other corporate proceeding on the part of Acquisition Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby without significant unanticipated delay.

  (b) The Agreement has been duly and validly executed and delivered by Acquisition Sub and is a valid and binding agreement of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws in effect now or hereafter in effect relating to creditors' rights generally and by equitable principles (whether considered in a proceeding at law or in equity).

  Section 4.03. Absence of Conflicts; Consents. Neither the execution and delivery by Acquisition Sub of this Agreement nor the consummation by Acquisition Sub of the transactions contemplated hereby will:

    (a) conflict with or result in a breach of any provision of the Articles of Organization or By-laws of Acquisition Sub which would have a material adverse effect on the ability of Acquisition Sub to carry out the transactions contemplated hereby without significant unanticipated delay;

    (b) result in the creation of any Lien upon any of the properties of Acquisition Sub which would have a material adverse effect on the ability of Acquisition Sub to carry out the transactions contemplated hereby without significant unanticipated delay;

    (c) with or without giving of notice or the passage of time, or both, violate, or conflict with, or constitute a default under, or result in the termination or in a right of termination of, violate or be in conflict with, result in a breach of any term or provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by, or give any other Person a basis for accelerated or increased rights or termination or nonperformance under, or require any consent, authorization or approval under, any term or provision of any Lien, lease, license or other agreement or instrument to which Acquisition Sub or any of its Subsidiaries is a party or by which it or they are bound, unless such circumstance would not have a material adverse effect on the ability of Acquisition Sub to carry out the transactions contemplated hereby without significant unanticipated delay;

    (d) subject to the approval of the Merger by the Company's stockholders, to the knowledge of Acquisition Sub, violate any provision of, or require any consent, authorization or approval under, any Applicable Laws of any Governmental Authority, or any Judgment applicable to Acquisition Sub or any of its Subsidiaries, except to the extent that such circumstance would not have a material adverse effect on the ability of Acquisition Sub to carry out the transactions contemplated hereby without significant unanticipated delay; or

    (e) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, to be made or obtained by or on behalf of Acquisition Sub except (i) as required by the Exchange Act, (ii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the laws of the Commonwealth of Massachusetts or, in connection with the maintenance of qualification to do business in other jurisdictions, such other jurisdictions and (iii) filings with the FTC and with the Antitrust Division under the HSR Act.

  Section 4.04. Litigation. Neither Acquisition Sub nor any of its Subsidiaries is engaged in, and there is not, to the knowledge of Acquisition Sub, pending, nor has Acquisition Sub received any written notice of, any Legal Action which would prevent Acquisition Sub from consummating the transactions contemplated hereby.

  Section 4.05. Capitalization. The authorized capital stock of Acquisition Sub consists of 200,000 shares of Common Stock, $1 par value, of which 100 shares are issued and outstanding. All issued and outstanding shares of Acquisition Sub Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights and all of such shares are owned, beneficially and of record, by Parent. There are no outstanding securities convertible into or exchangeable or exercisable for shares of capital stock of Acquisition Sub.

  Section 4.06. Brokers and Finders. Acquisition Sub has not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE V

                                   COVENANTS

  Section 5.01. Access and Information. From the date hereof until the Effective Date or, if earlier, the date of termination of this Agreement pursuant to Section 9.01, the Company shall, and shall cause its Subsidiaries to, afford to Parent and to Parent's officers, employees, accountants, counsel and other authorized representatives full access, upon reasonable notice to the Company, to their plants, properties, books and records during normal business hours for the purpose of making such investigations as Parent shall reasonably desire in connection with the transactions contemplated hereby, at its expense (except as otherwise contemplated by Section 10.01), and the Company shall use its reasonable efforts to cause its and its Subsidiaries' representatives to furnish promptly to Parent such additional financial and operating data and other information regarding the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request for such purpose. In addition, the Company shall afford to Parent and to Parent's officers, employees, accountants, counsel and other authorized representatives the right to speak directly with the lenders of the Company and its Subsidiaries in the presence of representatives of the Company selected by the President of the Company, including without limitation, Fleet National Bank.

  Section 5.02. Proxy Statement. (a) The Company shall prepare and file with the SEC, as soon as reasonably practicable, the proxy statement to be distributed to the Company's stockholders in connection with the Special Meeting referred to in Section 5.03 (the "Proxy Statement"), and the Company shall use all reasonable efforts to have such Proxy Statement cleared by the SEC. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied or required to be supplied by Parent or Acquisition Sub for inclusion or incorporation by reference in the Proxy Statement.

  (b) Parent shall cooperate with the Company in preparing the Proxy Statement and making any filings required to be made pursuant to this Section 5.02, and the Company shall consult with Parent in that regard and keep Parent fully informed of its progress with respect thereto and provide to Parent copies of the Proxy Statement and all such filings for review and approval prior to the finalization thereof.

  (c) Parent and the Company shall furnish to each other, and each other's counsel, all such information as may be required and requested in connection with the preparation of the Proxy Statement and the filing of the Proxy Statement with the SEC, and each represents and warrants to the other that no written information furnished as provided for in this Section 5.02(c) which has been prepared by the responsible party will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

  (d) Parent and the Company shall each promptly notify the other if at any time before the Effective Date it becomes aware that the Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the Company shall prepare a supplement or amendment to the Proxy Statement which corrects such misstatements or omissions and shall cause the same to be filed with the SEC and distributed to the stockholders of the Company in accordance with the Exchange Act.

  (e) Upon the acceptance of any shares of Company Common Stock and Preference Stock (if any) by Acquisition Sub pursuant to the Offer (the "Consummation of the Offer"), Parent shall cause Acquisition Sub to vote all its shares of Company Common Stock and Preference Stock in favor of the Merger.

  Section 5.03. Stockholders' Meeting. (a) The Company shall call a special meeting of its stockholders ("Special Meeting") to consider and vote upon the matters necessary for the consummation of the transactions contemplated by this Agreement and shall recommend to its stockholders a vote "FOR" the Merger; provided, however, that nothing contained in this Section 5.03(a) or any other provision of this Agreement shall prohibit the Company or its Board of Directors, or the representatives of either of them, from recommending to the stockholders of the Company against, or withdrawing, modifying or changing its recommendation to the stockholders with respect to, the Merger, if permitted by Section 5.12 hereof.

  (b) The date of the Special Meeting shall be determined jointly by Parent and the Company, but shall occur as soon as practicable following the SEC's approval of the Proxy Statement and related proxy materials.

  Section 5.04. Supplemental Information. From time to time prior to the Effective Date, the Company shall promptly advise Parent of any inaccuracy of which it has knowledge in any Schedules which it has delivered pursuant to this Agreement if any matter arises hereafter which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such Schedule. Such updating shall not cure any breach or misrepresentation or failure of any closing condition that may exist based on the Schedules originally delivered with this Agreement.

  Section 5.05. Further Assurances. Consistent with the terms and conditions hereof, each party hereto shall execute and deliver such instruments and take such other action as the other parties hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

  Section 5.06. Conduct of Company Business Prior to the Effective
Date. (a) Except as set forth on Schedule 5.06 or any other Schedule hereto with reference to this Section 5.06 or otherwise consented to or approved by an authorized officer of Parent or as expressly contemplated or permitted by this Agreement, the Company agrees that prior to the Effective Date (or, if earlier, when a majority of the members of the Board of Directors of the Company are designees of Acquisition Sub in accordance with Section 5.21) the business of the Company and its Subsidiaries shall be conducted in the ordinary course consistent with past practice and:

    (i) no change shall be made in the respective articles or certificate of organization or incorporation or By-Laws of the Company or any of its Subsidiaries;

    (ii) no change shall be made in the number of shares of the Company's authorized, issued or outstanding capital stock; nor shall any Conversion Rights be granted, made, redeemed or amended; nor shall the Company or any Subsidiary issue, deliver, pledge or sell any such shares, securities or obligations (except deliveries or pledges in favor of the Company's senior lenders); provided, however, that the Company shall be permitted to issue shares or other securities as contemplated by the Savings Plan as in effect on the date hereof and shall be permitted to issue shares of Common Stock in connection with the due exercise of Options under the 1982 Stock Option Plan, the 1992 Stock Option Plan, the Director Option Plan or any other right or convertible security outstanding as of the date of this Agreement in accordance with the existing terms thereof;

    (iii) no dividend shall be declared or paid or other distribution (whether in cash, stock, property or any combination thereof) or payment declared or made in respect of the Company Common Stock, 5% Stock, Preference Stock or any other outstanding capital stock of the Company, nor shall the Company or any Subsidiary (y) purchase, acquire or redeem any shares of Company Common Stock, 5% Stock or Preference Stock or (z) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

    (iv) neither the Company nor any Subsidiary shall enter into any Material Contract, or except in the ordinary course of business consistent with past practice any other agreement, commitment or instrument;

    (v) the Company shall use and shall cause each Subsidiary to use its and their respective reasonable efforts to preserve its and their business organization intact, to keep available the services of its and their officers and present key employees and to preserve its and their properties and the goodwill of its and their suppliers, customers and others with whom business relationships exist;

    (vi) the Company shall not take, agree to take or permit any Subsidiary to take any action or do or permit to be done anything in the conduct of its business or that of any Subsidiary which would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of the representations of the Company contained herein to be or become untrue in any material respect;

    (vii) neither the Company nor any of its Subsidiaries shall adopt or amend in any material respect or terminate any Benefit Plan, except as required by law, or change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan (except to the extent that failure to make such change would result in noncompliance with GAAP, ERISA or the Code), or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined, except as required by Applicable Law;

    (viii) the Company shall not acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except purchases of inventory, raw materials, supplies and similar materials in the ordinary course of business consistent with past practice and capital expenditures complying with clause (xi);

    (ix) the Company shall not sell, lease, license, mortgage or otherwise encumber or subject to any Lien (except in favor of the Company's senior lenders or Permitted Liens) or otherwise dispose of any of its material properties or assets, except bona fide sales of inventory in the ordinary course of business consistent with past practice;

    (x) the Company shall not (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and routine endorsements in the process of collection, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company or routine travel and similar advances to employees;

    (xi) the Company shall not make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $250,000;

    (xii) the Company shall not make any tax election or settle or compromise any income tax liability; provided that Parent shall not unreasonably withhold any consent or approval of any such tax election, settlement or compromise;

    (xiii) the Company shall not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities that are reflected or reserved against in, the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, except as permitted by
  Section 5.12; and

    (xiv) the Company shall not authorize any of, or commit or agree to take any of, the foregoing actions.

    (b) Without the prior consent of an authorized officer of Parent, which consent shall not be unreasonably withheld, the Company shall not make any election fixing the interest rate or rates payable under the Revolving Credit Agreement for a term that could reasonably be expected to extend beyond the Effective Date.

    (c) Parent shall respond within a reasonable period of time to any request for consent or approval required under Section 5.06.

    (d) Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event of which the Company has knowledge having, or which, insofar as can reasonably be foreseen, would have, a Material Adverse Effect.

  Section 5.07. Consents. Each of the Company, Parent and Acquisition Sub shall, and shall cause each of their Subsidiaries to, use its and their reasonable efforts to obtain prior to the Effective Date all approvals, authorizations and consents of all third Persons identified on Schedule 2.05 and all Permits which are necessary for (i) the consummation of the Offer, the Merger and the other transactions contemplated hereby, (ii) the ownership or leasing and operation by the Surviving Corporation and each of its Subsidiaries of all the properties and assets of the Company and its Subsidiaries and (iii) the conduct by the Surviving Corporation and each of its Subsidiaries of the business of the Company and its Subsidiaries as conducted by such entities on the date hereof.

  Section 5.08. Filings. The Company, Parent and Acquisition Sub shall use their reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation in connection with all notices, reports or other documentation filed by Parent and the Company under the HSR Act. The Company, Parent and Acquisition Sub shall take such reasonable action as may be necessary under state and Federal securities laws applicable to or necessary for, and will file all documents and notifications with the SEC and other Governmental Authorities reasonably necessary for, the consummation of the Offer, the Merger and the transactions contemplated hereby. Each party shall furnish the other and the other's counsel with all information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates as may be required in order to enable such other party to take all such actions as required by this Section 5.08. Nothing in this Agreement shall require Parent to dispose of, or make any change in, any portion of its or the Company's assets or business or to pay any material amount or incur any other material burden in order to obtain any consent, approval or authorization or satisfy any condition in connection with the Closing.

  Section 5.09. Filing of Articles of Merger. Subject to the terms and conditions of this Agreement, as soon as practicable following the approval of the Merger by the stockholders of the Company contemplated by Section 5.03 hereof, the Company, Parent and Acquisition Sub will cause the Articles of Merger to be filed with the Secretary of State of the Commonwealth of Massachusetts.

  Section 5.10. Interim Financial Statements. Until the Effective Date or, if earlier, the date of termination of this Agreement pursuant to Section 9.01, as soon as practicable but in no event later than 30 days after the end of each month beginning with October 1997, the Company shall deliver to Parent unaudited consolidated financial information for such month and the corresponding month of the preceding year as prepared by the Company's management for its own internal purposes. Until the Effective Date or, if earlier, the date of termination of this Agreement pursuant to Section 9.01, the Company shall deliver to Parent (a) its Form 10-K for the year ended December 31, 1997 prior to March 31, 1998 (but not later than the business day prior to the date of filing of such Form 10-K with the SEC) and (b) its Form 10-Q for each quarter within 45 days after the end of such quarter after the date of this Agreement (but not later than the business day prior to the date of filing of such Form 10-Q with the SEC). The financial statements contained therein shall present fairly in all material respects the Company's consolidated financial condition, results of operations and changes in financial position (on a consolidated basis) as at the date or for the periods indicated in accordance with GAAP consistently applied, except as otherwise indicated in such statements and except as to format and footnote disclosure shall be prepared in conformity with the requirements of Rule 10-01 of Regulation S-X under the Exchange Act and Item 303 of Regulation S-K.

  Section 5.11. Public Announcements. (a) The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Thereafter, unless required by Applicable Law or by the rules of any applicable self-regulatory organizations, the Company, Parent and Acquisition Sub shall not, and shall each cause their respective officers, employees and other authorized representatives not to, prior to the Effective Date, issue any press release or make any other public disclosure or announcement or otherwise make any disclosure to any third Person (other than by way of the Offer Documents, the Schedule 14D-9 and the Proxy Statement referred to in
Section 5.02) concerning the transactions contemplated by this Agreement or the terms and provisions hereof.

  (b) Should any press release or other public disclosure be required to be made, then the party required to make such release or disclosure shall not make such release or disclosure without first using its reasonable efforts to obtain the prior written consent of the other parties hereto as to both the timing and content of such press release or public disclosure, which consent shall not be unreasonably withheld.

  Section 5.12. No Solicitation. (a) The Company shall not, nor shall it permit any of its Subsidiaries or affiliates to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit or initiate, or knowingly encourage the submission of, any takeover proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any takeover proposal (except for (1) non-confidential information, or (2) filings with the SEC); provided, however, that prior to the earlier of (x) the Consummation of the Offer or (y) the Special Meeting, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of counsel, the Company may, (A) in response to an unsolicited request therefor, furnish information with respect to the Company (pursuant to a confidentiality agreement at least as restrictive as the Confidentiality Agreement dated April 13, 1994, between the Company and Saint-Gobain Corporation, as amended (as determined by the Company's counsel)) to any person who has indicated to the Company that it is interested in pursuing a qualified takeover proposal and discuss such information (but not the terms of any possible takeover proposal) with such person and (B) upon receipt by the Company of a qualified takeover proposal, following the delivery to Parent of the notice required pursuant to Section 5.12(c), participate in discussions or negotiations regarding such qualified takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.12 by the Company. For purposes of this Agreement, "takeover proposal" means any proposal for a merger or other business combination (regardless of legal form) involving the Company or any Subsidiary or any proposal or offer to acquire in any manner, directly or indirectly, a substantial portion of the assets or business of the Company or a substantial equity interest in, or any substantial amount of voting securities of, the Company or any Subsidiary, or any other transaction outside the ordinary course of business and not otherwise specifically permitted by the terms of this Agreement the consummation of which would impede or prevent the consummation of the Merger pursuant to the terms of this Agreement; and "qualified takeover proposal" means a takeover proposal having terms which the Board of Directors of the Company determines (based on, among other things, the advice of a financial advisor of nationally recognized reputation and after giving due consideration to the Stockholder Agreement dated the date hereof among Parent, Acquisition Sub and the persons identified on Schedule A thereto) in its good faith reasonable judgment to be more favorable to the holders of Company Common Stock than the Total Merger Consideration and holders of Preference Stock than the Preference Stock Consideration and likely to be fully financed and consummated.

  (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a qualified takeover proposal, the Board of Directors or any committee thereof or the Company may (subject to the limitations contained in this Section) withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger at any time after 48 hours following Parent's receipt of written notice (a "Notice of Qualified Takeover Proposal") advising Parent that the Board of Directors has received a qualified takeover proposal, specifying the material terms and conditions of such qualified takeover proposal and identifying the person making such qualified takeover proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only until the earlier of (x) the Consummation of the Offer or (y) the approval of the Merger at the Special Meeting. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) following Parent's receipt of a Notice of Qualified Takeover Proposal provided that the Company does not withdraw or modify its position with respect to the Merger or approve or recommend a takeover proposal.

  (c) In addition to the obligations of the Company set forth in paragraph (b) of this Section, the Company shall promptly advise Parent orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any such takeover proposal or inquiry. The Company shall keep Parent fully informed of the status and details of any such request, takeover proposal or inquiry.

  Section 5.13. Validity of Representations. Parent, Acquisition Sub and the Company shall each take such action as is reasonably necessary to render their respective representations and warranties accurate on and as of the Effective Date. Without limiting the foregoing, the Company shall take any action required by Parent to ensure the accuracy of Section 2.22 if Parent determines that would be desirable.

  Section 5.14. Employees; Benefits. Parent and Acquisition Sub shall honor
(i) all employment, severance or similar contractual arrangements in accordance with their terms in existence on the date of this Agreement and disclosed prior to the date of this Agreement to Parent and (ii) all legally imposed obligations relating to employment matters. After the Closing Date, Parent and Acquisition Sub shall comply with enforceable Applicable Law, including without limitation the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S) 2101 et seq. It is the current intention of Parent and Acquisition Sub to cause the Surviving

Corporation to provide benefits to employees of the Company and its Subsidiaries that are no less favorable in the aggregate to such employees than those in effect on the date of this Agreement; provided, however, that the foregoing shall not limit or restrict the right of the Surviving Corporation or its Subsidiaries to terminate the employment of such employees or subsequently to modify the benefits or other terms of employment of such employees, to the extent permitted by enforceable Applicable Law.

  Section 5.15. Indemnification and Insurance. (a) Parent and Acquisition Sub hereby agree that all rights to indemnification now existing in favor of the directors or officers of the Company and its Subsidiaries (the "Indemnified Parties") as currently provided in their respective certificates or articles of incorporation or organization and By-Laws or in any agreements, contracts or arrangements with the Company or any of its Subsidiaries in effect on the date hereof and previously furnished to Parent and to the extent not in violation of applicable state law, shall survive the Merger and shall continue in full force and effect for a period of five years from the Effective Date; provided that, in the event any claim or claims are asserted or made within such five year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. Without limiting the foregoing, to the extent currently provided in the certificates or articles of incorporation or organization and By-Laws of the Company and its Subsidiaries and Massachusetts law, or agreements, contracts or arrangements disclosed to Parent with the Company or any of the Subsidiaries, in the event that any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transaction contemplated by this Agreement, occurring prior to, and including, the Effective Date, or otherwise relating to or arising out of such matters, Parent or the Surviving Corporation shall periodically advance to such Indemnified Party his or her legal and other expenses (including the costs of any investigation and preparation incurred in connection therewith). Parent shall use all reasonable efforts to maintain in effect, or shall cause the Surviving Corporation to use all reasonable efforts to maintain in effect, for two years after the Effective Date, directors' and officers' liability insurance ("D&O Insurance") covering those persons covered by the Company's directors' and officers' liability insurance on the date of this Agreement or the Effective Date and which is substantially equivalent in terms of coverage and amount as the Company has in effect on the Effective Date so long as such insurance is available and the annual premium therefor would not be in excess of $166,000 (the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or cancelled during such two-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance.

  (b) Any Indemnified Party wishing to claim indemnification hereunder, upon learning of any such Legal Action, shall promptly notify Parent and the Surviving Corporation with respect thereto, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party hereunder except to the extent that Parent and the Surviving Corporation are materially prejudiced thereby.

  (c) Parent and the Surviving Corporation shall periodically, as requested, advance to such Indemnified Party his, her or its legal and other expenses (including the cost of investigation and preparation incurred in connection therewith) to the extent such Indemnified Party is indemnified pursuant to the terms of this Section 5.15, unless it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification hereunder.

  (d) Parent and the Surviving Corporation shall be subrogated to any rights any Indemnified Party may have with respect to any amounts paid to or on behalf of such Indemnified Party by Parent and the Surviving Corporation hereunder.

  Section 5.16. Redemption of 5% Stock. (a) In connection with the Merger, the Company, Parent and Acquisition Sub hereby agree that the 5% Stock shall be redeemed and retired, as soon as practicable following the Effective Date for the 5% Stock Consideration in accordance with the Surviving Corporation's Articles of Organization.

  (b) Prior to the date specified in the call notice for the redemption and retirement of the 5% Stock, the Surviving Corporation shall cause to be deposited with an appropriate trust company or bank, for the credit of the holders of the 5% Stock, sufficient funds to be paid to such holders for redemption and retirement of all of such shares of 5% Stock as provided for herein and in the Surviving Corporation's Articles of Organization.

  Section 5.17. Material Contracts. The Company shall not enter into any material modification or amendment concerning any Material Contract listed on
Schedule 2.11(a) or 2.11(b) without the consent of Parent, which consent shall not be unreasonably withheld. Immediately after the Closing, Parent shall cause the Surviving Corporation to pay the outstanding principal amount (and accrued interest thereon) owed by the Company under each Material Contract set forth on Schedule 2.11(b).

  Section 5.18. Tax Matters. Promptly after the request of Parent and in any event no later than three months from the date of such request, the Company shall provide to Parent true, complete and correct (in all material respects) copies of (a) a schedule setting forth the deferred intercompany gain account, and the excess loss account of each of its Subsidiaries, and (b) a schedule setting forth the Federal income tax basis for the stock of each of the Subsidiaries except those Subsidiaries for which such information cannot be obtained after due inquiry.

  Section 5.19. Dividend Payments. The Company shall not declare or pay or set apart for payment any accumulated dividends on the Preference Stock or 5% Stock.

  Section 5.20. Satisfaction of Conditions. The Company, Parent and Acquisition Sub shall each take all reasonable actions that may be required to satisfy the conditions set forth in Article VI and Article VII hereof, respectively.

  Section 5.21. Directors. Subject to compliance with applicable law (including Section 14(f) of the Exchange Act), upon the acquisition by Acquisition Sub of at least a majority of the outstanding Common Stock pursuant to the Offer, Acquisition Sub shall be entitled to designate at least a majority of the members of the Board of Directors of the Company, and the Company and its Board of Directors shall, at such time, take any and all such action (including to increase the size of the Board of Directors or to use its best efforts to cause directors to resign) needed to cause a sufficient number of Acquisition Sub's designees to be appointed to the Company's Board of Directors that such designees shall constitute such majority (any director so designated by Acquisition Sub, a "Designated Director"). It is understood that immediately after the acquisition by Acquisition Sub of at least a majority of the outstanding Common Stock pursuant to the Offer (x) the Company's Board of Directors shall consist of seven members, (y) the initial designees of Acquisition Sub to the Company's Board of Directors are expected to be George
B. Amoss, Gianpaolo Caccini, James E. Hilyard and Bradford C. Mattson and (z) the remaining members of the Company's Board of Directors are expected to be Antonio J. Lorusso, Jr., Richard C. Maloof and Frank Anthony. In the event that, after the acquisition by Acquisition Sub of at least a majority of the outstanding Common Stock pursuant to the Offer and prior to the Effective Time, the number of members of the Board of Directors increases (including pursuant to the provisions of the Preference Stock and the 5% Stock), the Company and its Board of Directors shall, at such time, take any and all such additional action (including to increase the size of the Board of Directors, to use its best efforts to cause additional directors to resign and to appoint additional designees of Acquisition Sub) needed to cause a sufficient number of Acquisition Sub's designees to be appointed to the Board of Directors that such designees shall then constitute at least a majority of the members of the Board of Directors. The parties hereto shall use their respective best efforts to cause at least three members of the Company's Board of Directors at all times prior to the Effective Time to be Continuing Directors. "Continuing Director" means (a) any member of the Company's Board of Directors on the date of this Agreement, (b) any member of the Company's Board of Directors who is not an employee or director or affiliate of, and not a Designated Director or other nominee of, Acquisition Sub or Parent or their respective Subsidiaries, and (c) any successor of a Continuing Director who is (i) not an employee or director or affiliate of, and not a Designated Director or other nominee of, Acquisition Sub or Parent or their respective Subsidiaries and (ii) recommended to succeed such Continuing Director by at least a majority of the then Continuing Directors.

                                  ARTICLE VI

          CONDITIONS TO THE OBLIGATIONS OF PARENT AND ACQUISITION SUB

  Each and every obligation of Parent and Acquisition Sub under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Parent and Acquisition Sub except as otherwise provided by law, provided that, upon the Consummation of the Offer, each of the following conditions (other than the conditions set forth in Section 6.03(b) and (d) and 6.04(b)) shall be deemed waived by Parent and Acquisition Sub:

  Section 6.01. Representations and Warranties True. The representations and warranties of the Company contained in this Agreement (without regard to any information provided under Section 5.04) that are qualified as to materiality shall be true and correct, and the representations that are not so qualified shall be true and correct in all material respects, in each case on and as of the date hereof and on and as of the Effective Date, and between the date hereof and the Effective Date there shall not have been any event or change in circumstance causing or reasonably anticipated to cause in the future any Material Adverse Effect.

  Section 6.02. Company's Performance. Each of the obligations of the Company to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed or complied with in all material respects by the Closing.

  Section 6.03. Authorization of Merger. (a) All corporate action necessary by the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) shall have been duly and validly taken, and the Company and Acquisition Sub shall have full right and power to merge on the terms provided herein.

  (b) The holders of the Company Common Stock and of the Preference Stock shall have duly approved the Merger at the Special Meeting called for that purpose (other than if such approval shall not have occurred solely due to the breach by Parent or Acquisition Sub of Section 5.02(e)).

  (c) All consents, approvals and authorizations from third Persons and Governmental Authorities identified on Schedule 2.05 and Schedule 2.11(b) required to consummate the transactions contemplated by this Agreement shall have been obtained.

  (d) All applicable waiting periods under the HSR Act shall have expired or been terminated.

  Section 6.04. Absence of Litigation. (a) There shall not be pending or threatened any suit, action or proceeding by any Governmental Authority (i) challenging the acquisition by Parent or Acquisition Sub of any shares of Company Common Stock or Preference Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Acquisition Sub any damages related to the Merger or the other transactions contemplated hereby that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Acquisition Sub to acquire or hold, or exercise full rights of ownership of, any shares of Surviving Corporation Common Stock, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries or of Parent and its Subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect.

  (b) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order or legal restraint or prohibition enacted, entered, promulgated, enforced, issued or deemed applicable to the Merger or the transactions contemplated thereby, or any other action shall be taken by any Governmental Authority or court, in each case preventing the consummation of the Merger or the transactions contemplated thereby, shall be in effect.

  Section 6.05. Directors. All directors of the Company whose resignation is requested by Parent at least five days before the Closing Date will have submitted their resignations as directors effective as of the Closing Date.

  Section 6.06. Dissenting Shares. No more than ten percent of the issued and outstanding shares of any class of equity securities of the Company entitled to dissenters rights as of the Closing Date shall be Dissenting Shares entitled to receive the Dissenting Consideration as provided in Section 1.12 hereof.

  Section 6.07. Options. Each outstanding Option issued under the 1982 Stock Option Plan, the 1992 Stock Option Plan and the Director Option Plan shall have been amended as contemplated by Section 1.14.

  Section 6.08. Certificates. The Company shall have furnished Parent with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by Parent. The form and substance of all opinions, certificates and other documents hereunder shall be satisfactory in all reasonable respects to Parent and its counsel.

                                  ARTICLE VII

                 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

  Each and every obligation of Company under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by the Company except as otherwise provided 44 by law, provided that, upon the Consummation of the Offer, each of the following conditions (other than the conditions set forth in Sections 7.03 and 7.04) shall be deemed waived by the Company:

  Section 7.01. Representations and Warranties True. The representations and warranties of Parent and Acquisition Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations that are not so qualified shall be true and correct in all material respects, in each case on and as of the date hereof and on and as of the Effective Date.

  Section 7.02. Parent's and Acquisition Sub's Performance. Each of the obligations of Parent and Acquisition Sub to be performed by them on or before the Closing Date pursuant to the terms hereof shall have been duly performed and complied with in all material respects by the Closing.

  Section 7.03. Authorization of Merger. (a) All corporate action necessary by Acquisition Sub and Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and Acquisition Sub shall have full right and power to merge on the terms provided herein. The Company's stockholders shall have approved the Merger at the Special Meeting called for that purpose.

  (b) All consents, approvals and authorizations from third Persons and Governmental Authorities identified on Schedule 2.05 required to consummate the transactions contemplated by this Agreement shall have been obtained.

  (c) All applicable waiting periods under the HSR Act shall have expired or been terminated.

  Section 7.04. Absence of Litigation. No Judgment shall have been entered by a Governmental Authority with proper jurisdiction and not revised prohibiting the Merger, and no Legal Action shall have been instituted by any Governmental Authority challenging the Merger which if successful would prohibit the consummation of the Merger.

  Section 7.05. Certificates. Parent and Acquisition Sub shall have furnished Company with such certificates of their respective officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Company. The form and substance of all certificates and other documents hereunder shall be satisfactory in all reasonable respects to Company and its counsel.

                                 ARTICLE VIII

                                    CLOSING

  Section 8.01. Time and Place. Subject to the provisions of Articles VI, VII and IX hereof, the closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 9:30 a.m., local time, on a date (the "Closing Date") which is to be:

    (a) as soon as practicable after the latest to occur of the date by which the stockholders of the Company shall have approved the Merger pursuant to
  Section 5.03, the date of expiration or termination of any waiting period, including any extensions thereof, which may be applicable to the Merger under the provisions of the HSR Act, or the date of satisfaction of all other conditions to the Closing set forth herein the satisfaction of which is not waived other than conditions that, by their terms, are to be satisfied on the Closing Date; or

    (b) such other place, at such other time, or on such other date as Parent, Acquisition Sub and the Company may mutually agree upon for the Closing to take place.

  The Closing Date shall be the Effective Date.

  Section 8.02. Deliveries at the Closing. Subject to the provisions of Articles VI, VII and IX hereof, at the Closing:

    (a) If the Consummation of the Offer shall not have occurred, there shall be delivered to Parent, Acquisition Sub and the Company the certificates and other documents and instruments required to be delivered under Articles VI and VII hereof.

    (b) Parent, Acquisition Sub and Company shall cause the Articles of Merger to be filed in accordance with the provisions of the MBCL and shall take any and all other lawful actions and do any and all other lawful things necessary to effect the Merger and to cause the Merger to become effective.

                                  ARTICLE IX

                   TERMINATION AND ABANDONMENT OF THE MERGER

  Section 9.01. Termination. (a) Unless the Consummation of the Offer shall have occurred and Designated Directors shall constitute at least a majority of the members of the Board of Directors of the Company, this Agreement shall be terminated, and the Merger abandoned, if the stockholders of the Company fail to approve the Merger as contemplated by Section 5.03 hereof.

  (b) Notwithstanding approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company or by the sole stockholder of Acquisition Sub, this Agreement may be terminated, and the Offer and the Merger abandoned, at any time prior to the Effective Date:

    (i) by the mutual consent of Parent, Acquisition Sub and the Company; or

    (ii) unless the Consummation of the Offer shall have occurred and Designated Directors shall constitute at least a majority of the members of the Board of Directors of the Company, by Parent, Acquisition Sub or the Company at any time after June 30, 1998; or

    (iii) by Parent or Acquisition Sub, (A) if the Offer terminates without any shares being accepted for payment due to (x) failure of the Minimum Condition or (y) any of the other conditions set forth in Exhibit A hereto (other than solely paragraph (c) thereto) shall have become impossible to fulfill and shall not have been waived, (B) if any of the conditions set forth in Article VI hereof shall become impossible to fulfill and shall not have been waived or deemed waived in accordance with the terms of this Agreement (it being understood that with respect to Section 6.04(b) any condition therein relating to an order, injunction or judicial decree shall be deemed not to have become impossible to fulfill until such order, injunction or decree shall have become final and non-appealable) or (C) if the Board of Directors pursuant to Section 5.12(b) withdraws or modifies its approval or recommendation of this Agreement, the Offer or the Merger; or

    (iv) by the Company, if any of the conditions set forth in Article VII hereof shall become impossible to fulfill, and shall not have been waived in accordance with the terms of this Agreement; or

    (v) unless the Consummation of the Offer shall have occurred and Designated Directors shall constitute at least a majority of the members of the Board of Directors of the Company, by Parent or Acquisition Sub if the Company fails to perform in any material respect any of its obligations hereunder or breaches in any material respect any provision hereof, and the Company has failed to perform such obligation or cure such breach, within 10 days of its receipt of written notice thereof from Parent or Acquisition Sub, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

    (vi) by the Company if Parent or Acquisition Sub fails to perform in any material respect any of its obligations hereunder or breaches in any material respect any provision hereof, and Parent and Acquisition Sub have failed to perform such obligation or cure such breach, within 10 days of its receipt of written notice thereof from the Company, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

    (vii) by the Company if (A) the Board of Directors pursuant to Section 5.12(b) withdraws or modifies its approval or recommendation of this Agreement, the Offer or the Merger and (B) the Company pays Parent all Expenses and the Alternate Transaction Fee in cash, in each case as provided in Section 10.01(b); or

    (viii) by the Company if Acquisition Sub (A) shall have failed to commence the Offer within the time required under the Exchange Act or (B) shall have failed to pay for any Company Common Stock or Preference Stock accepted for payment pursuant to the Offer and, in the case of clause (B), Acquisition Sub shall have failed to make such payment within three business days of receipt of written notice thereof from the Company.

  Section 9.02. Effect of Termination. (a) In the event of the termination and abandonment of this Agreement and the Merger:

    (i) this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except as provided in Article X hereof; provided that, except as provided in Sections 9.02(b) and 9.02(c), each party shall have the right to bring suit against any other party for any breach of this Agreement; and

    (ii) upon written request, each party will redeliver all documents, work papers and other material and all copies thereof of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same and, at the request of any other party, will destroy any analyses, compilations, studies or other documents prepared using such furnished information.

  (b) Notwithstanding any provisions to the contrary herein, the sole remedy of Parent or Acquisition Sub for a breach by the Company of any representation or warranty set forth in Article II of this Agreement shall be the termination of this Agreement (if permitted by Section 9.01) unless such breach was made with the actual knowledge of the President of the Company or the Vice President and General Counsel of the Company, after due inquiry of other managerial employees of the Company who would be reasonably expected to have knowledge as to the matter represented (a "Company Willful Misrepresentation").

  (c) Notwithstanding any provisions to the contrary herein, the sole remedy of the Company for a breach by Parent or Acquisition Sub of any representation or warranty set forth in Article III or IV, respectively, of this Agreement shall be the termination of this Agreement (if permitted by Section 9.01) unless such breach was made with the actual knowledge of the President or Executive Vice President of Parent, after due inquiry of other managerial employees of Parent who would be reasonably expected to have knowledge as to the matter represented (a "Parent Willful Misrepresentation").

  Section 9.03. Procedure for Termination and Amendment. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement in accordance with Section 10.07 shall, in order to be effective, require in the case of the Company action by its Board of Directors or the duly authorized designee of its Board of Directors. In the event that Acquisition Sub's designees are appointed or elected to the Board of Directors of the Company as provided in Section 5.21, after the Consummation of the Offer and prior to the Effective Time, the affirmative vote of at least a majority of the Continuing Directors shall be required for the Company to agree to amend, waive compliance with or terminate this Agreement.

                                   ARTICLE X

                                 MISCELLANEOUS

  Section 10.01. Expenses; Alternate Transaction Fee. (a) Except as provided by Section 10.01(b), (c) or (d) each of the parties hereto shall bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, fees, commissions and expenses (including, without limitation, all filing, printing, copying, mailing, telephone, transportation and delivery charges) payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the Consummation of the Offer occurs or the Merger is consummated.
  (b) If the Board of Directors of the Company pursuant to Section 5.12(b) wishes to withdraw or adversely modify its approval or recommendation of this Agreement, the Offer or the Merger, prior to exercising its rights under
Section 5.12(b), the Company shall pay in same day funds to Parent: (i) its Expenses incurred to date and thereafter shall pay in same day funds to Parent within one business day after demand therefor all subsequently incurred Expenses, provided that the Company shall not be obligated hereunder to pay any such Expenses to the extent they exceed an aggregate of $1 million and
(ii) an alternative transaction fee of $1.5 million (the "Alternate Transaction Fee"). For purposes of Sections 10.01(b) and (c), "Expenses" shall mean all out-of-pocket fees and expenses (including without limitation all travel expenses and all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent or Acquisition Sub) incurred or paid by or on behalf of Parent or Acquisition Sub after January 1, 1996, in connection with or leading to this Agreement, the transactions contemplated hereby, and performing or securing the performance of the obligations of the parties hereunder, including, without limitation, such fees and expenses related to preparation and negotiation of documentation and conducting due diligence. Parent shall within 36 hours after request therefor advise the Company of an estimate of its Expenses if the Company wishes to exercise its rights under Section 5.12(b).

  (c) In the event a takeover proposal from a party other than Parent or one of its affiliates is received by the Company or publicly disclosed prior to the expiration of the Offer (or in the case of clauses (B) and (C), prior to the Special Meeting) or, if earlier, termination of this Agreement, and (A) at the scheduled expiration date of the Offer a sufficient number of shares of Company Common Stock and Preference Stock shall not have been tendered to satisfy the Minimum Condition, (B) at the Special Meeting the required approval of the Merger by the Company's stockholders is not obtained, or (C) this Agreement is terminated (other than by the Company pursuant to Section 9.01(vi)) prior to a vote on the Merger at the Special Meeting, unless the Consummation of the Offer shall have occurred the Company shall pay in same day funds to Parent within two business days after the earlier of such expiration date, Special Meeting or termination of this Agreement (i) all Expenses incurred to date and thereafter will pay in same day funds to Parent within one business day after demand therefor all subsequently incurred Expenses, provided, that the Company shall not be obligated hereunder to pay any such Expenses to the extent they exceed an aggregate of $1 million, and
(ii) the Alternate Transaction Fee.

  (d) In the event this Agreement is terminated, the Offer is terminated or the Merger does not occur (i) solely due to a breach by Parent or Acquisition Sub of any of its covenants or obligations hereunder or due to a Parent Willful Misrepresentation or (ii) solely due to a breach by the Company of any of its covenants or obligations hereunder or due to a Company Willful Misrepresentation, then in the case of a termination pursuant to clause (i) above, Parent and Acquisition Sub shall promptly pay to the Company, and in the case of termination pursuant to clause (ii) above, the Company shall promptly pay to Parent and Acquisition Sub, in same day funds all Expenses incurred to date (after giving credit for any reimbursement already made under Section 10.01(b) or (c)) and thereafter shall pay in same day funds within one business day after demand therefor all subsequently incurred Expenses. For purposes of this paragraph 10.01(d) "Expenses" shall mean all out-of-pocket fees and expenses (including without limitation all travel expenses and all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent or the Company, as the case may be) incurred or paid by or on behalf of Parent, Acquisition Sub or the Company, as the case may be, after January 1, 1996, in connection with or leading to this Agreement, the transactions contemplated hereby, and performing or securing performance of the obligations of the parties hereunder, including, without limitation, such fees and expenses related to preparation and negotiation of documentation and conducting due diligence. This Section shall not limit damages that would otherwise be recoverable for breaches hereunder.

  Section 10.02. Non-Survival of Representations and Warranties. The respective representations and warranties, obligations, covenants and agreements of the Company, Parent and Acquisition Sub contained herein or in any Schedule, certificate or letter delivered pursuant hereto (other than those contained in Section 10.01 hereof and those which by their terms extend beyond the Effective Date or termination of this Agreement) shall expire with, and be terminated and extinguished by the effectiveness of the Merger and shall not survive the Effective Date or, if earlier, the date of termination of this Agreement pursuant to Article IX hereof.

  Section 10.03. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement and shall not in any manner affect the meaning or interpretation of the terms of this Agreement.

  Section 10.04. Notices. (a) Any notices or other communications required or permitted hereunder shall be addressed as follows:

     If to Parent or Acquisition Sub to:
     CertainTeed Corporation
     750 E. Swedesford Road
     Valley Forge, Pennsylvania 19482
     Attn: Bradford C. Mattson
            Executive Vice President
     Tel: (610) 341-7922
     Fax: (610) 341-7112

     Cravath, Swaine & Moore
     825 Eighth Avenue
     New York, New York 10019
     Attn: Philip A. Gelston
     Tel: (212) 474-1548
     Fax: (212) 474-3700

  If to the Company to:

     Bird Corporation
     1077 Pleasant Street
     Norwood, Massachusetts 02062-6714
     Attn: Richard C. Maloof
            President
     Tel: (781) 551-0656
     Fax: (781) 769-0434

  Copy to:

     Timothy B. Bancroft, Esq.
     Warner & Stackpole LLP
     75 State Street
     Boston, Massachusetts 02109
     Tel: (617) 951-9152
     Fax: (617) 951-9151

or such other address as shall be furnished in writing by either party in accordance with this Section 10.04, and any such notice or communication shall be deemed to have been given as of the date so mailed.

  (b) Notices or other communications shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three business days after being mailed, (iii) if delivered by overnight courier or similar service, upon delivery, or (iv) if given by fax, upon confirmation of transmission by fax; provided that if such notice or other communications would be otherwise deemed given on a day which is not a business day, the delivery shall be deemed given the first business day following such day.

  Section 10.05. Assignment. This Agreement and all of the provisions hereof shall be binding upon and to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, either in whole or in part, without the prior written consent of the other parties hereto.

  Section 10.06. Complete Agreement. This Agreement, including the Schedules, exhibits and other writings referred to herein or delivered pursuant hereto, contains the entire understanding among the parties with respect to the Offer, the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto, except for the Confidentiality Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein.

  Section 10.07. Amendments and Waivers. (a) Subject to the provisions contained in Articles VI and VII hereof and subject to Section 9.03, at any time prior to the Effective Date if authorized by their respective Boards of Directors and to the extent permitted by law, the parties hereto may, by written agreement, modify, amend, or supplement any term or provision of this Agreement. Any written instrument or agreement referred to in this paragraph shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of the Company, Parent and Acquisition Sub by a person authorized to sign this Agreement on their behalf.

  (b) This Agreement may be amended at any time only by a written instrument executed by the Company, Parent and Acquisition Sub. No delay on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right, nor shall any waiver, express or implied, by any party hereto of any right hereunder or of any failure to provide and perform hereunder or breach hereof by either party hereto constitute or be deemed to constitute a waiver of any other failure to provide and perform hereunder or breach hereof by any party hereto whether of a similar or dissimilar nature thereto.

  Section 10.08. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

  Section 10.09. Governing Law. EXCEPT AS TO THE PROVISIONS OF SECTIONS 1.03 THROUGH 1.14 (WHICH SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS), THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS RULES) AS TO ALL MATTERS, INCLUDING, BUT NOT LIMITED TO, MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE.

  Section 10.10. Accounting Terms. All accounting terms used herein that are not expressly defined in this Agreement shall have the meanings given to them in accordance with GAAP.

  Section 10.11. Parties. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons or entities other than the parties hereto and their respective successors and permitted assigns in accordance with Section 10.05 hereof, except for the provisions of Section 5.15. Without limiting the foregoing, no third Person shall be a beneficiary of any provision of this Agreement, except for the provisions of Section 5.15.

  IN WITNESS WHEREOF, each of Parent, Acquisition Sub and the Company has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the day and year first above written.

                                          BIRD CORPORATION,

                                                 /s/ Richard C. Maloof
                                          By: _________________________________
                                             Name:Richard C. Maloof
[Seal]                                       Title:President

                                                   /s/ Frank Anthony
                                          By: _________________________________
                                             Name:Frank Anthony
                                             Title:Vice President

                                               /s/ Donald L. Sloper, Jr.
                                          By: _________________________________
                                             Name:Donald L. Sloper, Jr.
                                             Title:Treasurer

                                          CERTAINTEED CORPORATION,

                                                  /s/ James E. Hilyard
                                          By: _________________________________
                                             Name:James E. Hilyard
                                             Title:Vice President

                                          BI EXPANSION II CORP.,

                                                  /s/ James E. Hilyard
                                          By: _________________________________
                                             Name:James E. Hilyard
[Seal]                                       Title:Vice President

                                                   /s/ John R. Mesher
                                          By: _________________________________
                                             Name:John R. Mesher
                                             Title:Assistant Treasurer

                                                                      EXHIBIT A

                            CONDITIONS TO THE OFFER

  Notwithstanding any other term of the Offer or this Agreement, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, to pay for any shares of Company Common Stock or Preference Stock tendered pursuant to the Offer unless, (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Company Common Stock that would constitute at least 66 2/3% of the outstanding shares (determined on a fully diluted basis) of Company Common Stock, (ii) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Preference Stock that would constitute at least 66 2/3% of the outstanding shares of Preference Stock (clauses (i) and (ii) together being the "Minimum Condition"), (iii) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock and Preference Stock pursuant to the Offer shall have expired or been terminated and (iv) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required or necessary in connection with the Offer, the Merger and this Agreement and the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect. Furthermore, notwithstanding any other term of the Offer or this Agreement, Acquisition Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock or Preference Stock not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the Consummation of the Offer, any of the following conditions exist:

    (a) The representations and warranties of the Company contained in this Agreement (without regard to any information provided under Section 5.04) that are qualified as to materiality shall not be true and correct, and the representations that are not so qualified shall not be true and correct in all material respects, in each case on and as of the date hereof and on and as of the date of the scheduled expiration of the Offer.

    (b) Any of the obligations of the Company to be performed by it on or before the date of the scheduled expiration of the Offer pursuant to the terms of this Agreement shall not have been duly performed or complied with in all material respects by that date.

    (c) Since the Balance Sheet Date, there shall have occurred (or it shall be reasonably expected that there will be) any event, change or circumstance causing, or reasonably anticipated to cause in the future, any Material Adverse Effect.

    (d) Any consents, approvals and authorizations from third Persons and Governmental Authorities identified on Schedule 2.05 and Schedule 2.11(b) required to consummate the transactions contemplated by this Agreement shall not have been obtained.

    (e) There shall be pending or threatened any suit, action or proceeding by any Governmental Authority (i) challenging the acquisition by Parent or Acquisition Sub of any shares of Company Common Stock or Preference Stock, seeking to restrain or prohibit the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Acquisition Sub any damages related to the Offer, the Merger or the other transactions contemplated hereby that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Acquisition Sub to acquire or hold, or exercise full rights of ownership of, any shares of Surviving Corporation Common Stock, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries or of Parent and its Subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect.

    (f) There shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Authority or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (e) above.

    (g) The Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer, the Merger or this Agreement or resolved to take any of such actions.

    (h) The Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of Acquisition Sub and Parent and may, subject to the terms of the Agreement, be waived by Acquisition Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                       ANNEX II

                   MASSACHUSETTS GENERAL LAWS CHAPTER 156B,
                            SECTIONS 85 THROUGH 98:
                       RIGHTS OF DISSENTING STOCKHOLDERS

(S)85.  DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK; EXCEPTION

  A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

(S)86.  SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

  If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

(S)87.  STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING;
FORM

  The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

  "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

(S)88.  NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

  The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of

                                     AII-1
which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

(S)89.  DEMAND FOR PAYMENT; TIME FOR PAYMENT

  If within twenty days after the date of mailing of a notice under subsection
(e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

(S)90.  DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

  If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

(S)91.  PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

  If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

(S)92.  DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

  After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

                                     AII-2

(S)93.  REFERENCE TO SPECIAL MASTER

  The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

(S)94.  NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

  On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for notation thereon of the pendency of the bill, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

(S)95.  COSTS; INTEREST

  The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

(S)96.  DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

  Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

    (1) A bill shall not be filed within the time provided in section ninety;

    (2) A bill, if filed, shall be dismissed as to such stockholder; or

    (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

  Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

(S)97.  STATUS OF SHARES PAID FOR

  The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

(S)98.  EXCLUSIVE REMEDY; EXCEPTION

  The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                     AII-3

                                                                      ANNEX III

                                LEHMAN BROTHERS

                                                               January 12, 1998

Bird Corporation
1077 Pleasant Street
Norwood, MA 02062

Members of the Board:

  We understand that Bird Corporation ("Bird" or the "Company") proposes to enter into a merger agreement with CertainTeed Corporation ("CertainTeed") pursuant to which CertainTeed will acquire all of the capital stock of the Company for aggregate consideration of $39.8 million in cash and assumption of the Company's outstanding indebtedness, which as of September 30, 1997, was approximately $3.5 million (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the draft merger agreement dated January 9, 1998 among Bird, CertainTeed and BI Expansion II Corp. (the "Agreement").

  We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be paid by CertainTeed in the Proposed Transaction. Our opinion does not in any manner address: (i) the Company's underlying business decision to proceed with or effect the Proposed Transaction or (ii) consideration to be received by any class of stockholders of the Company.

  In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company (including without limitation the Company's recent financial results in comparison to original budget), (4) a trading history of the Company's capital stock from January 1995 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, and (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with management of the Company concerning indications of interest received from, and discussions with, potential strategic buyers of the Company with respect to an acquisition of the Company. We also have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and the current competitive environment in its industry, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we have relied upon such projections in arriving at our opinion. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any proposals from any third party with respect to the purchase of all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid by CertainTeed in the Proposed Transaction is fair to the stockholders of the Company.

  We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for the delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

  This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether to accept the consideration to be offered to such stockholder in connection with the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                    AIII- 2